As filed with the Securities and Exchange Commission on October 29, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEXXUS LIGHTING, INC.

(Exact name of registrant as specified in its charter)

Delaware	3357	59-3046866
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

(704) 405-0416

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Bauer

Chief Executive Officer

Nexxus Lighting, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

(704) 405-0416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzan A. Abramson, Esq. Kirsten L. Bartholomew, Esq. Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 (407) 843-4600	Michael S. Turner, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.001 par value per share	5,000,000	$5.06	$25,300,000	$1,412

(1)	Includes shares of common stock that may be sold, if any, pursuant to the underwriters’ over-allotment option.
(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. Calculated based on the average of the high and low sales prices of our common stock as reported on The NASDAQ Capital Market on October 26, 2009.

(3)

No registration fee is being paid in connection with the filing of this registration statement. The registration fee is being offset, pursuant to Rule 457(p) of the Securities Act, by the $1,503 of registration fees paid in connection with the registrant’s filing of Registration Statement No. 333-153237 (initially filed on August 28, 2008 and withdrawn on November 13, 2008).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The underwriters may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 29, 2009

PROSPECTUS

5,000,000 shares

Nexxus Lighting, Inc.

Common Stock

We are offering 5,000,000 shares of our common stock. Our common stock is listed on The NASDAQ Capital Market under the symbol “NEXS.” On October 28, 2009, the last reported sale price of our common stock on The NASDAQ Capital Market was $5.15 per share.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page 8 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to Nexxus Lighting, Inc.	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of our common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

The underwriters expect to deliver the shares on or about                     , 2009.

Canaccord Adams	Wedbush Securities

The date of this prospectus is                     , 2009

array™ lighting

Array Lighting provides LED lamps/light bulbs for applications that include retail, commercial, institutional and hospitality. Array lamps utilize patent pending Selective Heat Sink Technology to provide high efficacy arrays of low power LED's in lamps to produce quality in solid state lighting.

www.arraylighting.com

LUMificient™
A Nexxus Lighting Company

BURNSVILLE
CENTER

Lumificient Corporation provides solid-state LED lighting technology for the sign lighting, commercial, architectural and OEM lighting markets. Brands include Hyperion R-Lite™ & Lumeon 360™.

www.lumificient.com

NEXXUS™
POOL AND SPA

Nexxus Lighting Pool and Spa Division is focused on LED and Fiber Optic lighting for pools, spas, landscape and deck lighting, step lighting, waterfalls and waterfeatures. These products are marketed and sold to wholesale distributors and on an OEM basis.

www.nexxuslighting.com/pool

NEXXUS™
LIGHTING

Commercial Lighting Division

Nexxus Commercial Lighting provides solid state LED and fiber optic lighting in the commercial, architectural, signage and retail lighting markets.

www.nexxuslighting.com/commercial

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

We own, have rights to or have applied for the trademarks and trade names that we use in conjunction with our business, including our logo. All other trademarks and trade names appearing in this prospectus are the property of their respective holders.

In this prospectus we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Some data is also based on our good faith estimates, which are derived from our review of internal surveys and studies, as well as independent industry publications. Although we believe that these outside sources are reliable, we have not independently verified, and do not guarantee, the accuracy and completeness of this information.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section in this prospectus. Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. All references in this prospectus to “Nexxus,” “Nexxus Lighting,” “we,” “us,” “our company” or “our” refer to Nexxus Lighting, Inc. and its consolidated subsidiaries, except where it is clear that such terms mean only Nexxus Lighting, Inc. or our subsidiaries, Advanced Lighting Systems, LLC and Lumificient Corporation.

Overview

We design, manufacture, market and sell advanced lighting solutions, including light emitting diode (LED) and fiber optic lighting. We offer a broad range of technically innovative white light, color-changing and fixed-color lighting solutions that are used for applications in commercial/architectural and pool and spa markets. Our solutions provide many benefits over traditional incandescent, halogen and fluorescent light sources, including lower energy consumption, longer life spans, absence of hazardous materials, decreased maintenance costs and greater design flexibility.

Our advanced lighting systems are based on proprietary designs and patented technologies associated with electrical, optical, mechanical and thermal engineering. We have developed domain expertise and applications knowledge for end-user requirements in diverse markets. As a result, we are able to offer advanced lighting solutions, which provide a demonstrable value proposition in terms of performance and overall cost.

According to the Freedonia Group, worldwide demand for lighting fixtures was estimated to be approximately $91 billion in 2007. The global lighting industry includes a variety of technologies, including incandescent, fluorescent, halogen, high intensity discharge (HID), neon and advanced lighting solutions, such as LED lighting. Product selection is influenced by a number of factors, including overall cost, and visual and physical product features, as well as regulatory and environmental factors. With rapid advancements in the performance, efficiency and cost of energy-efficient lighting, including LED-based solutions, traditional light sources, such as incandescent lamps, are beginning to be replaced by advanced technologies with lower operating costs over their useful lives. In addition, the energy efficient nature of LED technology makes it an environmentally friendly light source and the compact size of LEDs has created new possibilities in lighting fixture design. We believe our unique advanced lighting solutions are well positioned to increasingly displace traditional lighting in each of our targeted markets.

We believe that we offer one of the broadest portfolios of advanced lighting solutions. Our LED products include replacement lamps, flood lights and linear strips. We also offer LED-based signage, channel letter and contour lighting. These products are marketed under the Array™, Savi®, eLUM™, LiveLED™ and HYPERION™ brands. Our fiber optic products include fixtures, cable and light sources, and are sold under the Nexxus® brand. End-users utilize our products for interior and exterior lighting to provide illumination and create ambience and unique visual effects which we believe are superior to traditional lighting sources.

We organize our company by division, each with a specific market focus, in order to broaden the adoption of our advanced lighting solutions across a number of end markets. Strong relationships with distribution partners enable us to educate a broad audience about the benefits of our advanced lighting solutions. These relationships also allow us to garner early notice of industry trends, which assist us in developing and bringing to market products that are responsive to the evolving needs of the lighting industry. We believe we can advance our goal of becoming the leading provider of advanced lighting solutions by investing in our technology position, developing new innovative products, leveraging the strengths of our distribution channel and selectively pursuing strategic acquisitions.

Our Competitive Advantages

We believe the following strengths of our company provide us with competitive advantages in the marketplace:

•

Industry Leading, Energy Efficient and Environmentally Conscious Lighting Solutions.    In addition to our robust portfolio of color-changing lighting solutions, we have added a number of highly efficient white light LED products to our product offerings, including the Savi SHO White, Savi Linear, Savi Floodstrip and Savi Mini Sconce. Further, we have recently introduced and are currently selling our Array brand of LED light bulbs, which we believe to be the highest efficacy LED lighting system in the industry. We began initial shipments of Array products at the end of 2008 and continued the launch in the first quarter of 2009. We believe our Array products are significantly differentiated in terms of design and performance from competitive products. We expect that sales of our Array products will continue to grow and increase as a percentage of total revenues.

•

Proprietary Technology and Intellectual Property.    We have 36 issued and 38 pending patents. This portfolio of intellectual property has been commercialized into a broad range of advanced lighting solutions. We plan to continue making strategic investments in intellectual property through ongoing engineering expenditures, industry partnerships, licensing arrangements and the pursuit of complementary businesses.

•

Reliable, High Quality and Cost Competitive Solutions.    We design, manufacture and sell high quality and reliable products with demonstrable performance advantages that are cost competitive. For example, our Array products are designed to operate for up to 50,000 hours.

•

Breadth of Advanced Lighting Solutions.    We believe that we offer one of the industry’s broadest lines of advanced lighting solutions. We believe the combination of our broad product line, our extensive engineering and manufacturing know-how, and deep knowledge of our target markets are highly valued by customers and are key to our ongoing success.

•

Experienced Management Team.    Our senior management team includes individuals with diverse backgrounds and broad experience. Our management team has demonstrated the ability to drive organic growth and pursue and integrate strategic acquisitions.

Our Growth Strategy

Our objective is to become the leading provider of advanced lighting solutions. Key elements of our growth strategy include:

•

Expanding our White Light LED Product Portfolio.    Based on our proprietary Selective Heat Sink technology platform, a new and innovative approach to thermal management which uses proprietary design and materials to lower thermal resistance, we are expanding our white light LED product portfolio for general illumination. Our first offering based on this technology is our Array product line which we believe is our best opportunity for growth in the commercial market. We believe this product has some of the most unique features and one of the highest efficacy levels in the industry. It also incorporates dimming capabilities that work with standard commercial dimmers. We intend to expand our product offerings by leveraging the technological advancements of Array. We expect that our white light LED solutions will be highly attractive alternatives to traditional lighting solutions and other competitive LED offerings and will eventually provide a significant portion of our future revenue.

•

Developing and Protecting Our Intellectual Property and Exploring Licensing Opportunities.    We have devoted significant resources to building an advanced research and development team for developing complimentary intellectual property to expand our portfolio of advanced lighting technologies. The strength of our intellectual property portfolio allows us to compete on the basis of our technology, which we believe gives us an advantage over many of our competitors.

•

Capitalizing on Opportunities in Our Target Markets.    We believe there is a growing need for unique advanced lighting solutions across our target markets, which include applications in the commercial/architectural and pool and spa markets. By introducing new products and expanding sales of existing products, we believe that we can significantly improve operational efficiency by reducing our cost of materials, components and manufacturing. Expanding our products and increasing our sales also allows us to gain additional leverage from sales representatives within our distribution network.

•

Leveraging the Strength of Our Distribution Network.    We have an independent global sales and distribution network. In North America, we have over 100 commercial lighting agencies selling through major electrical distributors. Internationally, we have 68 additional distributors serving over 46 countries.

•

Pursuing Strategic Acquisitions.    We believe that strategic acquisitions may help us broaden our product offerings, expand our markets, leverage our research and development capabilities and enhance our distribution channels.

Risk Factors

Our business is subject to numerous risks which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Principal risks of our business include:

•	We have a history of operating losses and may incur losses in the future.

•	The current downturn in economic and market conditions and construction trends could materially and adversely affect our business.

•	If our advanced lighting products do not gain wider market acceptance, prospects for our growth and profitability may be limited.

•

If demand for our new Array brand of LED light bulbs in the general lighting market fails to emerge or we fail in the execution of the manufacture, distribution or introduction of the Array product line, we may not be able to carry out our long-term business strategies.

•	We may reorganize our company, operations and product offerings, which may cause us to incur greater losses and create disruptions to our business.

•	If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

•	If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

Equity Restructuring and Benefits to our Affiliates

On October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock, including certain of our directors or entities affiliated with them, to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange will only be effective upon consummation of this offering and, following the closing of the Exchange, we will have no shares of Series A preferred stock outstanding. The shares of Series A preferred stock were originally issued by us in a November 2008 private placement. Holders of the Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance. Pursuant to the terms of our Series A preferred stock, at the option of the holder, if we raise $20 million or more in this offering, we will be obligated to redeem all of our outstanding Series A preferred stock.

As a result of the Exchange, simultaneously with the closing of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for shares of our common stock. The number of shares of common stock to be delivered in the Exchange will be determined by dividing $5,455,750 (which represents the stated value of the Series A preferred stock) by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. The shares of common stock issued in connection with the Exchange will be freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, whose sales will be subject to certain limitations and restrictions.

In addition, simultaneously with the closing of this offering, we will exchange the remaining 480 shares of our Series A preferred stock, with a stated value of $2,400,000, which are owned by certain of our directors or entities affiliated with them, for convertible promissory notes in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock. Of this amount, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will receive convertible promissory notes in the aggregate principal amount of $1,650,000 and warrants to purchase 642,840 shares of our common stock and Michael Brown, one of our directors, will receive convertible promissory notes aggregating $750,000 and warrants to purchase 292,200 shares of our common stock.

We intend to use approximately $0.8 million of the net proceeds of this offering to pay accumulated dividends on our Series A preferred stock. We are obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of this offering. Of this amount, entities affiliated with Mariner Private Equity, LLC will receive approximately $159,500 and Michael Brown will receive approximately $72,500. See “Certain Relationships and Related Party Transactions.”

We intend to use approximately $4.0 million of the net proceeds from this offering to repay all of the outstanding principal amount and accrued interest on secured promissory notes we issued in June 2009. The holders of such notes include certain of our directors or entities affiliated with them. In connection with the repayment of our June 2009 secured promissory notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will be repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, will be repaid $100,000 in principal amount plus all accrued but unpaid interest. See “Certain Relationships and Related Party Transactions.”

Corporate Information

In April 2007, we changed our name from Super Vision International, Inc. to Nexxus Lighting, Inc. Our principal executive offices are located at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262. Our telephone number is (704) 405-0416 and our website is located at www.nexxuslighting.com. The information on, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Common stock we are offering	5,000,000 shares

Over-allotment option	750,000 shares

Common stock to be outstanding after this offering	13,522,224 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million based on an assumed offering price of $ per share (the last reported sale price of our common stock on The NASDAQ Capital Market on , 2009) and after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes, the repayment of approximately $4.0 million in principal amount and related interest on secured promissory notes issued in June 2009, the payment of approximately $0.8 million of accumulated dividends on our Series A preferred stock and potentially for strategic acquisitions and investments. See “Use of Proceeds.” Of the $4.0 million of net proceeds we intend to use for repayment of the secured promissory notes issued in June 2009, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will be repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, will be repaid $100,000 in principal amount plus all accrued but unpaid interest. Of the $0.8 million of net proceeds we intend to use to pay accumulated dividends on our Series A preferred stock, entities affiliated with Mariner Private Equity, LLC will receive approximately $159,500 and Michael Brown will receive approximately $72,500. See “Certain Relationships and Related Party Transactions.”

NASDAQ Capital Market symbol	“NEXS”

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 8,522,224 shares of our common stock outstanding as of June 30, 2009 and excludes:

•	712,746 shares of our common stock subject to options granted as of June 30, 2009 with a weighted average exercise price of $5.44 per share;

•	5,132,249 shares of our common stock subject to warrants granted as of June 30, 2009 with a weighted average exercise price of $4.19 per share;

•

Up to 874,184 shares of our common stock which may be issued pursuant to contractual obligations to grant additional warrants of which 589,184 shares have an exercise price of $6.40 and 285,000 shares have an exercise price of $6.43;

•	42,410 additional shares of our common stock reserved as of June 30, 2009 for future issuance under our stock option plans;

•	up to 1,322,000 shares of our common stock which may be issued pursuant to contractual earn-out provisions; and

•

shares of our common stock which may be issued in connection with the Exchange of our Series A preferred stock and the conversion of convertible promissory notes and exercise of the warrants to purchase 935,040 shares of our common stock issued pursuant to the Exchange.

Unless otherwise indicated, the share information in this prospectus assumes the underwriters do not exercise their over-allotment option to purchase up to an additional 750,000 shares of our common stock from us.

Summary Consolidated Financial Information

The following table presents our summary consolidated financial information for the periods indicated and should be read in conjunction with the information contained in “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Historical operating information may not be indicative of our future performance.

	For the year ended December 31,		For the six months ended June 30,
	2008	2007	2009	2008
			(unaudited)
Statement of Operations Data:
Revenue	$14,232,769	$10,200,349	$5,641,726	$6,863,373
Cost of sales	10,753,118	7,453,549	3,936,593	4,842,642

Gross profit	3,479,651	2,746,800	1,705,133	2,020,731
Operating expenses:
Selling, general and administrative	9,014,274	5,562,398	4,400,244	4,334,905
Research and development	746,836	417,661	238,103	294,179
Restructuring and impairment charge	2,922,331	—	—	—

Total operating expenses	12,683,441	5,980,059	4,638,347	4,629,084

Operating loss	(9,203,790)	(3,233,259)	(2,933,214)	(2,608,353)
Non-operating income (expense):
Interest income	62,347	295,379	2,406	45,611
Other income	41,822	36,684	—	35,056
Debt extinguishment costs	(628,271)	—	—	—
Abandoned offering costs	(318,853)	—	—	—
Interest expense	(323,208)	(38,940)	(28,626)	(48,840)

Total non-operating (expense) income, net	(1,166,163)	293,123	(26,220)	31,827

Net loss	$(10,369,953)	$(2,940,136)	$(2,959,434)	$(2,576,526)

Preferred Stock Dividends:
Amortization of the preferred stock beneficial conversion feature and preferred stock discount	(61,279)	—	(268,311)	—
Accrual of preferred stock dividends	(80,717)	—	(338,258)	—

Net loss attributable to common stockholders	$(10,511,949)	$(2,940,136)	$(3,566,003)	$(2,576,526)

Net loss per common share:
Basic and diluted loss per common share attributable to common stockholders	$(1.35)	$(0.44)	$(0.43)	$(0.34)

Weighted average shares outstanding:
Basic and diluted	7,790,708	6,751,947	8,267,605	7,474,512

	As of June 30, 2009
	Actual	Pro Forma As Adjusted(1)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$3,810,591	$
Working capital	6,480,260	$
Total assets	18,371,273	$
Total liabilities	6,786,679	$
Total stockholders’ equity	11,584,594	$

(1)

Reflects the results of (i) the sale by us of 5,000,000 shares of common stock in this offering at an assumed public offering price of $            per share (the last reported sale price of our common stock on The NASDAQ Capital Market on             , 2009) our receipt of $            of the estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us, (ii) the Exchange of all of our outstanding Series A preferred stock for either shares of our common stock or convertible notes and warrants, (iii) the anticipated use of approximately $3,812,493 (as of June 30, 2009) of the net proceeds from this offering to repay existing secured promissory notes and related accrued interest and the use of approximately $418,975 (as of June 30, 2009) to pay accumulated dividends on our Series A preferred stock. Pro forma total stockholders’ equity has also been adjusted to reflect the write off of approximately $192,505 of deferred unamortized loan costs and approximately $559,142 of debt discount resulting from the repayment of the promissory notes.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and a loss of all or part of your investment.

Risks Related to Our Business and Industry

We have a history of operating losses and may incur losses in the future.

We have experienced net losses of approximately $10,370,000 and $2,940,000 for each of the years ended December 31, 2008 and 2007, respectively, and a net loss of approximately $2,959,000 for the six months ended June 30, 2009. As of June 30, 2009, we had an accumulated deficit of approximately $24,036,000. Although management believes that we have addressed many of the legacy issues and expenses that have historically burdened our financial performance, we still face significant challenges in order to reach profitability, which make it difficult for you to evaluate our business. In order for us to attain profitability and growth, we will need to successfully address these challenges, including increasing our international sales, executing our production, marketing and sales plans for our new Array product line and improving our supply chain performance. We cannot estimate when or if we will achieve profitability in the future, and our business may not be as successful as we envision.

Our development and growth have caused significant strain on our financial resources resulting in losses, deficits and negative operating cash flows. We plan on continuing to make significant expenditures in administration, sales, marketing and product development to support our growth strategy, which we expect will result in operating losses through 2010 and potentially future periods. These expenditures may include costs associated with hiring additional personnel, expanding our sales and marketing activities, continuing our research and development relating to new products and enhancing existing products and manufacturing activities for our existing and new products, including our new Array product line. We expect that our operating expenses will continue to increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. The amount of these expenditures is difficult to forecast accurately and cost overruns may occur. We cannot be certain of the timing and extent of revenue receipts and expense disbursements. To become profitable, we will have to generate sufficient revenue while controlling our costs and expenses. If we are unable to generate sufficient revenue to become profitable, our ability to achieve our business objectives may be negatively impacted and the market price of our common stock could decline.

The current downturn in economic and market conditions and construction trends could materially and adversely affect our business.

Downturns in general economic and market conditions, both nationally and internationally, could have a material adverse effect on our business. In most areas, sales of new and existing homes have slowed and there has been a continued downturn in the housing market, as well as adverse changes in employment levels, job growth, consumer confidence and interest rates, in addition to an oversupply of commercial and residential buildings for sale. Sales of our legacy commercial lighting products depend significantly upon the level of new building construction and renovation, which are affected by housing market trends, interest rates and the weather. Sales of our legacy pool and spa lighting products depend substantially upon the level of new pool construction, which is also affected by housing market and construction trends. We expect sales of our Array products to be affected by energy costs, the extent of utility and government rebates for energy conservation, levels of cost savings initiatives and “green” environmental trends. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors, and such conditions and other factors affecting capital spending may affect the timing of orders. An economic downturn coupled with a decline in our revenue could adversely affect our ability to meet our capital requirements, support our working capital requirements and growth objectives, or otherwise adversely affect our business, financial condition and results of operations. As a result, any economic downturns generally or in our markets specifically, particularly those affecting new building construction and renovation or that cause end-users to reduce or delay their purchases of lighting products, signs or displays, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

We may reorganize our company, operations and product offerings which may cause us to incur greater losses and create disruptions to our business.

We derive most of our revenue from sales of products other than Array. Although most of these products are well established in the marketplace and we have sold them for many years, we have a history of operating losses in these businesses. Furthermore, current economic conditions have adversely affected demand for these products. We routinely review our operations for additional opportunities to reduce costs. Our analysis may lead to the determination to close, eliminate, rationalize or reduce operations and divisions and/or alter our sales, manufacturing and/or distribution structure. Should we decide to pursue any such changes, we may incur additional charges and losses in connections with such changes in the future, and such charges and losses may be material. In addition, we could experience difficulties, disruptions or delays in the implementation of any such changes and there can be no assurance that we will be able to implement these programs successfully or on a timely basis.

If demand for our new Array brand of LED light bulbs in the general lighting market fails to emerge or we fail in the execution of the manufacture or distribution of our Array product line, we may not be able to carry out our long-term business strategy.

Our long-term business strategy includes the penetration of the general lighting market with our new Array brand of white light LED light bulbs. We have devoted, and intend to continue to devote, substantial resources to the development of our Array product line and technologies suitable for use in the general lighting market. If demand for these products and technologies in the general lighting market does not develop and we do not receive sufficient revenue to offset these expenditures, our profitability would be harmed and our ability to carry out our long-term business strategy would be adversely affected.

We outsource all of the production of our new Array brand of products. We depend on two contract manufacturers to produce our Array product line at plants located in Minnesota and Mexico. Maintaining an adequate supply to meet demand for our Array products depends on our ability to execute on our production plan. We began producing and shipping small quantities of our Array products in the fourth quarter of 2008. In anticipation of increasing sales, we increased production of our Array products significantly in the fourth quarter of 2009. We can not be sure that we will meet our production schedule or that sales will meet our expectations. Any significant problems in the production process, including the operations of our contractors’ manufacturing facilities, could result in cancellation of shipments, loss of product in the process of being manufactured, or unplanned increases in production costs, any of which could have a material adverse affect on our business. In addition, there are inherent uncertainties associated with forecasting future demand for our new Array brand of products, and as a consequence, we may have inadequate capacity to meet actual demand. Alternatively, we may have an excess of available capacity, which could lead to excess capacity charges, resulting in an increase in our cost of sales.

If our advanced lighting systems do not gain wider market acceptance, prospects for our growth and profitability may be limited.

We derive sales and income primarily from sales of our LED and fiber optic lighting products. We face competition from both traditional lighting technologies, such as incandescent, florescent and neon lighting, and from competitors engaged in providing LED and fiber optic lighting products. Traditional lighting technologies have the advantage of a long history of market acceptance and familiarity as compared to our advanced lighting systems. Potential customers for our advanced lighting systems may be reluctant to adopt these as alternatives to traditional lighting technologies because of their higher initial cost to achieve comparable light output, although our advanced lighting systems tend to be more energy efficient and require less maintenance.

Our continued success will depend upon both the increased acceptance of our advanced lighting systems as an alternative to traditional lighting technologies and the development of higher lumen producing products to meet traditional lighting applications. Our future results are dependent upon sales growth of our advanced lighting systems in the commercial/architectural, retail, hospitality, entertainment and consumer lighting markets. As part of our sales and marketing strategy, we actively seek to educate our target markets as to the advantages of our advanced lighting systems. We believe that achievement of this objective is critical to our future success. Our advanced lighting systems may not continue to gain market share within the overall lighting market or competitors may introduce better lighting technologies, displacing LED and fiber optic lighting products in the market. If acceptance of our advanced lighting systems in general does not continue to grow, then opportunities to increase our revenue and operate profitably may be limited.

Substantial demand may not develop for the use of LED lighting in the general lighting market. Obstacles to adoption of LED lighting in the general lighting market include the high initial cost of high brightness white LEDs and the need for further advances in brightness, color characteristics, efficiency and the predicted life of the LEDs before they require replacement. Failure of LED manufacturers to introduce on a timely basis high brightness white light LEDs having satisfactory performance, quality and cost characteristics could delay the further development and enhancement of, or reduce the attractiveness to potential customers of, our Array product line.

The terms of our existing debt place restrictions on our operating and financial flexibility and if we raise additional capital through debt financing the terms of any new debt could further restrict our ability to operate our business.

In June 2009, we borrowed $3.8 million pursuant to a Note and Warrant Purchase Agreement with a limited number of accredited investors (the “Note Purchase Agreement”) and pledged substantially all of our assets as collateral for this loan. We intend to use approximately $4.0 million of the net proceeds from this offering to repay all of the outstanding principal amount plus all accrued but unpaid interest on this indebtedness. The Note Purchase Agreement restricts our ability to incur additional indebtedness, pay dividends and engage in significant business transactions such as a change of control, so long as we owe any amounts under the Note Purchase Agreement. Any of these restrictions could significantly limit our operating and financial flexibility and ability to respond to changes in our business or competitive activities. In addition, if we default under the Note Purchase Agreement, the noteholders may have the right to accelerate all of our repayment obligations under the Note Purchase Agreement and to take control of our pledged assets, which include our cash, cash equivalents and short-term investments, potentially requiring us to renegotiate the Note Purchase Agreement on terms less favorable to us or to immediately cease operations. An event of default under the Note Purchase Agreement includes failure to pay any principal or interest on the related notes, default in the performance of the Note Purchase Agreement or related documents, default under the terms of our Series A preferred stock, failure to pay any material indebtedness, commencement of a bankruptcy or similar proceeding, or a change in control. If we are liquidated, the noteholders’ right to repayment would be senior to the rights of the holders of our common stock to receive any proceeds from the liquidation. If we raise any additional debt financing, the terms of such debt could further restrict our operating and financial flexibility.

If we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we will need to keep pace with rapid changes in LED and fiber optic lighting technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have in the past experienced, and could in the future experience, delays in introduction of new products. If effective new sources of light other than LED and fiber optic devices are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our revenue to attain, or sustain, profitability.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers of LED products. However, some of our competitors, particularly those that offer traditional lighting products, are larger companies with greater resources to devote to research and development, manufacturing and marketing than we have.

Moreover, in the white light market, particularly as we introduce white light products for use in general lighting applications, such as retrofit lamps for standard fixtures, we expect to encounter competition from an even greater number of companies. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric, Osram Sylvania and Royal Philips Electronics. We believe each of these competitors has undertaken initiatives to develop white light LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we do. We may also face competition from traditional lighting fixture companies, such as Acuity Brands Lighting, Cooper Lighting, Hubbell Lighting, Lithonia Lighting and Royal Philips Electronics. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us by introducing more complete systems that might not infringe on our patents. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenue and profitability, and our future prospects for success, may be harmed.

If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology and our business, financial condition and results of operations could be harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

As of September 15, 2009, we have filed 81 patent applications. From these applications, 36 patents have been issued, 38 are currently pending approval and seven are no longer active. Because our patent position involves complex legal, scientific, and factual questions, the issuance, scope, validity and enforceability of our patents cannot be predicted with certainty. Our issued patents may be invalidated or their enforceability challenged, they may be designed around, and they may not provide us with competitive advantages against others with similar products and technology. Furthermore, others may independently develop similar products or technology or duplicate or design around any technologies that we have developed.

We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

If critical components that we currently purchase from a small number of third-party suppliers become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment, which would damage our business.

We depend on a small number of third-party suppliers for a significant portion of the component parts incorporated into our products and, with respect to our Array products, we depend on a single supplier for the custom LED component. We purchase these component parts from third-party suppliers that serve the advanced lighting systems market and we believe that alternative sources of supply are readily available for most component parts. However, consolidation in the LED lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. Any interruption or delay in the supply of components, or our inability to obtain components from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components as well as finished goods in our LED and fiber optic lighting product lines to a number of suppliers. We outsource all of the production for our Array brand of products to two third-party manufacturers. There is no production overlap between these manufacturers. Except for one type of Array product, all of our Array products are produced by a single third-party manufacturer located in Mexico. While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Historically, we have chosen not to contract with any of our third-party manufacturers; instead, we purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

We may be subject to various import duties applicable to materials manufactured in foreign countries and, in addition, may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact both on the cost of components (which will, in turn, have an impact on the cost to us of the manufactured product) and the wholesale and retail prices of our products.

If the companies to which we outsource the manufacture of our products fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed.

We outsource a significant portion of the manufacture and assembly of our products, including all of the production of our Array brand of products. We currently depend on a small number of contract manufacturers to manufacture our products at plants in various locations throughout the world, primarily in the U.S., China, the Dominican Republic, Mexico and Taiwan. These manufacturers supply most of the necessary raw materials (in some cases we procure and provide our contract manufacturers with certain critical components, such as LEDs) and provide all necessary facilities and labor to manufacture our products. Historically, we have not entered into contracts with these manufacturers. If these companies were to terminate their arrangements with us without adequate notice, or fail to provide the required capacity and quality on a timely basis, we would be unable to manufacture and ship our lighting products until replacement manufacturing services could be obtained. To qualify a new contract manufacturer, familiarize it with our products, quality standards and other requirements, and commence volume production is a costly and time-consuming process. If it became necessary to do so, we may not be able to establish alternative manufacturing relationships on acceptable terms.

Our reliance on contract manufacturers involves certain additional risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	lack of direct control over quality assurance, manufacturing yields and production costs;

•	risk of loss of inventory while in transit from China, the Dominican Republic, Mexico and Taiwan; and

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risks associated with international commerce, particularly with China, the Dominican Republic, Mexico and Taiwan, including unexpected changes in legal and regulatory requirements, changes in tariffs and trade policies, risks associated with the protection of intellectual property and political and economic instability.

Any interruption in our ability to manufacture and distribute products could result in delays in shipment, lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business.

We depend on distributors and independent sales representatives for a substantial portion of our revenue and sales, and the failure to manage successfully our relationships with these third parties, or the termination of these relationships, could cause our revenue to decline and harm our business.

We rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through independent distributors and agents. In addition, these parties provide technical sales support to end-users. Our current agreements with indirect sales channels are non-exclusive with regard to lighting products in general, but exclusive with respect to LED lighting and fiber optic products. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these sales channels perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and agents significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our revenue and profits.

Quarterly operating results fluctuate as a result of many factors.

Most of our expenses are fixed in nature and cannot be significantly reduced in the short-term if we experience an unexpected delay or decrease in our anticipated revenue in any quarter. In addition, forecasting our revenue is difficult, as we generally do not enter into agreements with our customers obligating them to purchase our LED lighting and fiber optic products; instead, our business is characterized by short-term purchase orders and shipment schedules and we generally permit orders to be cancelled or rescheduled without significant penalty. If we, our manufacturers’ representatives, distributors or OEM customers fail to accurately forecast the demand for our products, or fail to accurately forecast the timing of such demand, we might not meet our forecasts, or those of investors or analysts. In addition, we forecast our revenue and plan our production and inventory levels based upon our manufacturers’ representatives, distributors and OEM customers’ demand forecasts, which are highly unpredictable and can fluctuate substantially. As a result, we may continue to experience losses on a quarterly or annual basis, which could cause a reduction in cash flows and the market price of our common stock to decline.

Quarterly revenue and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect revenue and operating results include, among others, the following:

•	competitive factors, such as competitive pricing pressure and the potential introduction of new products by competitors;

•	manufacturing factors, including constraints in our manufacturing and assembly operations and shortages or increases in the prices of raw materials and components;

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sales and distribution factors, such as changes in product mix or distribution channels resulting in lower margins, increases in sales and marketing expenses, the loss of a significant distributor or sales representative and seasonality of sales;

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product development and introduction problems, such as increased research, development and marketing expenses associated with new product introductions, delays in the introduction of new products and technologies, and adverse effects on sales of existing products;

•	developments in trade secrets, patent or other proprietary rights by us or our competitors;

•	the ability to control costs, including levels of expenses relative to revenue levels;

•	risk of product returns and exchanges, such as component problems, that could increase warranty reserves and manufacturing costs;

•	the ability to develop, introduce, market and gain market acceptance of new products and product enhancements in a timely manner;

•	the size, timing, rescheduling or cancellation of significant customer orders;

•	the risk of loss of a significant customer;

•	changes in our pricing policies and the pricing policies of suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

•	success in expanding and implementing our sales and marketing programs;

•	relatively small level of backlog at any given time;

•	the mix of sales among our products;

•	deferrals of customer orders in anticipation of new products or product enhancements;

•	risks and uncertainties associated with international business;

•	expenses that may be incurred in litigation;

•	personnel changes;

•	currency fluctuations and our ability to get currency out of certain foreign countries; and

•	general economic and market conditions, including housing market trends, interest rates, the weather, terrorist activities and the prospect or actuality of war.

In addition, sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact quarter-to-quarter results. The loss of, or a substantial reduction in, orders from any significant customer could materially harm our business, financial condition and results of operations. Quarterly operating results are also substantially affected by the market’s acceptance of our products and the level and timing of orders received. Significant portions of our expenses are relatively fixed in advance based upon forecasts of future sales. If sales fall below expectations in any given quarter, operating results will be adversely affected. In addition, certain product development and marketing expenditures may vary significantly from quarter to quarter and are made well in advance of potential resulting revenue.

Due to all of the factors listed above and other risks discussed herein, future operating results could be below the expectations of investors or analysts. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

We have made strategic acquisitions in the past and may do so in the future, which may adversely affect our operating results, financial condition and existing business.

We have historically sought to grow through strategic acquisitions in order to complement and expand our business. On April 30, 2008, we acquired Lumificient Corporation and on September 28, 2007, we acquired Advanced Lighting Systems, Inc. In order to reduce operating expenses and increase synergies across our business lines, in the first quarter of 2009, we integrated the operations of Advanced Lighting Systems, Inc. with our operations in Orlando, Florida. The success of any acquisition will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

Our inability to successfully integrate businesses we acquire could have adverse consequences on our business.

Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate acquired companies or businesses successfully. The process of integrating acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

•	loss of key employees or customers;

•	possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

•	failure to maintain the quality of services that the companies have historically provided;

•	coordinating sales, distribution and marketing functions;

•	the need to coordinate geographically diverse organizations; and

•	the diversion of management’s attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we may expect from such acquisitions and may cause material adverse short- and long-term effects on our operating results and financial condition.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite testing by us, errors have been found and may be found in the future in our existing or future products. This could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), or are designed for installation in environments such as swimming pools and spas, which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

Our success depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. To a significant extent, our success will depend on our senior management team. In particular, the loss of the services of Michael A. Bauer, our president and chief executive officer, would harm our business. Competition for these individuals is intense and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have significant international sales and are subject to risks associated with operating in international markets.

In each of 2008 and 2007, revenue from sales of our products internationally (for our purposes, outside of the United States and Canada) represented approximately 8% and 21%, respectively, of our total revenue. Revenue from sales of our products internationally represented approximately 11% of our total revenue for the six months ended June 30, 2009. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing and product service. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

•	unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

•	longer accounts receivable payment cycles and the difficulty of enforcing contracts and collecting receivables through certain foreign legal systems;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences;

•	the burdens of compliance with a wide variety of foreign laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries;

•	currency fluctuations and restrictions;

•	political, social and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions;

•	periodic foreign economic downturns; and

•	sales variability as a result of transacting our foreign sales in U.S. dollars.

Any of these factors may adversely affect our future international sales and, consequently, our business and operating results. Furthermore, as we increase our international sales, total revenue may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

We believe that international sales will continue to represent a significant portion of our revenue, and that continued growth and profitability may require further expansion of our international operations. All of our international sales are currently denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek, and to date have obtained, certification of substantially all of our products from Underwriters Laboratories (UL) or Intertek (ETL) and in Europe we seek, and to date have appropriately self certified substantially all of our products from Conformité Européenne (CE). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products, such as Canadian Underwriters Laboratories (CUL) in Canada and Product Safety Electrical (PSE) in Japan. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain any such certifications for our existing products, especially since existing codes and standards were not created with our lighting products in mind. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain certification for new products, our revenue might be materially harmed if such an amendment or implementation were to occur.

We must comply with regulatory requirements regarding internal control over financial reporting, corporate governance and public disclosure, which will cause us to incur significant costs and our failure to comply with these requirements could cause our stock price to decline.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we annually evaluate and report on our systems of internal controls and, beginning with the fiscal year ending December 31, 2009, that our independent registered public accounting firm report on management’s evaluation of those controls. These rules and regulations have increased our legal and compliance costs and made certain activities more time-consuming and costly. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline. In addition, if we acquire a company with weak internal controls, it will take time to improve the internal controls of the acquired company to the same level of operating effectiveness as ours. Any failure to improve an acquired company’s financial systems could result in delays or inaccuracies in reporting financial information.

Risks Related to this Offering and Our Common Stock

The market price of our common stock may be volatile, which could result in substantial losses for investors holding our shares.

The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock in the market after this offering may be higher or lower than the price paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

•	general fluctuations in stock market prices and volume;

•	variations in our quarterly results of operations and our inability to meet analysts’ quarterly or annual estimates or targets of our performance;

•	loss of key professionals;

•	changes in market valuations of similar companies;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	failure to complete significant sales;

•	announcements by us or our competitors of significant products, contracts, acquisitions or strategic partnerships;

•	future sales of shares of our common stock into the public market, particularly by our directors or executive officers; and

•	general domestic or international economic, market and political conditions.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the offering price. In addition, the stock markets may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies.

As a new investor, you will experience immediate and substantial dilution.

The public offering price of the common stock being sold in this offering is considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds, on a per share basis, the value of our tangible assets after subtracting liabilities. Investors will suffer additional dilution to the extent outstanding stock options, warrants or convertible securities are exercised or converted, as applicable, and to the extent we issue any common stock, or securities convertible of exercisable for shares of our common stock, including stock or options to our employees under our stock plan.

Future sales of our common stock in the public market, particularly by our directors or executive officers, could cause the price of our stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the 90-day contractual lock-up of our directors and executive officers, or the perception that such sales could occur, could cause the market price of our common stock to decline below the offering price or limit our future ability to raise capital through an offering of equity securities. All of the shares of our common stock expected to be outstanding upon consummation of this offering will be freely tradable without restriction or further registration under the federal securities laws, except with respect to applicable volume, manner of sale and other limitations under Rule 144 of the Securities Act of 1993, as amended (the “Securities Act”). Generally, all of the shares of common stock issuable in the Exchange for our Series A preferred stock will be freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales will be subject to certain limitations and restrictions. As of June 30, 2009, we had 712,746 and 5,132,249 shares of our common stock reserved for issuance upon the exercise of outstanding options and warrants, respectively. In addition, as of June 30, 2009, we had 42,410 shares of our common stock reserved for future grant and issuance under our existing equity incentive plans and contractual obligations to issue up to 874,184 additional warrants to purchase our common stock. We also have obligations to issue up to 1,322,000 shares of our common stock pursuant to certain contractual earn-out provisions. An increase in the number of shares of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through the sale of our equity securities. In addition, the issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance and substantial dilution of our earnings per share. In connection with our November 2008 and June 2009 financing transactions, certain of our directors, executive officers and employees have entered into lock-up agreements that restrict the sale of shares of our common stock until all of the promissory notes issued by us in June 2009 are repaid, or all of our Series A preferred stock is redeemed, as applicable.

We may need additional capital in the future and the raising of additional capital may dilute stockholders’ ownership in us.

If we decide to accelerate the growth of our operations in response to new market opportunities, acquire other technologies or companies, or if our revenue grows more slowly than we anticipate or we incur unexpected costs, we may need to raise additional capital. Additional capital may come from several sources, including proceeds from the exercise of outstanding options and warrants, the incurrence of indebtedness or the issuance of additional common stock, preferred stock, debt (whether convertible or not) or other securities, including the proceeds from this offering. Increased indebtedness could negatively affect our liquidity and operating flexibility. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share, and adversely affect the prevailing market price for our common stock. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If additional funds become necessary and are not available on terms favorable to us, or at all, we may be unable to expand our business or pursue an acquisition and our business, results of operations and financial condition may be materially adversely affected.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. We will have broad discretion in the application of these net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” Accordingly, you will have to rely upon our judgment with respect to the use of these net proceeds, with only limited information concerning our specific intentions. We may spend a portion or all of the net proceeds we will receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we will receive from this offering in a manner that does not produce income or that loses value.

We do not intend to pay cash dividends.

We have never declared or paid cash dividends on our common stock. In addition, we are prohibited from paying dividends on our common stock by the terms of our existing promissory notes and outstanding preferred stock, although we have an agreement to eliminate all of our outstanding preferred stock and intend to repay our existing promissory notes following completion of this offering. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

If securities or industry analysts publish research or reports about our business, or if they change their recommendations regarding our stock, the price of our stock and trading volume could decline.

Currently, the trading market for our common stock is not widely covered by research reports and opinions that securities or industry analysts publish. However, if more analysts begin to cover us, the trading market for our common stock will be influenced by the research reports and opinions that are published about our business. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If more analysts begin to cover us and fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness. Furthermore, if one or more analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly.

We could be the subject of securities class action litigation due to future stock price volatility.

The stock market in general, and market prices for the securities of companies like ours, recently have experienced extreme volatility that often has been unrelated to the operating performance of the underlying companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. When the market price of a stock declines significantly, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, our defense of the lawsuit could be costly and divert the time and attention of our management.

Provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and by-laws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•	authorize the issuance of preferred stock, which can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of our common stock;

•	provide for the removal of a director with or without cause and by the affirmative vote of the holders of a majority or more of the shares then entitled to vote at an election of our directors; and

•	require advance written notice of stockholder proposals and director nominations.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, by-laws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as “expects,” “plans,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from this available information is subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $            million based on an assumed offering price of $            per share (the last reported sale price of our common stock on The NASDAQ Capital Market on                     , 2009) and after deducting the underwriting discounts and estimated offering expenses payable by us. The underwriters have an option to purchase an additional 750,000 shares from us. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated $            million in net proceeds, after deducting underwriting discounts.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, the repayment of approximately $4.0 million in principal amount and related interest on secured promissory notes issued in June 2009, the payment of approximately $0.8 million of accumulated dividends on our Series A preferred stock and potentially for strategic acquisitions and investments. We currently have no agreements, understandings or commitments with respect to any acquisitions. Management will have significant discretion in applying our net proceeds from this offering. Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

Pursuant to the terms of our Series A preferred stock, at the option of the holder, we are obligated to redeem all of our outstanding Series A preferred stock if we raise $20 million or more in this offering. However, on October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock, including certain of our directors or entities affiliated with them, to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange will only be effective upon consummation of this offering and, following the closing of the Exchange, we will have no shares of Series A preferred stock outstanding.

Pursuant to the terms of the Exchange, simultaneously with the closing of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for common stock. The number of shares of common stock to be delivered in the Exchange will be determined by dividing $5,455,750 (which represents the stated value of the Series A preferred stock) by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. In addition, simultaneously with the closing of this offering, we will exchange the remaining 480 shares of our Series A preferred stock, with a stated value of $2,400,000, which are owned by certain of our directors or entities affiliated with them, for convertible promissory notes in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock. Of this amount, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will receive convertible promissory notes in the aggregate principal amount of $1,650,000 and warrants to purchase 642,840 shares of our common stock and Michael Brown, one of our directors, will receive convertible promissory notes aggregating $750,000 and warrants to purchase 292,200 shares of our common stock. We intend to use approximately $0.8 million of the net proceeds of this offering to pay accumulated dividends on our Series A preferred stock. We are obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of this offering. Of this amount, entities affiliated with Mariner Private Equity, LLC will receive approximately $159,500 and Michael Brown will receive approximately $72,500. See “Certain Relationships and Related Party Transactions.”

We intend to use approximately $4.0 million of the net proceeds from this offering to repay all of .the outstanding principal amount and accrued interest on secured promissory notes we issued in June 2009. These notes mature on January 5, 2011 and bear interest at the rate of 10.6 per annum payable 365 days after the date of issuance and at maturity. We used the net proceeds from these notes for working capital and other general corporate purposes. The holders of such notes include certain of our directors or entities affiliated with them. In connection with the repayment of our June 2009 secured promissory notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will be repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, will be repaid $100,000 in principal amount plus all accrued but unpaid interest. See “Certain Relationships and Related Party Transactions.”

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future earnings, if any, to support operations and to finance our growth strategy. Dividends may be paid on our common stock only if and when declared by our Board of Directors.

We are prohibited from paying dividends on our common stock by the terms of the secured promissory notes we issued in June 2009 and our Series A preferred stock. We intend to repay the 2009 Notes and have entered into an agreement to eliminate all of our outstanding Series A preferred stock following completion of this offering.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on The NASDAQ Capital Market under the symbol “NEXS.” The following table sets forth the high and low closing prices for our common stock for the periods indicated as reported by The NASDAQ Capital Market:

	High	Low
Year Ended December 31, 2007:
Quarter Ended March 31, 2007	$4.57	$3.10
Quarter Ended June 30, 2007	$7.49	$3.13
Quarter Ended September 30, 2007	$7.29	$4.55
Quarter Ended December 31, 2007	$5.50	$4.10

Year Ended December 31, 2008
Quarter Ended March 31, 2008	$6.25	$4.35
Quarter Ended June 30, 2008	$9.58	$5.68
Quarter Ended September 30, 2008	$9.60	$6.61
Quarter Ended December 31, 2008	$8.29	$3.66

Year Ended December 31, 2009:
Quarter Ended March 31, 2009	$7.40	$5.60
Quarter Ended June 30, 2009	$6.85	$5.27
Quarter Ended September 30, 2009	$7.00	$5.45
October 1, 2009 through October 28, 2009	$5.70	$4.95

Based upon information furnished by our transfer agent, as of October 26, 2009, we had 54 holders of record of our common stock. This number does not include beneficial owners of our common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries. On October 28, 2009, the last reported sale price of our common stock on The NASDAQ Capital Market was $5.15 per share.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of June 30, 2009 on:

•	an actual basis;

•	a pro forma, as adjusted basis to give effect to the Exchange, this offering and the anticipated use of the net proceeds from this offering.

You should read the information below in conjunction with our consolidated financial statements and their notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2009 (unaudited)
	Actual	Pro Forma As Adjusted(1)
Cash and cash equivalents	$3,810,591	$

Long term debt, including current portion	3,261,638

Payable to related parties under acquisition agreement, including current portion	100,000

Stockholders’ equity:
Series A convertible preferred stock, $.001 par value, 3,000 shares authorized, 1,571 issued and outstanding	1,042,957		—
Common stock, par value $.001 per share; 25,000,000 shares authorized; 8,522,224 issued and outstanding, actual; 14,591,984 issued and outstanding, pro forma, as adjusted	8,522
Additional paid-in capital	34,569,403
Accumulated deficit	(24,036,288)

Total stockholders’ equity	11,584,594

Total capitalization	$14,946,232	$

(1)

Reflects the results of (i) the sale by us of 5,000,000 shares of common stock in this offering at an assumed public offering price of $            per share (the last reported sale price of our common stock on The NASDAQ Capital Market on                     , 2009) and our receipt of $            of the estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us, (ii) the Exchange of all of our outstanding Series A preferred stock for either shares of our common stock or convertible notes and warrants, (iii) the anticipated use of approximately $3,812,493 (as of June 30, 2009) of the net proceeds from this offering to repay existing secured promissory notes and related accrued interest and the use of approximately $418,975 (as of June 30, 2009) to pay accumulated dividends on our Series A preferred stock. Pro forma total stockholders’ equity has also been adjusted to reflect the write off of approximately $192,505 of deferred unamortized loan costs and approximately $559,142 of debt discount resulting from the repayment of the promissory notes.

DILUTION

Purchasers of our common stock offered by this prospectus will suffer immediate and substantial dilution in pro forma net tangible book value per share of common stock. Our net tangible book value as of June 30, 2009 was approximately $5.1 million, or approximately $0.60 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2009.

After giving effect to the sale by us of 5,000,000 shares of common stock in this offering at an assumed public offering price of $            per share (the last reported sale price of our common stock on The NASDAQ Capital Market on                     , 2009), and after deducting underwriting discounts and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of June 30, 2009 would have been approximately $            million, or approximately $            per share. This amount represents an immediate increase in pro forma net tangible book value of $            per share of common stock to existing stockholders and an immediate dilution of $            per share to purchasers of common stock in this offering. We determine dilution by subtracting the adjusted pro forma net tangible book value per share of our common stock immediately after this offering from the amount per share paid by purchasers of our common stock in this offering.

The following table illustrates the dilution on a per share basis.

Assumed public offering price per share		$
Net tangible book value per share as of June 30, 2009	$
Increase per share attributable to new investors in this offering

Adjusted pro forma net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock in the Exchange or otherwise. The above discussion assumes no exercise of any outstanding stock options or warrants after June 30, 2009 and that no additional shares are issued pursuant to contractual earn-out provisions or warrants that may be issued in the future pursuant to contractual obligations. As of June 30, 2009, we had outstanding options and warrants to purchase a total of 5,844,995 shares of common stock at a weighted average exercise price of $4.35 per share and an agreement to issue up to 1,322,000 shares of our common stock pursuant to an earn-out provision relating to our acquisition of Lumificient Corporation. In addition, up to 874,184 shares of our common stock may be issued pursuant to contractual obligations to grant additional warrants at a weighted average exercise price of $6.41.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected consolidated financial information for the years ended December 31, 2008 and December 31, 2007, and as of December 31, 2008 and December 31, 2007, is derived from our historical consolidated financial statements, which were audited by Cross, Fernandez & Riley, LLP, an independent registered public accounting firm. The selected consolidated financial information for the six months ended June 30, 2009 and June 30, 2008, and as of June 30, 2009, is derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Results for interim periods are not necessarily indicative of results that may be expected for a full year. Historical results are not necessarily indicative of the results expected in the future. The selected consolidated financial information should be read in conjunction with, and is qualified by reference to, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	For the year ended December 31,		For the six months ended June 30,
	2008	2007	2009	2008
			(unaudited)
Statement of Operations Data:
Revenue	$14,232,769	$10,200,349	$5,641,726	$6,863,373
Cost of sales	10,753,118	7,453,549	3,936,593	4,842,642

Gross profit	3,479,651	2,746,800	1,705,133	2,020,731
Operating expenses:
Selling, general and administrative	9,014,274	5,562,398	4,400,244	4,334,905
Research and development	746,836	417,661	238,103	294,179
Restructuring and impairment charge	2,922,331	—	—	—

Total operating expenses	12,683,441	5,980,059	4,638,347	4,629,084

Operating loss	(9,203,790)	(3,233,259)	(2,933,214)	(2,608,353)
Non-operating income (expense):
Interest income	62,347	295,379	2,406	45,611
Other income	41,822	36,684	—	35,056
Debt extinguishment costs	(628,271)	—	—
Abandoned offering costs	(318,853)	—	—
Interest expense	(323,208)	(38,940)	(28,626)	(48,840)

Total non-operating income (expense), net	(1,166,163)	293,123	(26,220)	31,827

Net loss	$(10,369,953)	$(2,940,136)	$(2,959,434)	$(2,576,526)

Preferred stock dividends:
Amortization of the preferred stock beneficial conversion feature and preferred stock discount	(61,279)	—	(268,311)	—
Accrual of preferred stock dividends	(80,717)	—	(338,258)	—

Net loss attributable to common stockholders	$(10,511,949)	$(2,940,136)	$(3,566,003)	$(2,576,526)

Net loss per common share:
Basic and diluted loss per common share attributable to common stockholders	$(1.35)	$(0.44)	$(0.43)	$(0.34)

Weighted average shares outstanding:
Basic and diluted	7,790,708	6,751,947	8,267,605	7,474,512

	As of December 31,		As of June 30, 2009
	2008	2007	Actual	Pro Forma As Adjusted(1)
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,948,632	$170,266	$3,810,591	$
Working capital	4,362,637	5,416,308	6,480,260
Total assets	17,843,693	13,316,962	18,371,273
Total liabilities	5,416,325	3,493,281	6,786,679
Total stockholders’ equity	12,427,368	9,823,681	11,584,594

(1)

Reflects the results of (i) the sale by us of 5,000,000 shares of common stock in this offering at an assumed public offering price of $            per share (the last reported sale price of our common stock on The NASDAQ Capital Market on                     , 2009) and our receipt of $            of the estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us, (ii) the Exchange of all of our outstanding Series A preferred stock for either shares of our common stock or convertible notes and warrants, (iii) the anticipated use of approximately $3,812,493 (as of June 30, 2009) of the net proceeds from this offering to repay existing secured promissory notes and related accrued interest and the use of approximately $418,975 (as of June 30, 2009) to pay accumulated dividends on our Series A preferred stock. Pro forma total stockholders’ equity has also been adjusted to reflect the write off of approximately $192,505 of deferred unamortized loan costs and approximately $559,142 of debt discount resulting from the repayment of the promissory notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our results of operations and financial condition is based upon, and should be read in conjunction with, our consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Please see “Risk Factors” and “Forward-Looking Statements” for a discussion of some of the uncertainties, risks and assumptions associated with these statements.

Overview

We design, manufacture, market and sell advanced lighting solutions, including LED and fiber optic lighting. Our solutions provide many benefits over traditional incandescent, halogen and fluorescent light sources, including lower energy consumption, longer life spans, absence of hazardous materials, decreased maintenance costs and greater design flexibility. We believe that we offer one of the broadest portfolios of advanced lighting solutions. Our LED products include replacement lamps, flood lights and linear strips. We also offer LED-based signage, channel letter and contour lighting. Our fiber optic products include fixtures, cable and light sources. End-users utilize our products for interior and exterior lighting to provide illumination and create ambience and unique visual effects which we believe are superior to traditional lighting sources. We have sold our advanced lighting solutions to over 2,000 customers since January 1, 2006.

We sell LED and fiber optic lighting products into our primary markets: commercial/architectural and pool and spa. Sales of LED lighting products accounted for approximately 68% of our revenue in 2008, as compared to approximately 51% in 2007. Sales of fiber optic lighting products accounted for approximately 29% of our revenue in 2008, as compared to approximately 44% in 2007. The balance of our revenue was derived from sales of entertainment lighting products and water feature products. We believe that our LED product lines offer significant revenue growth potential domestically and internationally for both the commercial/architectural and pool and spa lighting markets. We expect that the sale of our LED lighting products will continue to increase as a percentage of our total revenue and drive our growth in the future. We expect our fiber optic products to become a significantly less important portion of our business.

We generate revenue from selling our products into each of our primary markets. Commercial sales include fixtures, systems and lamp (light bulb) products used for architectural, retail, hospitality, entertainment, signage and consumer applications. In the first quarter of 2009, we integrated the operations of our Advanced Lighting Systems, Inc. (“ALS”) subsidiary into our SV Lighting Division, creating the new Nexxus Commercial Lighting Division. We now serve the commercial markets through our Nexxus Commercial Lighting Division and Lumificient Corporation (“Lumificient”) subsidiary. Pool and spa sales include products used for pool, spa and water feature applications served by the Nexxus Lighting Pool and Spa Division. Each of our divisions markets and distributes products globally through multiple networks of independent sales representatives and distributors.

In December 2008, we began shipments of our new line of Array LED replacement lamps and continued the launch in the first quarter of 2009. Since its introduction, sales of our Array LED replacement lamps have grown significantly and contributed approximately $290,000 to revenue during the six months ended June 30, 2009. We market our Array products through our Nexxus Commercial Lighting Division to existing customers, as well as to energy savings companies and national accounts. The Array launch was consistent with a new product offering, including an introductory period with additional sales and marketing expenses and additional inventory investments. The initial Array product line included PAR 30, PAR 16, MR16, GU16 and GU4 lamps. In the second and third quarters of 2009, we expanded the product line to include a 230 volt/50 megahertz PAR 30 for use in certain international markets and 25º narrow optic versions for the PAR 30 and PAR16/MR16 lamps. As our Array business expands, we intend to continue these investments.

Revenue

Revenue is derived from sales of our advanced lighting products. These products consist of solid-state LED lighting systems and controls as well as fiber optic lighting cables and fiber optic lighting sources and accessories. We also design, manufacture, market and sell LED and fiber optically lit waterfalls and water features. We market and distribute our products globally primarily through multiple networks of independent sales representatives and distributors. Variations in the mix of sales of product types can result in fluctuations in revenue. Revenue is subject to both quarterly and annual fluctuations as a result of product mix considerations.

We sell our products pursuant to purchase orders and do not have any long-term contracts with our customers. We recognize revenue upon shipment to our customers. Delays in product orders or changes to the timing of shipments could cause our quarterly revenue to vary significantly. The majority of our sales are to the North American market (which includes Canada but excludes Mexico for our purposes) and we expect that region to continue to be a major source of revenue for us. However, we also derive a substantial portion of our revenue from customers outside of the North American market. All of our revenue is denominated in US dollars.

Cost of Sales

Cost of sales consists primarily of raw materials, labor, manufacturing-related overhead such as utilities, depreciation, rent, provisions for excess and obsolete inventory reserves, freight and warranties. We manufacture our products based on customer orders. We purchase materials and supplies to support customer demand.

Gross Profit

Our gross profit has been and will continue to be affected by a variety of factors, including average sales prices of our products, product mix, our ability to reduce manufacturing costs and fluctuations in the cost of our purchased components. We define direct gross margin as revenue less material cost.

Operating Expenses

Operating expenses consist primarily of salaries and associated costs for employees in finance, human resources, sales, information technology and administrative activities. In addition, operating expenses include charges relating to accounting, legal, insurance and stock-based compensation under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

Results of Operations

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

The following is a summary of our operating results as a percentage of our total revenue for the periods indicated:

	Six Months Ended June 30,
	2009	2008	Change	%
	(unaudited)	(unaudited)
Revenue	$5,641,726	$6,863,373	$(1,221,647)	(17.8)%
Cost of sales	3,936,593	4,842,642	(906,049)	(18.7)%

Gross profit	$1,705,133	$2,020,731	$(315,598)	(15.6)%

Gross margin %	30.2%	29.4%

Revenue

Total revenue for the six months ended June 30, 2009 was approximately $5,642,000 as compared to approximately $6,863,000 for the six months ended June 30, 2008, a decrease of approximately $1,221,000. Revenue benefited from the April 30, 2008 acquisition of Lumificient, which serves the commercial and signage lighting markets. Excluding revenue attributable to Lumificient from our consolidated results, revenue decreased to approximately $3,727,000 in the first six months of 2009 compared to approximately $6,205,000 in the same period of 2008.

Revenue from sales of commercial lighting products decreased by $696,000, or 16%, from approximately $4,344,000 in the first six months of 2008 to approximately $3,648,000 in the first six months of 2009. Excluding revenue attributable to Lumificient, our commercial product sales decreased $1,953,000, or 53%, in the first half of 2009 as compared to the same period in 2008, driven primarily by significant decreases in commercial construction activity across the US. Sales of our newly introduced Array LED lamps were approximately $290,000 in the six months ended June 30, 2009.

Revenue from sales of pool and spa lighting products was approximately $1,993,000 in the first half of 2009, as compared to $2,519,000 for the same period of 2008. Revenue decreased $526,000, or 21%, reflecting the continued significant year over year reductions in the pool and OEM spa markets tied to the steep drop in demand for luxury items related to the US recession.

Sales of LED products accounted for 74% and 64% of our revenue while sales of fiber optic lighting products accounted for 21% and 33% of our revenue for the six months ended June 30, 2009 and 2008, respectively. The balance of the revenue mix consisted primarily of sales of water feature products.

Gross Profit and Cost of Sales

Gross profit for the six months ended June 30, 2009 was approximately $1,705,000, or 30% of revenue, as compared to approximately $2,021,000, or 29% of revenue, for the comparable period of 2008. Direct gross margin for the first half of 2009, which is revenue less material cost, decreased to approximately 52%, as compared to 54% in the same period of 2008, due primarily to a significant drop in sales of higher margin commercial products.

Production costs decreased approximately $434,000 on lower sales volume. This reduction in production costs reflects a decrease of approximately $253,000 in expedited freight costs, a decrease in labor costs of approximately $125,000 as a result of our shift in production to third party manufacturers, and a decrease of approximately $90,000 in production costs incurred at ALS due to the consolidation of the operations of our ALS subsidiary into our SV Lighting Division. In addition, we recorded higher reserve expense in the first six months of 2008, related to physical inventory inspections as compared to the same period in 2009. Offsetting these decreases was the addition of a full six months of production costs from Lumificient in 2009.

Operating Loss

	Six Months Ended June 30,
	2009	2008	Change	%
	(unaudited)	(unaudited)
Gross profit	$1,705,133	$2,020,731	$(315,598)	(15.6)%

Less operating expenses:
Selling, general and administrative	4,400,244	4,334,905	65,339	1.5%
Research and development	238,103	294,179	(56,076)	(19.1)%

Total operating expenses	4,638,347	$4,629,084	$9,263	0.2%

Operating loss	$(2,933,214)	$(2,608,353)	$(324,861)	(12.5)%

Operating Expenses

Selling, general and administrative (SG&A) expenses were approximately $4,400,000 for the six months ended June 30, 2009 as compared to approximately $4,335,000 for the same period in 2008, an increase of approximately $65,000, or 2%. Excluding operating expenses attributable to Lumificient, which was acquired on April 30, 2008, our company reduced operating expenses by $407,000, including $344,000 of savings from consolidating the operations of our subsidiary, ALS, into Nexxus’ operations in March 2009.

Research and development costs were approximately $238,000 during the six months ended June 30, 2009 as compared to approximately $294,000 during the same period in 2008. This decrease of approximately $56,000, or 19%, was primarily due to lower employee and project costs in the first half of 2009 as compared to the same period of 2008.

Income Tax

We have provided a full valuation allowance against income tax benefits resulting from losses incurred and accumulated on operations. As a result, there was no provision for income tax recorded during the six months ended June 30, 2009 and 2008, respectively.

Net Loss

Net loss for the six months ended June 30, 2009 and 2008 was approximately $2,959,000 and $2,577,000, respectively. After including the effects of the dividends related to the preferred stock and warrants issued in November 2008, net loss attributable to common stockholders was approximately $3,566,000 and $2,577,000 for the six months ended June 30, 2009 and 2008, respectively. Basic and diluted loss per common share attributable to common stockholders was $0.43 and $0.34 for the six months ended June 30, 2009 and 2008, respectively.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following is a summary of our operating results as a percentage of our total revenue for the periods indicated:

	Year Ended December 31,
	2008	2007	Change	%
Revenue	$14,232,769	$10,200,349	4,032,420	40%
Cost of sales	10,753,118	7,453,549	3,299,569	44%

Gross profit	$3,479,651	$2,746,800	$732,851	28%

Gross margin %	24%	27%

Revenue

Revenue for 2008 increased 40% to approximately $14,233,000 compared to approximately $10,200,000 in 2007. This increase was driven by the September 2007 acquisition of ALS, the April 2008 acquisition of Lumificient and a 26% increase in revenue from our Pool and Spa Division, offset by lower sales in our SV Lighting and international businesses. Excluding the impact of the September 2007 acquisition of ALS and the April 2008 acquisition of Lumificient, sales decreased 7% to approximately $9,090,000 in 2008 from approximately $9,753,000 in 2007.

Revenue from sales of our pool and spa lighting products was approximately $4,968,000 in 2008, as compared to approximately $3,941,000 for 2007. Revenue increased approximately $1,027,000, or 26%, despite the significant year over year reductions in new pool construction. We believe the improvement reflects the impact of the new pool and spa management team which we added in 2007, their efforts to gain market share and the results of new product introductions, specifically sales of our new Savi™ Note lighting system.

Revenue from our commercial lighting products sold through SV Lighting, ALS and Lumificient was approximately $8,069,000 in 2008, as compared to approximately $4,075,000 for 2007. This increase of $3,994,000, or 98%, is attributable to commercial sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales decreased approximately $699,000 or 19%. This decrease reflects the drop in commercial construction activity across the United States, especially in the second half of 2008.

Revenue from sales of our products internationally (for our purposes, outside of the United States and Canada) was approximately $1,194,000 in 2008 as compared to approximately $2,185,000 for 2007. This decrease of $991,000, or 45%, was primarily due to weaker world economic conditions and organizational challenges that decreased our service levels.

Sales of LED products accounted for 68% and 51% of our revenue while sales of fiber optic lighting products accounted for 29% and 44% of our revenue for the years-ended December 31, 2008 and 2007, respectively. The balance of the revenue mix consisted of sales of water feature products.

Gross Profit and Cost of Sales

Gross profit for 2008 and 2007 was $3,480,000 and $2,747,000, respectively. Gross margins decreased 3% from 27% in 2007 to approximately 24% of sales for 2008. Direct gross margins, which is revenue less material costs, decreased to 50% from 56%. This decrease reflects certain price concessions in our SV Lighting and Pool and Spa divisions. The addition of ALS and Lumificient also had a dilutive affect as those businesses traditionally experienced lower direct gross margins.

Production costs in 2008 increased to approximately $3,635,000, or 26% of revenue, as compared $2,972,000, or 29% of revenue, in 2007. Production costs at our SV Lighting and Pool and Spa divisions remained roughly flat on lower sales, reflecting higher shipping costs and inventory reserves. ALS and Lumificient traditionally have lower production costs measured as a percent of revenue, resulting in lowering our overall ratio of production costs to revenue.

Operating Loss and Expenses

	Year Ended December 31,
	2008	2007	Change	%
Gross profit	$3,479,651	$2,746,800	$732,851	28%
Less operating expenses:
Selling, general and administrative	9,014,274	5,562,398	3,451,876	62%
Research and development	746,836	417,661	329,175	79%
Restructuring and impairment charge	2,922,331	—	2,922,331	n/a

Total operating expenses	12,683,441	5,980,059	6,703,382	112%

Operating loss	$(9,203,790)	$(3,233,259)	$(5,970,531)	185%

Operating Expenses

Selling, general and administrative (SG&A) expenses in 2008 were approximately $9,014,000, or 63% of revenue, compared to $5,562,000, or 55% of revenue in 2007. SG&A expenses attributable to ALS and Lumificient accounted for approximately $2,060,000 of the $3,452,000 increase in SG&A expenses. Excluding the impact of ALS and Lumificient, SG&A expenses increased $1,610,000 in 2008 as compared to 2007. This net increase was principally due to increases of $640,000 in wages and payroll taxes due to additions of management and sales positions, a $424,000 increase for trade show and travel expenses, and a $192,000 increase in health insurance benefits. The increase in SG&A expenses for the period also reflects an increase of $202,000 in stock compensation cost to $430,000 and 2008 expenses of approximately $122,000 related to our new headquarters located in Charlotte, North Carolina, which was opened in June 2007.

Research and development costs were approximately $747,000 during 2008 as compared to approximately $418,000 during 2007. This increase of approximately $329,000 was primarily due to an increase in wages and direct materials.

During the fourth quarter of 2008, we made a strategic decision to integrate ALS with SV Lighting’s operations in Orlando, Florida. We recorded a restructuring and impairment charge in 2008 primarily related to the consolidation of our ALS subsidiary. In the first quarter of 2009, we integrated the operations of ALS into our SV Lighting Division, creating the new Nexxus Commercial Lighting Division. In March 2009, we closed ALS’ Sauk Centre facility and transferred production to our Orlando facility and to existing third-party manufacturers. The charge consists primarily of impairment of intangible assets totaling approximately $2,139,000, stay bonuses and one-time termination benefits of approximately $22,000 that were paid subsequent to year-end, an increase in the reserve for inventory to be scrapped or destroyed of approximately $172,000 and the write off of equipment and other assets of $23,000. In addition, the charge includes a liability of approximately $566,000 for the settlement of a related party office lease and severance obligation, which was paid by issuing 78,000 shares of common stock subsequent to year-end. The majority of these expenses were noncash charges.

Interest

Interest expense of approximately $323,000 for 2008 primarily related to borrowing costs under approximately $3,500,000 of indebtedness incurred in June 2008. For 2007, interest expense of $39,000 related to borrowing costs against our line of credit. Interest income was approximately $62,000 and $295,000 for 2008 and 2007, respectively, reflecting our lower average cash balance in 2008.

Other Income, Debt Extinguishment Costs and Abandoned Offering Costs

We recognized other income of approximately $42,000 in 2008, compared to other income of approximately $37,000 in 2007. In addition, we recognized debt extinguishment costs of approximately $628,000 in 2008 relating to the write off of our unamortized debt discount and deferred financing costs as a result of the early extinguishment of the June 2008 debt. We also recognized approximately $319,000 of expense related to our abandoned 2008 follow-on public offering.

Income Tax

We have provided a full valuation allowance against income tax benefits resulting from losses incurred and accumulated on operations. As a result, there was no provision for income tax recorded during 2008 and 2007.

Net Loss

Net loss for the years ended December 31, 2008 and December 31, 2007 was approximately $10,370,000 and $2,940,000, respectively. After including the effects of the dividends related to the preferred stock and warrants issued in 2008, net loss attributable to common stockholders was approximately $10,512,000. Basic and diluted loss per common share attributable to common stockholders was $1.35 and $0.44 for the years ended December 31, 2008 and December 31, 2007, respectively.

Acquisitions

In September 2007, we acquired Advanced Lighting Systems, Inc., a Sauk Centre, Minnesota manufacturer of LED and fiber optic lighting for use in the entertainment, commercial, architectural and OEM lighting markets. Although this acquisition had a significant impact on our financial condition and liquidity during 2007, it did not have any impact on our consolidated results of operations until the fourth quarter of 2007.

During the fourth quarter of 2008, we made a strategic decision to integrate our ALS operations with our SV Lighting operations in Orlando, Florida. In the first quarter of 2009, we integrated our ALS operations into our SV Lighting Division, the new Nexxus Commercial Lighting Division. We are in the process of integrating our network of independent commercial sales representatives to increase their focus on our products. We are also rationalizing our commercial product line to generate synergies and consolidating our operations to eliminate redundant costs. In March 2009, we closed ALS’ Sauk Centre facility and transferred production to our Orlando facility and to existing third party manufacturers. We recorded a restructuring and impairment charge of approximately $2,992,000 in 2008 primarily related to the consolidation of our ALS subsidiary.

In April 2008, we acquired Lumificient Corporation, a Maple Grove, Minnesota manufacturer of solid-state LED products for the sign lighting, commercial/architectural and retail markets. This acquisition expanded our intellectual property portfolio, including advanced technology for LED products, and enhanced our research and development capabilities. Under the terms of the Lumificient stock purchase agreement, the shareholders of Lumificient are entitled to a possible future earn-out payment, based upon achievement of certain performance milestones for the year ending December 31, 2009, of up to an aggregate of 1,322,000 additional shares of our common stock.

Recent Financings

2009 Exchange Offer

Pursuant to the terms of our Series A preferred stock, at the option of the holder, we are obligated to redeem all of our outstanding Series A preferred stock in the event that we raise $20 million or more in a public offering. On October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange will only be effective upon consummation of this offering and, following the closing of the Exchange, we will have no shares of Series A preferred stock outstanding. The shares of Series A preferred stock were originally issued by us in a November 2008 private placement. Holders of the Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance.

Simultaneously with the closing of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for common stock. The number of shares of common stock to be delivered in the Exchange will be determined by dividing $5,455,750 (which represents the stated value of the Series A preferred stock) by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. Generally, all of the shares of common stock issuable in Exchange for our Series A preferred stock will be freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales will be subject to certain limitations and restrictions.

Simultaneously with the closing of this offering, we will also exchange the remaining 480 shares of our Series A preferred stock, with a stated value of $2,400,000, which are owned by certain of our directors or entities affiliated with them, for convertible promissory notes (the “Exchange Notes”) in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes will bear interest at 1% per annum and mature three years after issuance. The number of shares of common stock deliverable upon conversion of the Exchange Notes will be determined by dividing the aggregate principal amount of the Exchange Notes by the sum of the “market value” of our common stock immediately preceding the entering into of the agreement to effect the Exchange (the “Exchange Agreement”) plus the “warrant coverage value.” “Market value” and “warrant coverage value” will be determined by applicable NASDAQ rules. “Market value” means the consolidated closing bid price of our common stock immediately preceding the entering into of the Exchange Agreement. “Warrant coverage value” means a value of $0.125 for each 100% of warrant coverage. For each $1.00 in principal amount of an Exchange Note, the noteholder will be issued Exchange Warrants to purchase 0.3896 shares of our common stock exercisable commencing six months after the issuance of the Exchange Warrants for a period terminating three years after the issuance of the Exchange Warrants at an exercise price equal to the “market value” of our common stock immediately preceding the entering into of the Exchange Agreement. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. In no event will the exercise price of the Exchange Warrants or the conversion price of the Exchange Notes be less than the greater of book or market value of our common stock immediately preceding the entering into of the Exchange Agreement.

We are obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of this offering. The accumulated dividends on our Series A preferred stock, which we estimate to be approximately $0.8 million, will be paid using the net proceeds of this offering.

June 2009 Private Placement

On June 18, 2009, we issued and sold to a limited number of accredited investors in a private placement an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance (the “2009 Private Placement”). The 2009 Notes mature on January 5, 2011, and bear interest at the rate of 10% per annum payable 365 days after the date of the 2009 Notes and at maturity. Each investor received 2009 Warrants equal to .075 shares for each $1.00 in principal amount of the 2009 Notes payable to the investor.

Within five business days after the earlier of (i) the date which is 365 days after the issuance date of the 2009 Notes and (ii) the date on which all principal and interest on the 2009 Notes is paid by us, we will issue to the holders of the 2009 Notes, additional warrants to purchase an aggregate number of shares of our common stock equal to the product obtained by multiplying (a) 7.5% of the aggregate principal amount of all 2009 Notes issued pursuant to the 2009 Private Placement by (b) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365. All additional warrants issued in connection with the 2009 Private Placement will have the same exercise price and be in the same form as the 2009 Warrants, except that the exercise period shall be for three years commencing on the date of issuance thereof.

We intend to use approximately $4.0 million of the net proceeds from this offering to repay all of the outstanding principal amount plus all accrued but unpaid interest on the 2009 Notes. The holders of such notes include certain of our directors or entities affiliated with them. In connection with the repayment of our 2009 Notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, would be repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, would be repaid $100,000 in principal amount plus all accrued but unpaid interest.

November 2008 Private Placement

On November 12, 2008, we sold to a limited number of accredited investors in a private placement approximately 1,500 units at a price of $5,000 per unit, resulting in aggregate consideration of $7,567,230, consisting of $3,974,600 in cash and cancellation of $3,592,630 in principal amount of indebtedness and accrued interest (the “2008 Private Placement”). The purchase price for the units was payable either in cash or by cancellation of all principal and accrued interest on certain secured promissory notes we issued in 2008 (the “2008 Notes”), with the aggregate amount of principal and interest on such cancelled 2008 Notes being applied against the purchase price of the units on a dollar for dollar basis. Each unit consisted of (i) one share of our Series A preferred stock, $.001 par value per share (the “Series A preferred stock”) and (ii) a warrant to purchase 750 shares of our common stock exercisable at $6.40 per share, expiring three years from the date of issuance (the “2008 Warrants”). We issued 2008 Warrants to purchase an aggregate of 1,178,365 shares of our common stock at closing. Holders of the Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance or we breach a covenant set forth in the purchase agreement executed in connection with the 2008 Private Placement. Pursuant to the terms of our Series A preferred stock, at the option of the holder, we are obligated to redeem all of our outstanding Series A preferred stock if we raise $20 million or more in this offering.

We also agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the 2008 Private Placement. Thus, as of

May 12, 2009, we issued additional warrants to purchase 589,183 shares of our common stock. If all of the shares of Series A preferred stock are not redeemed prior to November 12, 2009, then we will issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. As a result, if all of the shares of Series A preferred stock are not redeemed by November 12, 2009, warrants to purchase 589,183 additional shares of our common stock will be issued.

Liquidity and Capital Resources

Nexxus’ liquidity is affected by many factors. Some of these factors are based on operations of the business and others relate to the uncertainties of national and global economies and the lighting industry. Our ability to maintain adequate liquidity and achieve long-term viability is dependent upon successfully managing our costs and expenses and increasing revenue. There can be no assurance that we will be able to maintain adequate liquidity or achieve long-term viability. Our ability to meet our obligations in the ordinary course of business is dependent upon our ability to establish profitable operations or raise additional capital through public or private debt or equity financing, or other sources of financing to fund operations. We face significant challenges in order to achieve profitability and there can be no assurance that we will achieve or sustain positive cash flows from operations or profitability. The disruption of the capital markets and the continued decline in economic conditions could negatively impact our ability to raise additional capital and, accordingly, we have developed a streamlined operating plan, which we intend to pursue unless and until additional capital becomes available on acceptable terms, if at all. Expectations of future cash needs and cash flows are subject to substantial uncertainty.

While the Series A preferred stock issued in November 2008 and the secured promissory notes issued in June 2009 provided a significant amount of cash to our company, operating losses and the April 30, 2008 acquisition of Lumificient consumed a significant amount of our cash balances. In the event that we experience unforeseen increases in expenditures or should estimated revenues not materialize, these conditions could significantly impair our ability to fund future operations. If we are unable to maintain adequate liquidity, future operations will need to be scaled back. Accordingly, we have identified certain operating measures that can be taken to conserve liquidity if circumstances warrant. These measures could include further reductions in costs and re-timing or eliminating certain capital spending. However, in order to optimize the growth of our business, we will need to seek to raise additional debt or equity capital. As such, we are opportunistically considering public or private financing transactions, which may include credit facilities, such as term loans and unsecured or secured borrowings, and the sale of equity securities. There can be no assurance such financing will be available on terms acceptable to us, if at all, or that any financing transaction will not be dilutive to our current stockholders. We anticipate that any additional liquidity from such actions would be used for general corporate purposes including working capital needs.

For the Six Months Ended June 30, 2009

At June 30, 2009 we had working capital of approximately $6,480,000, including cash and cash equivalents of $3,811,000, an increase of approximately 49% compared to working capital of approximately $4,363,000, including cash and cash equivalents of $2,949,000, at December 31, 2008. This increase in working capital was primarily due to an increase in cash and equivalents of $862,000, a decrease in accounts payable of $865,000, a decrease in accrued severance and lease termination costs of $570,000 and a decrease in the current portion of payable to related party under acquisition agreement of $397,000. These changes were partially offset by an increase in dividends payable of $338,000 and a decrease in accounts receivable of $624,000.

	For the Six Months Ended June 30
	2009	2008
	(unaudited)
Summary of Cash Flows
Net cash used in operating activities	$(2,924,913)	$(945,538)
Net cash used in investing activities	(505,061)	(90,441)
Net cash provided by financing activities	4,291,933	3,788,536

Cash Flows from Operating Activities

Net cash used in operations amounted to approximately $2,925,000 for the six months ended June 30, 2009, compared to $946,000 for the six months ended June 30, 2008. This $1,979,000 increase in net cash used in operating activities over the comparable period of 2008 is primarily due to a $2,258,000 increase in cash used for accounts payable in the six months ended June 30, 2009 as compared to the same period of 2008. In addition, cash used for purchases of inventory was approximately $216,000 for the six months ended June 30, 2009 compared to cash provided by inventories of approximately $147,000 over the comparable period of 2008, resulting in a $363,000 net increase of cash used for purchases of inventory compared to 2008. This inventory growth reflects our investment in new Array LED replacement lamps. Partially offsetting this use of cash was a $1,020,000 increase in cash provided by collections of accounts receivable for the six months ended June 30, 2009 as compared to the same period of 2008.

Cash Flows from Investing Activities

Net cash used in investing activities for the six months ended June 30, 2009 was approximately $505,000 as compared to approximately $90,000 in the same period of 2008. This increase in cash used in investing activities of $415,000 is primarily the result of proceeds from the sale of investments of $2,875,000 in the first six months of 2008, offset by a decrease in cash used for acquisition costs and earnouts of $2,296,000 and a decrease in cash used for purchases of property and equipment of $180,000 for the six months ended June 30, 2009 as compared to the same period in 2008.

Cash Flows from Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2009 was approximately $4,292,000 as compared to net cash provided by financing activities of $3,789,000 for the comparable period of 2008. Cash provided by financing activities increased $503,000 in the six months ended June 30, 2009 as we used $1,443,000 during the six months ended June 30, 2008 to extinguish our line of credit. In addition, cash provided by proceeds from promissory notes was $3,800,000 for the six months ended June 30, 2009 compared to $3,500,000 over the comparable period of 2008, resulting in a $300,000 increase compared to 2008. These increases were partially offset by a decrease in the proceeds from the exercise of employee stock options and warrants of $1,222,000 in the six months ended June 30, 2009 as compared to the same period of 2008.

For the Year Ended December 31, 2008

At December 31, 2008 we had working capital of approximately $4,363,000, including cash and cash equivalents of approximately $2,949,000, a decrease of approximately 19% compared to working capital of approximately $5,416,000, including cash and cash equivalents of approximately $170,000, at December 31, 2007. This decrease in working capital was primarily due to an increase in accounts payable of $2,314,000 and the recording of accrued severance and lease termination costs of $588,000. The increase in accounts payable reflects our use of vendor terms to finance our operations, the capital expenditures and beginning inventory costs associated with the fourth quarter launch of new products and the addition of Lumificient. The severance and lease termination costs relate to the integration of ALS’ operations with our SV Lighting division.

	For the Year Ended December 31,
	2008	2007
Summary of Cash Flows
Net cash used in operating activities	$(4,042,146)	$(2,160,377)
Net cash (used in) provided by investing activities	(612,219)	1,596,123
Net cash provided by financing activities	7,432,731	203,339

Cash Flows from Operating Activities

Net cash used in operations amounted to approximately $4,042,000 for the year ended December 31, 2008. This $1,882,000 increase in net cash used in operating activities over the comparable period of 2007 is primarily due to the larger net loss in the year ended December 31, 2008 as compared to the same period of 2007. Partially offsetting this net loss was a restructuring and impairment charge of approximately $2,922,000 related to the integration of ALS’ operations with our SV Lighting division, costs associated with the early extinguishment of debt of approximately $628,000 and costs associated with the abandoned public offering of approximately $319,000. Other offsets to net loss included an increase in stock-based compensation of approximately $202,000, increase in inventory reserves of approximately $233,000 and an increase in amortization of intangibles of approximately $223,000. Offsetting the use of cash for ongoing operations was a cumulative increase in operating assets and liabilities of $847,000.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2008 was approximately $612,000 as compared to $1,596,000 provided by investing activities in the comparable period of 2007. During the year ended December 31, 2008, net cash provided by investing activities included $2,975,000 in proceeds from the sale of investments, offset by purchases of property and equipment of $843,000 and expenditures of $2,462,000 related to our acquisition of Lumificient Corporation.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2008 was approximately $7,433,000 as compared to $203,000 for the comparable period of 2007. The cash provided by financing activities was attributable primarily to approximately $3,500,000 from the issuance of secured promissory notes subsequently exchanged for preferred stock and warrants, $3,873,000 from the issuance of preferred stock and warrants, and proceeds of $1,998,000 from the exercise of stock warrants and employee stock options offset by the repayment of our revolving line of credit of $1,443,000.

Critical Accounting Policies and Estimates

We use certain accounting policies and procedures to manage changes that occur in our business environment that may affect accounting estimates made in preparation of our financial statements. These estimates relate primarily to our allowance for doubtful accounts receivable, provision for inventory, stock-based compensation, goodwill and intangible assets. Our strategy for managing doubtful accounts includes stringent, centralized credit policies and collection procedures for all customer accounts. We use a credit risk rating system in order to measure the quality of individual credit transactions. We strive to identify potential problem receivables early, take appropriate collection actions, and maintain adequate reserve levels. Our strategy for providing for inventory obsolescence includes the evaluation of existing inventory usage and realizable value. Typically, no provision is recorded for inventory items that are currently used and sold within one year of purchase. We believe that our allowance for doubtful accounts and provision for inventory obsolescence were adequate at December 31, 2008 and 2007.

We record goodwill as the excess of purchase price over the fair value of the identifiable net assets acquired. SFAS No. 142, Goodwill and Other Intangible Assets, prescribes a two-step process for annual impairment testing of goodwill. The first step tests for impairment, while the second step, if necessary, measures the impairment. We performed the impairment test prescribed by SFAS 142 and determined that a revaluation was required for the intangible assets acquired in the 2007 acquisition of our wholly owned subsidiary Advanced Lighting Systems, LLC. We obtained an independent appraisal to determine the fair value of the intangible assets and recorded an impairment charge totaling approximately $2,139,000, which is included in our consolidated statement of operations for the year ended December 31, 2008.

We account for stock-based compensation in accordance with SFAS No. 123(R), “Share-Based Payment.” Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period, which is typically the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating volatility and expected lives. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from our estimates, our results of operations could be materially impacted.

Recent Accounting Pronouncements

In December 2008, the Financial Accounting Standards Board (the “FASB”) issued Statement 141(R), “Business Combinations” (SFAS 141(R)), which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. We adopted SFAS 141(R) beginning in 2009. The adoption of SFAS 141(R) will have an effect on our operating results with respect to future acquisitions, if any.

In April 2009, the FASB issued FASB Staff Position No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP 141(R)-1), which amends and clarifies SFAS 141(R) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP 141(R)-1 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. We adopted FSP 141(R)-1 beginning in 2009. The adoption of FSP 141(R)-1 may have an effect on our operating results with respect to future acquisitions, if any.

In February 2008, the FASB issued FASB Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. In addition, on February 12, 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2), which amends SFAS 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This pronouncement was effective upon issuance. We have deferred the adoption of SFAS 157 with respect to all non-financial assets and liabilities in accordance with the provisions of this pronouncement. On January 1, 2009, SFAS 157 became applicable to all other fair value measurements for which the application was deferred under FSP 157-2. SFAS 157 did not have an impact on our assets and liabilities in the consolidated financial statements.

On October 10, 2008, the Financial Accounting Standards Board issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements,” in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The provisions of FSP 157-3 did not have an impact on our financial condition or results of operations.

In April 2009, the FASB issued Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP 157-4), which provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 re-emphasizes that regardless of market conditions, the fair value measurement is an exit price concept as defined in SFAS 157, and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability and provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. FSP 157-4 is applied prospectively to all fair value measurements where appropriate. We adopted the provisions of FSP 157-4 effective April 1, 2009. The adoption of FSP 157-4 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 amends and expands the disclosure requirements of Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about credit-risk-related contingent features in derivative agreements. We adopted SFAS 161 beginning in 2009. The adoption of SFAS 161 did not have an impact on our results of operations, cash flows or financial condition.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets.” This FSP also adds certain disclosures to those already prescribed in SFAS 142. FSP 142-3 became effective on January 1, 2009. The guidance for determining useful lives must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements must be applied prospectively to all intangible assets recognized as of the effective date. The adoption of FSP 142-3 did not have an impact on our consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP concludes that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities under FASB Statement No. 128, “Earnings Per Share” and should be included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that is used to determine earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings. We adopted EITF 03-6-1 beginning in 2009. The adoption of EITF 03-6-1 did not have an impact on our results of operations, cash flows or financial condition.

In June 2008, the FASB’s Emerging Issues Task Force reached a consensus regarding EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 outlines a two-step approach to evaluate the instrument’s contingent exercise provisions, if any, and to evaluate the instrument’s settlement provisions when determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. We adopted EITF 07-5 beginning in 2009. The adoption of EITF 07-5 did not have an impact on our results of operations, cash flows or financial condition.

In April 2009, the FASB issued Staff Position No. SFAS 107-1 (FSP 107-1) and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (APB 28-1). FSP 107-1 and APB 28-1 amend FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and also amend Accounting Principles Board Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. We adopted FSP 107-1 and APB 28-1 upon issuance. The adoption did not have a material impact on our consolidated financial statements.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (FAS 165). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new standard is effective for interim or annual periods ending after June 15, 2009. The adoption of FAS 165 did not have an impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standard Codification™ (the “Codification”) and the Hierarchy of Generally Accepted Accounting Principles,” effective for interim and annual reporting periods ending after September 15, 2009. This statement replaces SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles” and establishes the Codification as the source of authoritative accounting principles used in the preparation of financial statements in conformity with generally accepted accounting principles. The Codification does not replace or affect guidance issued by the SEC or its staff. After the effective date of this statement, all non-grandfathered non-SEC accounting literature not included in the Codification will be superseded and deemed non-authoritative.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

BUSINESS

Overview

We design, manufacture, market and sell advanced lighting solutions, including LED and fiber optic lighting. We offer a broad range of technically innovative white light, color-changing and fixed-color lighting solutions that are used for applications in commercial/architectural and pool and spa markets. Our solutions provide many benefits over traditional incandescent, halogen and fluorescent light sources, including lower energy consumption, longer life spans, absence of hazardous materials, decreased maintenance costs and greater design flexibility.

Our advanced lighting systems are based on proprietary designs and patented technologies associated with electrical, optical, mechanical and thermal engineering. We have developed domain expertise and applications knowledge for end-user requirements in diverse markets. As a result, we are able to offer advanced lighting solutions, which provide a demonstrable value proposition in terms of performance and overall cost.

According to the Freedonia Group, worldwide demand for lighting fixtures was estimated to be approximately $91 billion in 2007. The global lighting industry includes a variety of technologies, including incandescent, fluorescent, halogen, high intensity discharge (HID), neon and advanced lighting solutions, such as LED lighting. Product selection is influenced by a number of factors, including overall cost, and visual and physical product features, as well as regulatory and environmental factors. With rapid advancements in the performance, efficiency and cost of energy-efficient lighting, including LED-based solutions, traditional light sources, such as incandescent lamps, are beginning to be replaced by advanced technologies with lower operating costs over their useful lives. In addition, the energy efficient nature of LED technology makes it an environmentally friendly light source and the compact size of LEDs has created new possibilities in lighting fixture design. We believe our unique advanced lighting solutions are well positioned to increasingly displace traditional lighting in each of our targeted markets.

We believe that we offer one of the broadest portfolios of advanced lighting solutions. Our LED products include replacement lamps, flood lights and linear strips. We also offer LED-based signage, channel letter and contour lighting. These products are marketed under the Array™, Savi®, eLUM™, LiveLED™ and HYPERION™ brands. In December 2008, we began shipments of our new line of LED replacement lamps marketed under the Array brand and continued the launch of our Array products in the first quarter of 2009. Our fiber optic products include fixtures, cable and light sources, and are sold under the Nexxus® brand. End-users utilize our products for interior and exterior lighting to provide illumination and create ambience and unique visual effects which we believe are superior to traditional lighting sources.

We organize our company by division, each with a specific market focus, in order to broaden the adoption of our advanced lighting solutions across a number of end markets. Strong relationships with distribution partners enable us to educate a broad audience about the benefits of our advanced lighting solutions. These relationships also allow us to garner early notice of industry trends, which assist us in developing and bringing to market products that are responsive to the evolving needs of the lighting industry. We believe we can advance our goal of becoming the leading provider of advanced lighting solutions by investing in our technology position, developing new innovative products, leveraging the strengths of our distribution channel and selectively pursuing strategic acquisitions.

The Lighting Industry

According to the Freedonia Group, the global lighting industry is divided between two major product categories, fixtures and light bulbs (also referred to as lamps in the lighting industry). The fixtures category includes all apparatuses, fixtures and systems, while light bulbs consist of the replaceable devices that emit light. Fixtures are constructed from metal, glass or plastic and are available in a range of decorative styles for residential, commercial and industrial applications. Traditional light bulbs include incandescent, fluorescent and

HID products. For residential applications within the general illumination market, inexpensive incandescent bulbs and fixtures have been the preferred choice. For commercial applications, we believe more expensive and durable fluorescent and HID bulbs and fixtures have the largest market share.

In North America, lighting manufacturers sell products through either manufacturer’s representatives, electrical supply representatives or an internal sales force to electrical wholesale distributors. The distributors then market products to electrical contractors and other end-users. Representatives also have direct contact with lighting designers, electrical engineers, architects and general contractors that influence buying decisions. The manufacturer’s representatives often provide value added services, such as product promotion or design and implementation assistance. The ability of smaller companies to compete against larger more established rivals is heavily rooted in their capacity to leverage their unique product portfolios and customer service to garner maximum productivity from each representative.

Historically, large global competitors focused almost exclusively on the general illumination market because of their advantage in purchasing power, manufacturing volume and distribution efficiency, while smaller industry participants generally competed in niche markets primarily by offering specialized products and superior customer service to their regions. However, the evolution of advanced lighting solutions has enabled smaller companies to penetrate and compete in the larger general illumination market. One of these notable advanced lighting solutions is LED lighting.

LED Lighting Industry Trends

LEDs are semiconductor-based devices that generate light. As the cost of LEDs decreases and their performance improves, we expect that they will continue to compete more effectively in the general illumination market versus traditional lighting. According to Strategies Unlimited, in 2007 there were over $325 million of high-brightness LEDs sold to the lighting market, a figure which is forecasted to grow to $1.5 billion by 2012. High-brightness LEDs are the core, light producing components within an LED lighting system. We believe the LED lighting industry is experiencing the following trends:

Technological Innovations Expand LED Functionality.    Since its introduction in the 1960s, the LED has offered an increasingly wide variety of colored lighting, beginning with red and expanding to green, yellow and orange. Initial rudimentary applications included traffic lights, automotive brake lights and indicator lights. In the mid-1990s, LEDs became capable of emitting blue light. With the advent of blue LEDs combined with phosphor technology, LEDs made another technological leap by emitting white light. This breakthrough enabled LEDs to compete with traditional lighting solutions for applications in residential, industrial and commercial markets.

Advancements in LEDs’ Performance Stimulate Adoption in General Lighting.    Technological advancements in LED lighting have resulted in a new breed of LEDs that can meet specifications previously only satisfied by traditional lighting sources. LED lighting solutions were historically regarded as expensive in relation to their delivered light output, a perception that has changed as LED technology has advanced according to Haitz’s Law. Haitz’s Law, the LED counterpart to Moore’s Law of semiconductors, states that every decade, the amount of light generated by an LED increases by a factor of 20, while the cost per lumen falls by a factor of 10.

In an effort to lower energy consumption, lighting companies are focused on increasing lumens per watt. Lumens per watt is an industry standard measure of the amount of light emitted per watt of power, meaning the more lumens per watt, the more energy efficient the product. Traditional incandescent lighting sources can produce between 10 and 35 lumens per watt, while fluorescent and HID light sources can produce output exceeding 100 lumens per watt. Today’s LEDs are currently exceeding incandescent performance and are approaching over 100 lumens per watt at the LED level, making them comparable to fluorescent and HID light sources.

Unique Capabilities of LEDs Broaden Applications and Create New Lighting Alternatives.    Key LED features, including quality of light output, long life, low power consumption, low heat output and full digital control are accelerating adoption and expanding market opportunities. Additional attributes, including design flexibility, color-changing effects, dimming capabilities, smaller size and rapid start-up time are creating new lighting applications for LEDs in commercial/architectural, retail, hospitality, entertainment and consumer markets.

High Energy Costs and Conservation Efforts Drive LED Adoption.    According to Strategies Unlimited, 22% of all energy consumption in the United States is from lighting applications. High energy costs have resulted in increased demand for more energy efficient lighting solutions, which has inspired a natural shift to LEDs. LED lighting technology is inherently more energy efficient and can result in more than 80% in power savings over traditional incandescent solutions. In addition, unlike other alternatives such as compact fluorescent bulbs, LED lighting solutions are free of hazardous materials such as mercury, which can be harmful to the environment.

Regulatory Influences Spur Market Adoption of Energy Efficient LED Lighting.    Government regulations, such as initiatives by the United States Department of Energy and the Environmental Protection Agency’s EnergyStar Certification Program, are driving adoption of more energy efficient lighting solutions. EnergyStar sets industry-wide international standards for lighting products that outline efficiency and performance criteria, helping manufacturers promote their products and consumers better understand lighting products. Legislation and the trend toward environmental consciousness are critical drivers of lighting demand, as governments, industry associations, and industrial and residential consumers move toward employing lighting solutions that comply with regulatory requirements, conserve energy and present no threat to the environment when disposed.

Utility Companies Are Rewarding Conservation Efforts.    Demand on the existing power grid in the United States continues to rise. Coupled with this rising demand for energy, utility companies face many challenges to generate more power, including high investment costs to expand capacity or construct new facilities, costly and time-consuming regulatory approval processes, community and environmental protests, and extended construction periods. As a result, many utility companies are seeking ways to curb demand rather than expand capacity. One alternative is to reward customers’ conservation efforts with rebates or utility credits.

Our Competitive Advantages

We believe the following strengths of our company provide us with competitive advantages in the marketplace:

Industry Leading, Energy Efficient and Environmentally Conscious Lighting Solutions.    In addition to our robust portfolio of color-changing lighting solutions, we have added a number of highly efficient white light LED products to our product offerings, including the Savi SHO White, Savi Linear, Savi Floodstrip and Savi Mini Sconce. Further, we have recently introduced our Array brand of LED light bulbs, which we believe to be the highest efficacy LED lighting system in the industry. Based upon our review of publicly available performance data from competitors, our Array product provides over 20% more lumens per watt than competitive products, and provides approximately 80% energy savings versus incandescent lamps. We have designed our Array product line to be Restriction of Hazardous Substances (RoHS) compliant, to contain no mercury or lead and to utilize minimal metal content with a housing of recycled plastic. We began shipping Array products at the end of 2008, and we expect that sales of our Array products will continue to grow and increase as a percentage of total revenues. We believe our Array products are significantly differentiated in terms of design and performance from competitive products.

Proprietary Technology and Intellectual Property.    We have 36 issued and 38 pending patents. This portfolio of intellectual property has been commercialized into a broad range of advanced lighting solutions. We plan to continue making strategic investments in intellectual property through ongoing engineering expenditures, industry partnerships, licensing arrangements and the pursuit of complementary businesses. These initiatives are designed to allow us to enhance our intellectual property portfolio, improve existing products, rapidly introduce new products to fill identified needs, and address new applications and markets. We believe our ability to successfully develop and produce new products will allow us to magnify our market opportunity and enhance our market position.

Reliable, High Quality and Cost Competitive Solutions.    We design, manufacture and sell high quality and reliable products with demonstrable performance advantages. For example, our white light solutions are designed to operate for up to 50,000 hours. We achieve this, in part, through a combination of sourcing high quality LEDs, utilizing proprietary thermal management techniques and conducting rigorous product testing. To deliver cost competitive solutions, we are investing in technology advancements, leveraging purchasing volume across divisions, capitalizing on strategic vendor relationships and migrating high volume products to our proprietary automated manufacturing process. Additionally, our Array lamps have qualified for certain conservation-driven incentives with several utilities, and our plans are to apply for available rebate programs with other utilities in the U.S. This could translate into an additional economic incentive for our customers to purchase our products, particularly Array.

Breadth of Advanced Lighting Solutions.    We believe that we offer one of the industry’s broadest lines of advanced lighting solutions. This includes over 65 distinct product types targeted at two distinct markets. Over the last two years, we have expanded our LED product offerings to include a range of white light solutions for flood, cove, perimeter, under-counter and down lighting applications. We believe the combination of our broad product line, our extensive engineering and manufacturing know-how, and deep knowledge of our target markets are highly valued by customers and are key to our ongoing success.

Experienced Management Team.    Our senior management team includes individuals with diverse backgrounds and broad experience. We are led by our Chief Executive Officer, Michael Bauer, an industry veteran with over 20 years of lighting experience and our Chief Financial Officer, Gary Langford, with 20 years of finance and manufacturing experience. Our management team has demonstrated the ability to drive organic growth and pursue and integrate strategic acquisitions.

Our Growth Strategy

Our objective is to become the leading provider of advanced lighting solutions. Key elements of our growth strategy include:

Expanding Our White Light LED Product Portfolio.    Based on our proprietary Selective Heat Sink technology platform, a new and innovative approach to thermal management which uses proprietary design and materials to lower thermal resistance, we are expanding our white light LED product portfolio for general illumination. Our first offering based on this technology is our Array product line which we believe is our best opportunity for growth in the commercial market. We believe this product line has some of the most unique features and one of the highest efficacy levels in the industry. It also incorporates dimming capabilities that work with standard commercial dimmers. We intend to expand our product offerings by leveraging the technological advancements of Array. We expect that our white light LED solutions will be highly attractive alternatives to traditional lighting solutions and other competitive LED offerings and will eventually provide a significant portion of our future revenue.

Developing and Protecting Our Intellectual Property and Exploring Licensing Opportunities.    We have devoted significant resources to building an advanced research and development team for developing complimentary intellectual property to expand our portfolio of advanced lighting technologies. Securing and defending intellectual property related to the design, manufacture and application of advanced lighting technology is expected to be a key element of our existing and future business. We believe that our growing intellectual property portfolio will create licensing opportunities in the future and intend to explore these potential opportunities. The strength of our intellectual property portfolio allows us to compete on the basis of our technology, which we believe gives us an advantage over many of our competitors.

Capitalizing on Opportunities in Our Target Markets.    We believe there is a growing need for unique advanced lighting solutions across our target markets, which include applications in the commercial/architectural and pool and spa markets. We expect to continue to introduce innovative advanced lighting products as we believe there exists significant opportunities to grow market share. By introducing new products and expanding sales of existing products, we believe that we can significantly improve operational efficiency by reducing our cost of materials, components and manufacturing. Expanding our products and increasing our sales also allows us to gain additional leverage from sales representatives within our distribution network.

Leveraging the Strength of Our Distribution Network.    We have an independent global sales and distribution network. In North America, we have over 100 commercial lighting agencies selling through major electrical distributors. Internationally, we have 68 additional distributors serving over 46 countries. We expect these and other industry relationships will be a significant source of operational leverage as we introduce new products and scale our business.

Pursuing Strategic Acquisitions.    We believe that strategic acquisitions will help us broaden our product offerings, expand our markets, leverage our research and development capabilities and enhance our distribution channels. We continually review potential acquisitions and believe we have established a diligent process for identifying complementary acquisition opportunities. We currently have no agreements, commitments or understandings with respect to any acquisitions.

Products

We believe that we offer one of the broadest portfolios of advanced lighting solutions. Our company is organized by division, each with a specific market focus in order to broaden the adoption of our advanced lighting solutions. By combining the efforts of some or all of these divisions, we are able to offer complete solutions to our customers and leverage synergies across market segments. Our products are marketed primarily under the Array, Savi, eLum, LiveLED and Hyperion brands. End-users utilize our products for interior and exterior lighting to provide illumination and/or create ambience and unique visual effects superior to traditional lighting. The following table provides a summary overview of our products:

PRODUCT TYPE	TARGET APPLICATIONS	FEATURES/ BENEFITS	PRODUCT(S)
General LED Lighting	Signage, lighting strips, pool and spa and architectural lighting, entertainment	Extended life, energy consumption, size, thermal efficiency, fixed-color or color- changing capabilities	Flex-LED™, The Galaxy Pool Light, AGS, Digital Lighting System, Hyperion R-Lite™, Lumeon 360™, Savi® Pool Light, Savi® Spa Light and the Savi® Note

Commercial/ Architectural LED Lighting	Commercial/ architectural lighting, entertainment	Extended life, energy consumption, size, thermal efficiency, white light and fixed-color or color- changing capabilities	Savi® Linear, Savi® Flood, Savi® Flood Strip, and Savi® 512 DMX control system, Savi® SHO Floodlight, Savi® SHO-White Floodlight, LiveLED™, eLUM™

White Light LED Light Bulbs	Retail, commercial, hospitality, institutional, long duty cycle and hard to reach locations	High efficacy, no mercury or lead, energy efficient, lightweight, thermal efficiency, dimmable on conventional switch, fits standard incandescent fixtures, long-life	Array™ LED MR16, Array™ LED PAR16, Array™ LED PAR30, Array™ LED G4

Fiber Optic Cables	Alternative to neon lighting for indoor and outdoor architectural accents and large signs and displays	Light emission on entire length of cable, easy to install, not prone to breakage, energy efficient, fixed-color or color-changing	SideGlow®, 3M, EndGlow®, MegaGlow™, RadiaLyte™, MegaLyte™, FocaLyte™

Fiber Optic Light Sources	Pool and spa, residential, commercial, display case lighting, interior theme lighting, signage	Manufactured to meet high certification standards, highly customizable, unique control options	SpectroLyte™, FiberPro™, Eclipse™, SV1500, StarPro, SV750

Waterfalls	Pool and spa	Fixed-color or color- changing capabilities, unique control options	Oasis™

Competition

We currently face competition from both traditional lighting companies that provide general lighting products, such as incandescent, fluorescent and neon lighting, and from specialized lighting companies that are engaged in providing LED and fiber optic lighting products and systems. In general, we compete with both groups on the basis of design, innovation, quality of light, effects, maintenance costs, safety issues, energy consumption, price, product quality and brightness.

We compete with traditional lighting companies, including Acuity Brands Lighting, Inc., Cooper Lighting (a division of Cooper Industries, Inc.), Hubbell Lighting, Inc. (a division of Hubbell Incorporated), Juno Lighting Group (a division of Schneider Electric SA) and Philips Lighting (a division of Koninklijke Philips Electronics N.V.) in the general illumination market. Our LED products tend to be alternatives to traditional lighting sources for applications within the commercial market. In these markets, we compete on the basis of energy savings, lamp life and durability.

Additionally, we compete with specialized lighting companies that offer competing LED and fiber optic lighting products, including Energy Focus, Inc., Illumivision, Inc. and Lighting Science Group Corporation. In these markets, we compete on the basis of design, innovation, light quality, effects, maintenance costs, safety issues, energy consumption, price, product quality and brightness.

We believe that we can compete favorably in our markets, based on the following factors:

•	unique and proprietary technology;

•	breadth and diversity of high-quality product offerings;

•	ability to offer standard and custom products that meet customers’ needs at a competitive cost;

•	excellence in customer service and support; and

•	recruitment and retention of qualified personnel, particularly engineers.

We expect our markets to remain competitive and to reflect rapid technological evolution and continuously evolving customer and regulatory requirements. Our ability to remain competitive depends in part upon our success in developing new and enhanced advanced lighting solutions and introducing these systems at competitive prices on a timely basis.

Sales and Marketing

We believe our sales and marketing efforts have established our reputation for providing innovative solutions that meet our customers’ needs in a timely, cost-efficient manner. Our ability to leverage our distribution network will be an important factor in our continued success. The sales and marketing of our products largely depends upon the type of offering, location and target market. We organize our sales approach into the commercial/architectural market, which includes Array replacement lamps and sign lighting, and the pool and spa market. We compensate our selling agents on a commission basis.

Commercial/Architectural.    We market and sell our LED and fiber optic lighting products and systems under our Nexxus Commercial Lighting and Lumificient divisions. Nexxus Commercial Lighting products are sold primarily through a global network of individual lighting agencies. These independent lighting agencies provide assistance in the lighting specification process, provide local customer and project management support and direct the customer to purchase products from us. Array replacement lamps also are sold through independent energy savings companies which assist customers with improved energy usage. Lumificient products are sold primarily through independent local sign lighting manufacturers and distributors, as well as select national accounts.

Pool and Spa.    We market and sell our lighting products in the swimming pool and spa market to pool and spa distributors and pool builders through a network of independent manufacturer’s representatives. We believe this distribution channel allows us to better serve our customers, as well as offer services such as the bundling of product and installation. Beginning in 2007, we focused our efforts on refining the products offered to the pool and spa market, adding sales management and developing new marketing tools to drive sales. With these initiatives, we believe that the pool and spa market represents a unique and significant growth opportunity for our company and is an excellent fit with our technology and intellectual property platform.

We believe that our management team has established and maintains strong relationships with senior management at the majority of the largest wholesale electrical distributors and electrical buying groups in the United States. We expect these and other industry relationships to be a significant path to market as we introduce new products and scale our business.

Manufacturing and Suppliers

We produce our advanced lighting solutions through a combination of internal and outsourced manufacturing and assembly. For most commercial/architectural LED lighting systems, we engineer, design and final-assemble most of our products, while much of the manufacturing is performed by select qualified vendors. We outsource the production of our pool and spa LED lighting systems. All LEDs used in our LED lighting products and systems are purchased from several companies in Asia and the United States. For our fiber optic lighting systems, we purchase fiber optic strands from a third party supplier and internally extrude our fiber optic cables. We manufacture light sources and control systems and perform final assembly for most of our fiber optic products.

Many of our core components and sub-assemblies are purchased from third party suppliers. We have selected suppliers based on their ability to consistently produce these products per our specifications, ensuring the best quality product at the most cost effective price.

We design and engineer our Array line of LED replacement lamps and purchase most of the finished units from a third-party manufacturer. The Array lamps also use a custom LED package which we source from a single vendor in Asia. Although we currently are dependent on these two suppliers, we believe that, if necessary, alternative sources of supply could be found. However, any interruption or delay in the supply of components, or our inability to obtain components from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

Research and Product Development

The general focus of our research and development team is the design and integration of electronics, optics and thermal management solutions to create advanced lighting products. Through these efforts, we seek to enhance our existing products, design new products and develop solutions for customer applications. We believe that our responsiveness to customer demands differentiates us from many of our competitors, as we rapidly introduce new products to address market needs. During 2008, we spent approximately $750,000 on engineering and product development activities, as compared to approximately $420,000 in 2007. We spent approximately $238,000 on engineering and product development activities during the six months ended June 30, 2009. We intend to expand our research and development team as we believe that increased levels of spending on research and development will be necessary to successfully develop advanced lighting products that will have the brightness of traditional lighting systems while being offered at acceptable prices. We will also continue to explore strategic acquisitions and joint product development activities that expand our product and technology platform.

Patents and Proprietary Rights

The proprietary nature of, and protection for, our products, product candidates, processes and know-how are important to our business. To protect our intellectual property, both domestically and abroad, we rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We have established and continue to build proprietary positions for our product candidates and technology in the United States and abroad. We currently hold 36 patents related to our fiber optic and LED lighting intellectual property and have 38 patent applications currently filed with the United States Patent and Trademark Office or with the World Intellectual Property Organization.

Although we expect that several of our patent applications will issue, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our technology. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary.

Acquisitions

Since 2007, we have completed two acquisitions to advance our strategy of becoming the leading provider of advanced lighting solutions.

In September 2007, we acquired Advanced Lighting Systems, Inc., a Sauk Centre, Minnesota manufacturer of LED and fiber optic lighting for use in the entertainment, commercial, architectural and OEM lighting markets. During the fourth quarter of 2008, we made a strategic decision to integrate ALS’ operations with SV Lighting’s operations in Orlando, Florida. In the first quarter of 2009, we integrated ALS’ operations into our SV Lighting Division, creating our new Nexxus Commercial Lighting Division. In March 2009, we closed ALS’ Sauk Centre facility and transferred production to our Orlando facility and to existing third party manufacturers.

In April 2008, we acquired Lumificient Corporation, a Maple Grove, Minnesota manufacturer of LED products for the sign, commercial/architectural and retail lighting markets. This acquisition expanded our intellectual property portfolio, including advanced technology for LED products, and enhanced our research and development capabilities.

Going forward we may continue to review potential strategic acquisitions to further advance our goals. We currently have no agreements, understandings or commitments with respect to any acquisitions.

Royalties

In connection with our acquisition of Lumificient Corporation, in April 2008 we agreed to pay annual royalties to Zdenko Grajcar, the founder of Lumificient Corporation. Subject to, and upon, the terms and conditions set forth in an agreement between us and Mr. Grajcar dated March 25, 2009, royalties are payable as follows: (i) 25% of royalties (as defined in such agreement) received by us from licensing certain intellectual property specified in the agreement (the “Array IP”) and (ii) 2% of the revenue (as defined in the agreement) received by us from the sale of products incorporating the Array IP. The obligation to pay these royalties terminates after calendar year 2014, or earlier as set forth in the agreement.

Employees

As of September 22, 2009, we had a total of 63 full-time employees and no part-time employees. We enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

Facilities

The following table summarizes information with respect to our facilities, which are all leased:

Facility	Location	Area (sq. feet)	Year of Lease Expiration
Corporate Headquarters:	Charlotte, North Carolina	5,100	2012

Office, Distribution and Light Manufacturing:	Orlando, Florida Maple Grove, Minnesota	34,000 13,200	2011 2010

We consider our current facilities adequate for our current needs and believe that suitable additional space would be available if necessary.

Litigation

We are not currently a party to any pending legal proceedings. In the ordinary course of business, we may become a party to various legal proceedings generally involving contractual matters, infringement actions, product liability claims and other matters.

Corporate Information

We were incorporated in Delaware on December 16, 1993. We are the successor by merger to a Florida corporation named Super Vision International, Inc., which was incorporated in January 1991. In April 2007, we changed our name from Super Vision International, Inc. to Nexxus Lighting, Inc. Our principal executive offices are located at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262. Our telephone number is (704) 405-0416 and our website is located at www.nexxuslighting.com. The information on, or that can be accessed through, our website is not a part of this prospectus.

MANAGEMENT

The following table sets forth information regarding our executive officers and the members of our Board of Directors as of September 15, 2009. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
Michael A. Bauer(3)	45	President, Chief Executive Officer and Director

Gary R. Langford	47	Chief Financial Officer

Edgar Protiva(1)	68	Director

Brian McCann(2)	44	Director

Michael Brown	52	Director

Chris Richardson(1)	65	Director

William Yager(1)	61	Director

Patrick Doherty	43	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Strategic Initiatives Committee

Michael A. Bauer has served as our President and Chief Executive Officer and as a director since January 1, 2006. Mr. Bauer joined Nexxus in October 2004 as our Vice President of Sales and Marketing and served in that position through December 31, 2005. Prior to joining Nexxus in 2004, Mr. Bauer served as an executive consultant to General Electric, Lighting Systems division and owned and operated Pro Lighting, Inc., a sports lighting systems supplier. From 2000 to 2002, he served as Vice President of Sales for Lighting Corporation of America, a nine-brand division of US Industries, Inc., based in Spartanburg, South Carolina and from 1998 to 2000 as Vice President of Sales for Cooper Lighting, a division of Cooper Industries (NYSE: CBE) based in Elk Grove Village, Illinois. From 1995 to 1998, Mr. Bauer oversaw the Lumark, McGraw-Edison and Cooper Utility brands for Cooper Lighting. Mr. Bauer began his career with General Electric’s Lighting Division in 1988 and held various roles in operations, product development and sales management.

Gary R. Langford has served as our Chief Financial Officer since January 5, 2009. Prior to joining our company, Mr. Langford owned and operated National Golf Cars, Inc., a refurbisher and distributor of used golf carts from 2001 to 2003 and TransAm Development, LLC, a real estate company from 2003 to 2008. He also served as Chief Controller for ePValue.com, Inc., a procurement joint venture between Sun Microsystems and Accenture from 2000 to 2001. Previously, from 1998 to 2000 he served as the Chief Financial Officer of Hartwell Industries, Inc., a manufacturer of apparel, uniforms and sportswear and as Treasurer for Fieldcrest Cannon, Inc., a manufacturer and distributor of home textile products from 1995 to 1997. He also served as Assistant Treasurer of AGCO Corporation, a farm equipment manufacturer, from 1990 to 1995. Mr. Langford began his finance career with Andersen Consulting in 1986. Mr. Langford received his Masters of Business Administration from the University of Chicago and his Bachelor of Arts in Economics from Vanderbilt University.

Edgar Protiva has been a director since March 1994. He is currently engaged in selective merchant banking activities. From 1988 to 2000, he established and managed the North American office of Wendigo Inc., a foreign based equity and property investment company. From 1980 to 1990, he was a general partner of Pro Equities, a venture capital limited partnership which invested in semi-high tech privately-held companies. At Wendigo, Mr. Protiva engaged in developing business plans, served as Chief Financial Officer and Chief Executive Officer on an interim basis and was a member of the board of directors. Also in 1980, Mr. Protiva co-founded Montgomery Associates which offered economic analysis and financial planning for international projects, primarily in the Middle East. After selling his interests in Montgomery Associates, Mr. Protiva established KCL Associates to engage in various merchant banking activities. From 1968 to 1980, Mr. Protiva was engaged in commercial and international banking culminating as VP/Manager of the international division of Union Bank of California, and participating as a guest lecturer at the Institute of Banking and Finance at St. Mary’s College in California.

Brian McCann has been a director since October 1995. Since September 2008, Mr. McCann has served as Chief Sales and Marketing Officer of OnPATH Technologies, a provider of automated connectivity solutions for network infrastructure. From 1996 to August 2008, Mr. McCann held successive positions with ADVA Optical Networking, Inc., a manufacturer of optical networking systems used for high-speed metropolitan area telecommunication and enterprise networks. Mr. McCann served as Chief Marketing and Strategy Officer of ADVA AG Optical Networking and President of ADVA Optical Networking, Inc., the United States subsidiary of ADVA AG in Munich, Germany. Prior to joining ADVA Optical Networking in 1996, Mr. McCann was the Director of Sales and Marketing for 3M Corp, Specialty Optical Fiber Group.

Michael Brown has been a director since March 2009. Mr. Brown co-founded Euronet Worldwide, Inc., a leading electronic payments provider, in 1994, and has served as its Chief Executive Officer ever since. He has also been Chairman of Euronet’s board of directors since 1997. In 1979, Mr. Brown founded Innovative Software, which merged in 1988 with Informix, a leading provider of advanced database software technology. During his time at Informix, Mr. Brown served as President and Chief Operating Officer as well as President of the workstation products division. In 1993, Mr. Brown was a founding investor of Visual Tools, a company that writes and markets component software for the Visual Basic and Visual C++ developer market. Sybase Software acquired Visual Tools in 1996. Mr. Brown received a Master of Science in molecular and cellular biology at the University of Missouri-Kansas City in 1997 and a Bachelor of Science in electrical engineering from the University of Missouri-Columbia in 1979. In addition to serving as Chairman of Euronet’s board of directors, Mr. Brown serves on the boards of Bank of Blue Valley, Kansas and Greater Kansas City Community Foundation.

Chris Richardson has been a director since March 2009. Mr. Richardson served as Chairman, President and Chief Executive Officer of Schneider Electric’s North American Operating Division, which included the Square D brand of electrical distribution products, from 1999 until retiring in 2004. Mr. Richardson continued to serve as a director on the Schneider Electric SA (Paris Stock Exchange: SU.PA) board of directors until 2006. Prior to being named Chief Executive Officer of Schneider Electric’s North American Operating Division, Mr. Richardson served as President and Chief Operating Officer from 1997 to 1999 and Vice President of Operations from 1995 to 1997. Mr. Richardson has also served as Vice President and General Manager for Square D’s UPS Strategic Business Segment and as President of EPE Technologies. Mr. Richardson is a U.S. Air Force/Vietnam War Veteran and graduated with a Bachelor of Science from Iowa State University in 1971.

William Yager has been a director since September 2009. Mr. Yager is currently Executive Vice President and a member of the board of directors of Carter-Waters, LLC, a construction distribution company. From 2006 through 2007, Mr. Yager was an independent financial consultant. From 2000 through 2005, he was Vice President and Chief Financial Officer of Bushnell Performance Optics, with overall responsibility for the financial and international operations of its consumer sporting goods and premium eyewear business. Prior to that, Mr. Yager served as CFO and later President and COO of The Rival Company, a manufacturer of consumer household products. Mr. Yager is a certified public accountant. He received his Masters of Business Administration from Golden Gate University and his Bachelor of Science in Business Administration from the University of Missouri.

Patrick Doherty has been a director since September 2009. Mr. Doherty brings over 20 years of combined private equity, investment banking and mergers and acquisitions experience to our Board. Mr. Doherty has been President of Mariner Private Equity, LLC, a private equity and venture capital fund since 2007. From 1993 through February 2007, he was employed by A.G. Edwards & Sons, most recently as Managing Director and Group Head of the firm’s Consumer and Industrial Investment Banking Group. Mr. Doherty received his Masters of Business Administration from the University of Chicago and his Bachelor of Science in Business Administration from Georgetown University.

Board Committees

Our Board has three standing committees to assist it with its responsibilities as described below. We do not have a standing Nominating Committee; instead, our Board, as a whole, is responsible for selecting nominees for election as directors and electing executive officers. Director nominees are recommended for the Board’s selection by a majority of our independent directors. We believe that obtaining input from all directors in connection with Board nominations enhances the nominating process.

The Audit Committee reviews and approves the audit reports rendered by our independent auditors and reviews the effectiveness of our internal accounting methods and procedures. The Audit Committee reports to the Board about such matters and recommends the selection of independent auditors. All of the members of the Audit Committee are “independent” (as defined by NASDAQ Rule 5605(a)(2)). The Board has adopted a written charter for the Audit Committee. The Board has determined that Mr. Yager is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of The NASDAQ listing standards. Our Audit Committee is comprised of Messrs. Protiva, Richardson, and Yager. Mr. Yager is the Chairman of the Committee.

The Compensation Committee reviews and recommends compensation plans for our top five highest paid employees, reports to the Board about such matters and recommends the incentive plans for these employees. The Compensation Committee also administers our 2003 stock incentive plan. In May 2008, the responsibilities of our Stock Option Committee were absorbed by the Compensation Committee and our Stock Option Committee was integrated into the Compensation Committee. Mr. McCann is the Chairman of our Compensation Committee and there are currently two vacancies on the Committee.

The Strategic Initiatives Committee works with the Board and our Chief Executive Officer to evaluate and support potential strategic acquisitions, litigation, and technology licensing activities. Mr. Bauer serves on our Strategic Initiatives Committee and there are currently two vacancies on the Committee.

EXECUTIVE COMPENSATION

The table below sets forth salaries and bonuses paid during the last two years and options granted in fiscal years 2008 and 2007 to our President and Chief Executive Officer and our Chief Financial Officer. No options were exercised in fiscal year 2008 by the executive officers named below. We did not have any other executive officers serving at the end of fiscal year 2008 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Michael A. Bauer(3)	2008	$215,000	$—	$93,147	$42,329	$350,476
	2007	$190,000	$11,875	$68,203	$15,945	$286,023
John Oakley(4)	2008	$165,075	$—	$37,311	$22,822	$225,208
	2007	$96,089	$6,394	$3,920	$12,000	$118,403

(1)

The amounts represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008 and 2007, in accordance with FAS 123(R) with respect to outstanding stock options vested and performance options estimated to be earned for each named executive officer. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to our Consolidated Financial Statements.

(2)

All other compensation for Mr. Bauer consists of a monthly allowance of $1,000 for automobile and other related expenses, partial reimbursement for health insurance premiums and the vested portion of our 401(k) plan employer match. All other compensation for Mr. Oakley in 2007 was a $12,000 moving allowance. In 2008, all other compensation for Mr. Oakley consisted of a monthly allowance of $800 for automobile and other related expenses, partial reimbursement for health insurance premiums and the vested portion of our 401(k) plan employer match.

(3)	Mr. Bauer is our President and Chief Executive Officer.
(4)	Mr. Oakley became our Chief Financial Officer on June 4, 2007 and resigned in January 2009. Mr. Oakley’s annual base salary for the year ended December 31, 2007 was $155,000.

The table set form above does not include Gary Langford, our Chief Financial Officer. Mr. Langford joined our company in January 2009.

Employment Agreements

Michael A. Bauer

On September 9, 2005 (the “Signing Date”), we entered into an employment and non-competition agreement with Michael A. Bauer, as amended by Amendment to Employment Agreement dated as of January 15, 2007 (the employment and non-competition agreement, as amended, the “Prior Employment Agreement”). The Prior Employment Agreement provided that Mr. Bauer would serve as President and Chief Executive Officer effective January 1, 2006. The Prior Employment Agreement had an initial term expiring on December 31, 2007, and continued for successive one year increments unless terminated by either party. From the Signing Date until December 31, 2005, Mr. Bauer continued in his position as Vice President of Sales and Marketing.

The Prior Employment Agreement provided that Mr. Bauer would receive a base salary of $190,000 per annum (which base salary could be increased based on Mr. Bauer’s annual performance review and would increase no less than 3% per annum during the initial term of the Prior Employment Agreement), performance bonus compensation of up to $190,000 for each of the years ended December 31, 2006 and 2007, and a monthly automobile allowance of $1,000. Mr. Bauer also received a one-time moving allowance of $25,000. The actual performance bonus payment was based upon our achievement of certain financial and performance objectives.

In addition, subject to Mr. Bauer’s continued employment with our company on the applicable grant and vesting dates, we agreed to grant Mr. Bauer certain options to purchase our common stock. Pursuant to the Prior Employment Agreement, Mr. Bauer received an option to purchase 40,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the Signing Date, which fully vested on the Signing Date. In addition, we agreed to grant Mr. Bauer (i) an option to purchase 75,000 shares of our common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2007 and 50,000 shares on March 31, 2007, provided that we achieved certain financial milestones set forth in our 2006 Board approved operating plan, and (ii) an option to purchase 75,000 shares of our common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that we achieved certain financial milestones set forth in our 2007 Board approved operating plan. If we did not achieve the financial milestones, a percentage of the applicable stock option could vest, based on the portion of the milestone that was achieved.

On January 15, 2007, we entered into an amendment (the “Amendment”) to the Prior Employment Agreement with Mr. Bauer (the “Amendment”). The Amendment reduced our obligation to grant Mr. Bauer stock options based on achieving certain 2006 financial milestones from 75,000 shares to 25,000 shares. The Amendment also modified certain performance goals for earning bonus compensation to, among other things, recognize Mr. Bauer’s leadership and contribution relating to our successful equity financing in 2006. The Amendment did not change Mr. Bauer’s total 2006 compensation as set forth in the Prior Employment Agreement, or the percentage of total compensation payable as a bonus upon achievement of certain financial and performance objectives. Mr. Bauer was paid $11,875 as bonus compensation in the year ended December 31, 2007.

Of the options we agreed to grant Mr. Bauer pursuant to the Prior Employment Agreement, as amended, options to purchase a total of 78,000 shares vested and options to purchase a total of 62,000 shares expired unvested because we did not achieve the specified performance milestones.

On February 11, 2008, we entered into a new employment and non-competition agreement with Mr. Bauer (the “New Employment Agreement”) to provide for Mr. Bauer’s continued service as President and Chief Executive Officer. The New Employment Agreement supersedes the Prior Employment Agreement, which expired on December 31, 2007, and was effective as of January 1, 2008. The New Employment Agreement has an initial term expiring on December 31, 2010, and continues for successive one year increments unless terminated by either party.

The New Employment Agreement provides that Mr. Bauer shall receive a base salary of $215,000 per year (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the New Employment Agreement). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the term of the New Employment Agreement for which we report net income in our publicly filed financial statements, Mr. Bauer’s base salary will increase to $235,000 per year. Mr. Bauer was eligible to receive performance bonus compensation of up to $105,000 for calendar year 2008 and a monthly automobile allowance of $1,000. The actual performance bonus payment was based upon achievement of certain financial and performance objectives. Mr. Bauer did not receive any bonus compensation in the year ended December 31, 2008. After calendar year 2008, performance bonus compensation, if any, will be based upon performance criteria to be determined by the Board, or the compensation committee of the Board, after consultation with Mr. Bauer.

In addition, subject to Mr. Bauer’s continued employment on applicable dates, pursuant to the New Employment Agreement, Mr. Bauer is entitled to receive the following stock options: (i) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, provided that we achieve certain financial milestones set forth in our 2008 Board approved operating plan; (ii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2010 and 50,000 shares on March 31, 2010, provided that we achieve certain financial milestones set forth in our 2009 Board approved operating plan; and (iii) an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that we achieve certain financial milestones set forth in our 2010 Board approved operating plan. If we do not achieve the financial milestones, a percentage of the applicable stock option may vest, based on the portion of the milestone that is achieved. Pursuant to the New Employment Agreement, options to purchase a total of 19,750 shares vested in 2009 and options to purchase a total of 55,250 shares expired unvested in 2009 because we did not achieve the specified performance milestones.

In the event of termination of Mr. Bauer’s employment by us for any reason other than cause or disability, Mr. Bauer will receive twelve months base salary. The New Employment Agreement also contains confidentiality and non-competition provisions.

John C. Oakley

John C. Oakley joined us as our Chief Financial Officer in June 2007 and resigned in January 2009. Pursuant to the offer letter from us to Mr. Oakley, Mr. Oakley received a base salary of $155,000 per annum and performance bonus compensation of up to 50% of his base salary. The actual performance bonus payment was based upon our achievement of certain financial and performance objectives. Mr. Oakley did not receive any bonus compensation in the year ended December 31, 2008.

In addition, we granted the following stock options to Mr. Oakley: (i) options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the date of grant, subject in all instances to Mr. Oakley’s continued employment with us on the applicable vesting dates; and (ii) options to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The options to purchase 30,000 shares expired unvested because we did not achieve the specified performance milestone for 2007. The offer letter also provided that as part of our executive management team, Mr. Oakley would be eligible for future stock option grants based on performance.

Mr. Oakley’s employment with us was for an unspecified term. In the event of termination of Mr. Oakley’s employment by us for any reason other than cause, Mr. Oakley would have received three months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provided for the execution by Mr. Oakley of confidentiality and non-competition agreements with us. Mr. Oakley did not receive any severance benefits in connection with his resignation.

Gary R. Langford

Gary R. Langford joined us as our Chief Financial Officer in January 2009. Pursuant to the offer letter from us to Mr. Langford, Mr. Langford receives a base salary of $150,000 per annum, a monthly car allowance of $800 and performance bonus compensation of up to 30% of his base salary. The actual performance bonus payment is based upon our achievement of certain financial and performance objectives.

In addition, we granted the following stock options to Mr. Langford on the date Mr. Langford commenced employment with us: (i) options to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the first anniversary of the date of grant, subject in all instances to Mr. Langford’s continued employment with us on the applicable vesting dates; and (ii) options to purchase 30,000 shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. Subject to Mr. Langford’s continued employment with us on the vesting date, the options to purchase 30,000 shares will vest on March 31, 2010, provided that we achieve the specified net profit target for 2009. If we do not achieve the financial milestone, a percentage of the option to purchase 30,000 shares may vest, based on the portion of the milestone that is achieved. The offer letter also provides that as part of our executive management team, Mr. Langford will be eligible for future stock option grants based on performance.

Mr. Langford’s employment with us is for an unspecified term. In the event of termination of Mr. Langford’s employment by us for any reason other than “cause” (as defined in the offer letter), Mr. Langford shall receive twelve months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provides for the execution by Mr. Langford of confidentiality and non-competition agreements with us.

All of our employees sign confidentiality and non-competition agreements. We have entered into indemnification agreements with our directors and executive officers, which provide that we will indemnify such directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company.

Option Grants in Fiscal Year 2008

The following table provides information on stock options granted under our 2003 Stock Incentive Plan during fiscal year 2008 to the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
Michael A. Bauer	75,000	34%	$5.81	02/11/2018
John Oakley	25,000	11%	$5.81	02/11/2018

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth the outstanding equity awards at December 31, 2008 for the named executive officers in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Excercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael A. Bauer	10,000	(1)			$3.86	10/01/2014
	40,000	(2)			$4.30	09/09/2015
	10,000	(3)			$3.86	10/01/2014
	50,000	(4)			$2.20	11/30/2016
	18,250	(5)			$4.30	09/09/2015
	19,750	(6)			$4.30	09/09/2015
			19,750	(7)	$5.81	02/11/2018

John Oakley	6,666	(8)	3,334	(8)	$4.75	05/15/2017
	6,666	(9)	13,334	(9)	$4.90	12/19/2017
			7,911	(10)	$5.81	02/11/2018

(1)	Options to purchase 5,000 shares vested on 10/1/04 and 5,000 shares vested on 10/1/05.
(2)	Fully vested on September 9, 2005.
(3)	Fully vested on December 31, 2005.
(4)	Fully vested on December 7, 2006.
(5)	Fully vested on January 15, 2007.
(6)	Fully vested on January 15, 2008.
(7)	Fully vested on January 15, 2009.
(8)

Options to purchase 3,333 shares vested on the date of grant, 3,333 shares vested on May 15, 2008 and the remaining options to purchase 3,334 shares expired unvested in January 2009 upon Mr. Oakley’s resignation.

(9)	Options to purchase 6,666 shares vested on December 19, 2008 and options to purchase the remaining 13,334 shares expired unvested in January 2009 upon Mr. Oakley’s resignation.
(10)	Fully vested on January 15, 2009.

On December 31, 2008, the last sale price of our common stock reported on The NASDAQ Capital Market was $7.25.

Stock Option Plans

1994 Stock Option Plan.    Until September 2003 when, in connection with adopting the 2003 Stock Incentive Plan, the Board of Directors determined that no further options would be granted under our 1994 Stock Option Plan (the “1994 Plan”), our employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 1994 stock option plan (the “1994 Plan”). The 1994

Plan, which expired in January 2004, was administered by the Stock Option Committee of the Board of Directors. There were 450,000 shares of our common stock reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan were to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who were expected to contribute to our future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of our company. The criteria utilized by the Committee in granting options pursuant to the 1994 Plan was consistent with these purposes.

Options granted under the 1994 Plan could be either incentive options or non-qualified options. Incentive options granted under the 1994 Plan are exercisable for a period of up to 10 years from the date of grant. No options could be granted under the plan after January 2004. Options could be granted only to such employees, officers, directors, consultants and advisors as the Committee selected from time to time in its sole discretion, but only employees of our company were eligible to receive incentive options.

An optionee could be granted more than one option under the 1994 Plan. The Committee determined, in its discretion (subject to the terms of the 1994 Plan), who would be granted options, the time or times at which options would be granted, the number of shares subject to each option, whether the options were incentive options or non-qualified options, and the manner in which options could be exercised. In making such determination, consideration was given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of our company and such other factors deemed relevant in accomplishing the purpose of the 1994 Plan.

2003 Stock Incentive Plan.    Our employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 2003 stock incentive plan, as amended (the “2003 Plan”). The 2003 Plan, which expires in September 2013, is administered by the Compensation Committee of the Board of Directors. There are 810,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to our future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of our company. The criteria utilized by the Compensation Committee in granting options pursuant to the 2003 Plan are consistent with these purposes.

Options granted under the 2003 Plan may be either incentive options or non-qualified options. Incentive options granted under the 2003 Plan are exercisable for a period of up to 10 years from the date of grant. No options can be granted under the plan after September 2013. Options may be granted only to such employees, officers, directors, consultants and advisors as the Committee shall select from time to time in its sole discretion, but only employees of our company shall be eligible to receive incentive options.

An optionee may be granted more than one option under the 2003 Plan. The Committee will, in its discretion, determine (subject to the terms of the 2003 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of our company and such other factors deemed relevant in accomplishing the purpose of the 2003 Plan.

The 2003 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2003 Plan, materially increase the benefits under the 2003 Plan, or modify the class of persons eligible to receive options under the 2003 Plan shall be subject to the approval of the stockholders of our company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Director Compensation

Meeting Fees and Expenses

We compensate directors who are not employees of our company with an annual fee of $1,000 for serving on our Board of Directors. For each Board or Committee meeting attended in person, non-employee directors receive $500. For attending our annual meeting of stockholders in person, non-employee directors receive $1,000. For meetings attended via telephone, non-employee directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and Committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses. Effective immediately after the first quarter in which our company earns a net profit after the 2008 annual stockholders meeting, the annual fee paid to each non-employee director for serving on our Board will be increased to $2,000, and each non-employee director will be paid $500 and $1,000 for attending Board or Committee meetings via telephone or in person, respectively.

Option Awards

We compensate directors who are not employees of our company with annual grants of options to purchase 8,000 shares of our common stock for serving on our Board of Directors. The chairperson of our Audit Committee receives an additional annual grant of options to purchase 4,000 shares of our common stock. Each of the chairpersons of the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 2,000 shares of our common stock. In addition, each non-employee director receives a one-time grant of options to purchase 6,000 shares of our common stock in connection with first becoming a member of the Board. Prior to our 2008 annual meeting of stockholders, all of the options granted to non-employee directors were granted at an exercise price equal to the market value of the underlying stock at the time of the grant and became exercisable in full six months after the date of grant.

During fiscal year 2007, pursuant to the 2003 Plan, we granted options to purchase 4,000 shares of our common stock to each of Edgar Protiva, Fritz Zeck and Brett Kingstone, options to purchase 5,000 shares of our common stock to Anthony Castor, and options to purchase 6,000 shares of our common stock to each of Brian McCann and Anthony Nicolosi, all non-employee directors of our company at the time the options were granted. All of the options granted to non-employee directors during fiscal year 2007 were granted on May 17, 2007 at an exercise price of $4.74 per share and vested on November 17, 2007.

In connection with our 2008 annual meeting of stockholders, and pursuant to the 2003 Plan, we granted options to purchase 8,000 shares of our common stock to each of Edgar Protiva, Fritz Zeck and Brett Kingstone, options to purchase 9,000 shares of our common stock to Anthony Castor, options to purchase 10,000 shares of our common stock to Brian McCann and options to purchase 12,000 shares of our common stock to Anthony Nicolosi, all non-employee directors of our company at the time the options were granted. Although the Board authorized the grant of all of the 2008 options on May 22, 2008, options to purchase an aggregate of 8,000 shares granted to Messrs. Protiva and Zeck could not be issued until the number of shares subject to options under the 2003 Plan was increased in June 2008. All of the options granted in connection with the 2008 annual stockholders meeting have an exercise price of $8.30 per share and vest 50% six months after issuance and the remaining 50% on May 22, 2009.

In connection with our 2009 annual meeting of stockholders, and pursuant to the 2003 Plan, we granted options to purchase 6,000 shares of our common stock to each of Michael Brown and Chris Richardson, options to purchase 8,000 shares of our common stock to each of Edgar Protiva and Fritz Zeck, options to purchase 10,000 shares of our common stock to Brian McCann and options to purchase 12,000 shares of our common stock to Anthony Nicolosi, all non-employee directors of Nexxus at the time the options were granted. All of the options granted in connection with the 2009 annual stockholders meeting have an exercise price of $6.20 per share and vest 50% six months after issuance and the remaining 50% on May 21, 2010. Messrs. Kingstone, Nicolosi, Zeck and Castor retired from our Board before any of the options granted to them in connection with our 2009 annual meeting of stockholders could vest.

In connection with joining our Board in August 2009, we expect to grant options to purchase 6,000 shares of our common stock to each of Messrs. Doherty and Yager in 2009.

The following table sets forth information regarding the compensation received by each of our non-employee directors during the year ended December 31, 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Brett M. Kingstone(4)	$4,750	$37,190	$—	$41,940
Edgar Protiva	$6,000	$37,190	$—	$43,190
Brian McCann	$4,500	$46,457	$—	$50,957
Anthony Nicolosi(5)	$5,000	$55,792	$—	$60,792
Anthony T. Castor(6)	$4,000	$41,793	$—	$45,793
Fritz Zeck(7)	$3,000	$37,190	$—	$40,190

(1)

Consists of annual cash retainer fees and fees paid for attending meetings of the Board of Directors paid to non-employee directors for service as members of the Company’s Board of Directors. Does not include the following annual cash retainer fees and fees paid for attending meetings of the Board that were earned by our non-employee directors during calendar year 2008, but paid in calendar year 2009: Kingstone – $1,250; McCann – $1,250; Castor – $1,750; Nicolosi – $2,000; Protiva – $2,000; and Zeck – $1,000. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”

(2)

Consists of the annual stock option retainers awarded to non-employee directors for service on the Company’s Board of Directors. The amounts represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) with respect to outstanding stock options vested for each director. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to our Consolidated Financial Statements. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(3)

As of December 31, 2008, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Kingstone, 80,446 shares (not including warrants to purchase 289,187 shares of common stock owned by the Kingstone Family Partnership II, which is controlled by Mr. Kingstone); Mr. Protiva, 40,000 shares; Mr. McCann, 47,000 shares; Mr. Nicolosi, 38,000 shares; Mr. Castor, 32,600 shares and Mr. Zeck, 31,000 shares. The options were granted under either our 1994 Stock Option Plan or our 2003 Stock Incentive Plan. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(4)	Mr. Kingstone retired from the Board in March 2009.
(5)	Mr. Nicolosi retired from the Board in August 2009.
(6)	Mr. Castor retired from the Board in March 2009.
(7)	Mr. Zeck retired from the Board in August 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth in this section is information concerning transactions with our related parties. Our related parties include our directors, executive officers and holders of more than five percent of the outstanding shares of our voting securities as of September 22, 2009.

2009 Exchange Offer

On October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock, including certain of our directors or entities affiliated with them, to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). The Exchange will only be effective upon consummation of this offering and, following the closing of the Exchange, we will have no shares of Series A preferred stock outstanding. The shares of Series A preferred stock were originally issued by us in a November 2008 private placement. Holders of the Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance. Pursuant to the terms of our Series A preferred stock, at the option of the holder, if we raise $20 million or more in this offering, we will be obligated to redeem all of our outstanding Series A preferred.

Simultaneously with the closing of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for common stock. The number of shares of common stock to be delivered in the Exchange will be determined by dividing $5,455,750 (which represents the stated value of the Series A preferred stock) by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. The shares of common stock issuable in Exchange for our Series A preferred stock will be freely tradable without restriction or further registration under the federal securities laws, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales will be subject to certain limitations and restrictions.

Simultaneously with the closing of this offering, we will also exchange the remaining 480 shares of our Series A preferred stock, with a stated value of $2,400,000, which are owned by certain of our directors or entities affiliated with them, for convertible promissory notes (the “Exchange Notes”) in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes will bear interest at 1% per annum and mature three years after issuance. The number of shares of common stock deliverable upon conversion of the Exchange Notes will be determined by dividing the aggregate principal amount of the Exchange Notes by the sum of the “market value” of our common stock immediately preceding the entering into of the agreement to effect the Exchange (the “Exchange Agreement”) plus the “warrant coverage value.” “Market value” and “warrant coverage value” will be determined by applicable NASDAQ rules. “Market value” means the consolidated closing bid price of our common stock immediately preceding the entering into of the Exchange Agreement. “Warrant coverage value” means a value of $0.125 for each 100% of warrant coverage. For each $1.00 in principal amount of an Exchange Note, the noteholder will be issued Exchange Warrants to purchase 0.3896 shares of our common stock exercisable commencing six months after the issuance of the Exchange Warrants for a period terminating three years after the issuance of the Exchange Warrants at an exercise price equal to the “market value” of our common stock immediately preceding the entering into of the Exchange Agreement. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. In no event will the exercise price of the Exchange Warrants or the conversion price of the Exchange Notes be less than the greater of book or market value of our common stock immediately preceding the entering into of the Exchange Agreement.

In connection with the Exchange of our Series A preferred stock, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, will receive Exchange Notes aggregating $1,650,000 and Exchange Warrants to purchase 642,840 shares of common stock and Michael Brown, one of our directors, will receive Exchange Notes aggregating $750,000 and Exchange Warrants to purchase 292,200 shares of common stock.

We intend to use approximately $0.8 million of the net proceeds of this offering to pay accumulated dividends on our Series A preferred stock. We are obligated to pay all accrued, but unpaid, dividends on the Series A preferred stock in cash within three business days following the consummation of this offering. Of this amount, entities affiliated with Mariner Private Equity, LLC will receive approximately $159,500 and Michael Brown will receive approximately $72,500.

June 2009 Private Placement

On June 18, 2009, we issued and sold to a limited number of accredited investors in a private placement an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance (the “2009 Private Placement”). The 2009 Notes mature on January 5, 2011, and bear interest at the rate of 10% per annum payable 365 days after the date of the 2009 Notes and at maturity. Each investor received 2009 Warrants equal to 0.075 shares for each $1.00 in principal amount of the 2009 Notes payable to the investor.

Within five business days after the earlier of (i) the date which is 365 days after the issuance date of the 2009 Notes and (ii) the date on which all principal and interest on the 2009 Notes is paid by us, we will issue to the holders of the 2009 Notes, additional warrants to purchase an aggregate number of shares of our common stock equal to the product obtained by multiplying (a) 7.5% of the aggregate principal amount of all 2009 Notes issued pursuant to the 2009 Private Placement by (b) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365. All additional warrants issued in connection with the 2009 Private Placement will have the same exercise price and be in the same form as the 2009 Warrants, except that the exercise period shall be for three years commencing on the date of issuance thereof.

We intend to use approximately $4.0 million of the net proceeds from this offering to repay all of the outstanding principal amount plus all accrued but unpaid interest on the 2009 Notes. The holders of such notes include certain of our directors or entities affiliated with them. In connection with the repayment of our 2009 Notes, entities affiliated with Mariner Private Equity, LLC, of which Patrick Doherty, one of our directors, is president, would be repaid $1,500,000 in principal amount plus all accrued but unpaid interest and Michael Brown, one of our directors, would be repaid $100,000 in principal amount plus all accrued but unpaid interest.

The following table summarizes the participation in the 2009 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid	Principal Amount of Note	Initial Warrant Shares	Maximum Warrant Shares
Michael J. Brown	$100,000	$100,000	7,500	15,000
XXL Investments, LLC(1)	$100,000	$100,000	7,500	15,000
Bicknell Family Holding Company, LLC(1)	$700,000	$700,000	52,500	105,000
Martin C. Bicknell(1)	$700,000	$700,000	52,500	105,000

TOTAL:	$1,600,000	$1,600,000	120,000	240,000

(1)

The 2009 Notes are payable to and the 2009 Warrants are directly owned by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Mariner Capital Ventures, LLC. As reported in the Schedule 13G jointly filed by the Mariner Reporters, the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the 2009 Warrants.

November 2008 Private Placement

On November 12, 2008, we sold to a limited number of accredited investors in a private placement approximately 1,500 units at a price of $5,000 per unit, resulting in aggregate consideration of $7,567,230, consisting of $3,974,600 in cash and cancellation of $3,592,630 in principal amount of indebtedness and accrued interest (the “2008 Private Placement”). The purchase price for the units was payable either in cash or by cancellation of all principal and accrued interest on certain secured promissory notes we issued in 2008 (the “2008 Notes”), with the aggregate amount of principal and interest on such cancelled 2008 Notes being applied against the purchase price of the units on a dollar for dollar basis. Each unit consisted of (i) one share of our Series A preferred stock, $.001 par value per share (the “Series A preferred stock”) and (ii) a warrant to purchase 750 shares of our common stock exercisable at $6.40 per share, expiring three years from the date of issuance (the “2008 Warrants”). We issued 2008 Warrants to purchase an aggregate of 1,178,365 shares of our common stock at closing. Holders of the Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance or we breach a covenant set forth in the purchase agreement executed in connection with the 2008 Private Placement. Pursuant to the terms of our Series A preferred stock, at the option of the holder, we are obligated to redeem all of our outstanding Series A preferred stock if we raise $20 million or more in this offering.

We also agreed to issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the 2008 Private Placement. Thus, as of May 12, 2009, we issued additional warrants to purchase 589,183 shares of our common stock. If all of the shares of Series A preferred stock are not redeemed prior to November 12, 2009, then we will issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. As a result, if all of the shares of Series A preferred stock are not redeemed by November 12, 2009, warrants to purchase 589,183 additional shares of our common stock will be issued.

The following table summarizes the participation in the 2008 Private Placement by our current directors and their affiliates:

Name	Aggregate Consideration Paid		Shares of Series A Preferred Stock	Initial Warrant Shares	Maximum Warrant Shares
Michael J. Brown	$750,000	(1)	150	112,500	225,000
XXL Investments, LLC(2)	$150,000	(1)	30	22,500	45,000
Bicknell Family Holding Company, LLC(2)	$1,350,000	(1)	270	202,500	405,000
Martin C. Bicknell(2)	$150,000	(1)	30	22,500	45,000

TOTAL:	$2,400,000		480	360,000	720,000

(1)	The aggregate consideration was paid in cash.
(2)

The Series A preferred stock and the 2008 Warrants are directly owned by XXL Investments, LLC, Bicknell Family Holding Company, LLC or Martin C. Bicknell. As reported in a Schedule 13G/A jointly filed with the SEC on July 10, 2009 (the “13G”) by the Bicknell Family Holding Company, LLC, the Bicknell Family Management Company, LLC, the Bicknell Family Management Company Trust, Mariner Wealth Advisors, LLC, Martin C. Bicknell, XXL Investments, LLC and Mariner Capital Ventures, LLC (together, the “Mariner Reporters”), the Mariner Reporters are acting as a group pursuant to Rule 13d-5(b)(1). Patrick Doherty, a current member of our board of directors, is the president of Mariner Private Equity, LLC. Mariner Private Equity, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the Series A preferred stock and the 2008 Warrants.

Wu Litigation

On November 18, 1999, we filed a lawsuit (case number CI-99-9392) (the “Lawsuit”) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against various defendants (the “Wu Defendants”). We were also pursuing litigation against certain parties related to the Wu Defendants (the “Related Litigation”). In June 2003, the Court issued an order of final judgment against all parties in the Lawsuit. Pursuant to the final judgment, we were awarded $38,405,978 and further awarded an additional amount for legal fees and costs of $834,297. As of the date of entry of the final judgment, these amounts began accruing interest at a rate of six percent per year. As of December 31, 2008, the total amount due including estimated accrued interest was approximately $53 million. We believe that the monetary judgment awarded in the Lawsuit, and any amounts that may be awarded in the Related Litigation, will be very difficult and costly to collect, if collectable at all. We may not be successful in collecting any amounts awarded in the Lawsuit or that may be awarded in the Related Litigation. We had an agreement with Brett M. Kingstone, our former chairman of the board (the “Participation Agreement”) regarding funding for collection activities in the Lawsuit or Related Litigation (the “Collection Activities”). Mr. Kingstone had the option of providing personal funds (“Kingstone Funds”), or arranging for funds from third parties (“Third Party Funds”), to pursue Collection Activities. As of December 31, 2007, Mr. Kingstone had provided $350,000 in the form of a Letter of Credit, and arranged for $350,000 of Third Party Funds, to further the Collection Activities. The Kingstone Funds and Third Party Funds were subsequently returned after being used for bonding in connection with Collection Activities. Mr. Kingstone also notified us that he had available, on a standby basis, up to an additional $3,000,000 of bonding capacity to pursue further Collection Activities. In consideration for providing Kingstone Funds and/or Third Party Funds for Collection Activities, and pursuant to the transition agreement between the Company and Mr. Kingstone dated September 9th, 2005, we had agreed to pay Mr. Kingstone 50% of amounts we actually received from all Collection Activities less all costs and expenses incurred from time to time by us in connection with the Lawsuit, the Related Litigation and the Collection Activities, which had not been recovered. To date, we have incurred approximately $581,000 in fees and have recovered $830,000 from Collection Activities. Of the $830,000 recovered, Mr. Kingstone has been paid a total of $263,500 pursuant to the Participation Agreement. We and Mr. Kingstone terminated the Participation Agreement in March 2009. Pursuant to an Assignment Agreement dated March 26, 2009 between us and B&M Kingstone, LLC (“B&M”), an affiliate of Mr. Kingstone, we assigned the final judgment in the Lawsuit to B&M in consideration for $50,000 and 15% of amounts actually received by B&M from Collection Activities in connection with the Lawsuit and Related Litigation, after expenses. B&M has also agreed to indemnify us against any liabilities arising out of Collection Activities. The obligations of B&M under the assignment agreement are guaranteed by Mr. Kingstone.

Lease Agreement with Max King Realty, Inc.

On September 27, 1996, we entered into a lease agreement with Max King Realty, Inc. (“Max King Realty”), an entity controlled by Mr. Kingstone, for approximately 70,000 square feet of warehouse and office space. We began occupying this facility in August 1997. The lease term expired in June 2012. Rental payments for the year ended December 31, 2006 were $566,918. The lease agreement was approved by all of the disinterested directors of Nexxus, with Mr. Kingstone abstaining from the vote. At the time we entered into the lease agreement, based on then current economic conditions, the real estate market, and our prospects, we believed that the transaction was on terms, when taken as a whole, no less favorable to us than could generally be obtained from unaffiliated third parties.

On November 30, 2006, we entered into a new five year operating lease agreement with EastGroup Properties, L.P. We lease approximately 34,000 square feet of office, distribution and light manufacturing space located in Orlando, Florida for our new manufacturing facility. In connection with executing the lease for our new facility, on November 29, 2006, we entered into a lease termination agreement with Max King Realty to terminate the capital lease with Max King Realty for our former facility. Max King Realty was willing to accommodate our desire to terminate our obligations under the lease for our former facility by terminating the lease, repaying the third party indebtedness secured by the premises, and selling the premises to an unrelated third party.

In connection with accommodating our request for early termination of the lease of our former facility, Max King Realty incurred a prepayment penalty to a third party lender for the early repayment of the indebtedness secured by the leased premises in an amount equal to approximately $332,800. We agreed to pay Max King Realty the full amount of the prepayment penalty by delivery of an unsecured promissory note in the principal amount of $332,846, bearing interest at a rate of 7.5% per annum. The promissory note was paid in full in January 2007.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on September 22, 2009, by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

	Shares Beneficially Owned(1) Prior to Offering
Name of beneficial owner	Number	Percent
5% Stockholders:
Brett M. Kingstone and the Kingstone Family Ltd Partnership II(2)	751,672	8.3%
Potomac Capital Management LLC(3)	401,787	4.5%
Potomac Capital Management Inc.(4)	595,484	6.7%
Paul J. Solit(5)	1,000,338	11.1%
J. Shawn Chalmers Revocable Trust UAD 8/13/96, Orion Capital Investments, LLC and Orion Investment Partners I, LLC(6)	871,526	9.9%
Bicknell Family Holding Company, LLC, Bicknell Family Management Company, LLC, Bicknell Family Management Company Trust, Martin C. Bicknell, Mariner Wealth Advisors LLC, XXL Investments, LLC, and Mariner Capital Ventures, LLC(7)	871,526	9.9%

Directors and Named Executive Officers:
Michael J. Brown(8)	665,993	7.3%
Patrick Doherty(9)	871,526	9.9%
Brian McCann(10)	51,000	*
Edgar Protiva(11)	44,498	*
Chris Richardson(10)	3,000	*
William Yager(12)	—	—
Michael Bauer(13)	182,050	2.0%
Gary Langford	—	—
All executive officers and directors as a group (8 persons)(14)	1,818,067	17.7%

*	Represents a percentage of beneficial ownership that is less than 1%.
(1)

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the Securities and Exchange Commission regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after September 22, 2009, including any shares that could be purchased by the exercise of options and warrants at or within 60 days after September 22, 2009. Each stockholder’s percentage ownership before this offering is based on 8,723,980 shares of our common stock outstanding as of September 22, 2009 plus the number of shares of our common stock that may be acquired by such stockholder upon exercise of options and/or warrants that are exercisable at or within 60 days after September 22, 2009.

(2)

This amount includes the following shares owned by the Kingstone Family Limited Partnership II, which Mr. Kingstone controls and is the general partner: (i) 394,539 shares of common stock; and (ii) 289,187 shares of common stock that may be acquired upon the exercise of warrants that are currently exercisable or will become exercisable within 60 days after September 22, 2009. In addition, this amount includes 67,946 shares of common stock which may be acquired by Mr. Kingstone upon the exercise of options granted pursuant to our stock option plans that are currently exercisable or that will become exercisable within 60 days after September 22, 2009. The address of Mr. Kingstone and the Kingstone Family Ltd Partnership II is 7718 Dawberry Court, Orlando, Florida 32819.

(3)

Based on information obtained from a Schedule 13G jointly filed with the Securities and Exchange Commission on March 2, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit, Potomac Capital Management LLC owns 401,787 shares of common stock consisting of 289,347 shares of common stock and warrants to purchase 112,440 shares of common stock. The address of Potomac Capital Management LLC is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(4)

Based on information obtained from a Schedule 13G jointly filed with the Securities and Exchange Commission on March 2, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit, Potomac Capital Management Inc. owns 595,484 shares of common stock consisting of 415,995 shares of common stock and warrants to purchase 179,489 shares of common stock. The address of Potomac Capital Management Inc. is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(5)

Based on information obtained from a Schedule 13G jointly filed with the Securities and Exchange Commission on March 2, 2009 by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit, Mr. Solit owns 1,000,338 shares of common stock consisting of 708,409 shares of common stock and warrants to purchase 291,929 shares of common stock. The address of Mr. Solit is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(6)

Based on information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2009 by James Shawn Chalmers, Mr. Chalmers is: (i) the sole director and president and majority stockholder of J&S Ventures, Inc., which directly owns 3,000 shares of common stock; (ii) the sole manager and holder of 75% of the membership interests of Orion Capital Investments, LLC (“Orion Capital”), which owns 134,529 shares of common stock and warrants to purchase 134,529 shares of common stock; (iii) the sole manager and holder of 20% of the membership interests of Orion Investment Partners I, LLC (“Orion Investment”), which owns 343,456 warrants to purchase common stock; and (iv) the trustee of the J. Shawn Chalmers Trust (the “Chalmers Trust”), which owns 167,144 shares of common stock and 393,951 warrants to purchase shares of common stock. In addition, the number of shares of common stock owned by Mr. Chalmers includes 20,000 shares of common stock directly owned by his children. The warrants contain a blocker provision under which the holder does not have the right to exercise the warrants to the extent that such exercise would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of warrants, Mr. Chalmers is deemed the beneficial owner of 871,526 shares or 9.99% of the outstanding shares of common stock on September 22, 2009. On June 18, 2009, we entered into a Note and Warrant Purchase Agreement with the Chalmers Trust, Orion Investment, Orion Capital and other accredited investors pursuant to which the Chalmers Trust, Orion Investment and Orion Capital acquired an aggregate of 56,250 warrants to purchase shares of our common stock that are currently exercisable or that will become exercisable within 60 days after September 22, 2009. The address of Mr. Chalmers is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015.

(7)

Includes 515,694 shares of common stock and 876,558 shares of common stock that may be acquired upon the exercise of warrants that are currently exercisable, or that will become exercisable within 60 days after September 22, 2009, owned by the Bicknell Family Holding Company, LLC, Martin C. Bicknell, XXL Investments, LLC or Mariner Capital Ventures, LLC. As reported in a Schedule 13G/A jointly filed with the SEC on July 10, 2009 (the “Bicknell 13G”) by the Bicknell Family Holding Company, LLC, the Bicknell Family Management Company, LLC, the Bicknell Family Management Company Trust, Mariner Wealth Advisors, LLC, Martin C. Bicknell, XXL Investments, LLC and Mariner Capital Ventures, LLC (each, a “Bicknell Reporter” and together, the “Bicknell Reporters”), the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). The warrants contain a blocker provision under which the holder does not have the right to exercise the warrants to the extent that such exercise would result in beneficial ownership by the holder of more than 9.99% of the shares of common stock then issued and outstanding. Due to the limitation on the exercise of the warrants, each Bicknell Reporter is deemed a beneficial owner with shared voting and dispositive power over 871,526 shares or 9.99% of the outstanding shares of common stock on September 22, 2009. On June 18, 2009, we entered into a Note and Warrant Purchase Agreement with XXL Investments, LLC, Bicknell Family Holding Company, LLC and Mariner Capital Ventures, LLC and other accredited investors pursuant to which such entities acquired an aggregate of 112,500 warrants to purchase shares of our common stock that are currently exercisable or that will become exercisable within 60 days after September 22, 2009. The address of the Bicknell Reporters is c/o Mariner Wealth Advisors, LLC, 4200 W. 115th Street, Suite 100, Leawood, Kansas 66211.

(8)

This amount includes 269,058 shares of common stock and 393,935 shares of common stock that may be acquired upon the exercise of warrants that are currently exercisable or that will become exercisable within 60 days after September 22, 2009. The balance of 3,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director that are currently exercisable or that will become exercisable within 60 days after September 22, 2009.

(9)

Includes 515,694 shares of common stock and 876,558 shares of common stock that may be acquired upon the exercise of warrants that are currently exercisable, or that will become exercisable within 60 days after September 22, 2009, owned by the Bicknell Family Holding Company, LLC, Martin C. Bicknell, XXL Investments, LLC or Mariner Capital Ventures, LLC. As reported in the Bicknell 13G, the Bicknell Reporters are acting as a group pursuant to Securities and Exchange Commission Rule 13d-5(b)(1). Mr. Doherty is the president of Mariner Equity Management, LLC. Mariner Equity Management, LLC is the general partner of Mariner Capital Ventures, LLC. Mr. Doherty disclaims beneficial ownership of the shares of common stock and warrants. Mr. Doherty will be entitled to the director compensation for outside directors described in our 2009 proxy statement filed with the Securities and Exchange Commission on April 27, 2009.

(10)

All of these shares consist of common stock that may be acquired upon the exercise of options granted for serving as a director of Nexxus that are currently exercisable or that will become exercisable within 60 days after September 22, 2009.

(11)

This amount includes 1,498 shares of common stock. The balance of 43,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director of Nexxus that are currently exercisable or that will become exercisable within 60 days after September 22, 2009.

(12)	Mr. Yager will be entitled to the director compensation for outside directors described in our 2009 proxy statement filed with the Securities and Exchange Commission on April 27, 2009.
(13)

This amount includes: (i) 6,900 shares of common stock; (ii) 167,750 shares of common stock that may be acquired upon the exercise of options that are currently exercisable or that will become exercisable within 60 days after September 22, 2009; and (iii) 7,400 shares of common stock held by Mr. Bauer’s spouse.

(14)

This amount includes shares that may be acquired upon the exercise of options and warrants held by directors and executive officers that are currently exercisable or that will become exercisable within 60 days after September 22, 2009.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 25,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2009, there were 8,522,224 shares of our common stock and 1,571 shares of our preferred stock issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, which is filed as an exhibit to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. However, the current policy of our Board of Directors is to retain earnings, if any, for the operation and expansion of our company. In addition, we are prohibited from paying dividends on our common stock by the terms of our existing secured indebtedness and our outstanding Series A preferred stock, although we intend to repay all of our secured indebtedness and have entered into an agreement to eliminate all of our preferred stock following completion of this offering. Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. Our certificate of incorporation does not provide for preemptive, subscription, redemption or conversion rights with respect to our common stock.

Preferred Stock

Our Board of Directors has authority to issue the preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, as the Board of Directors may deem advisable. The Board of Directors may also set the qualifications, limitations or restrictions of the preferred stock, if any, including the number of shares in a series (which the Board of Directors may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series, and such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of stockholders. The issuance of preferred stock with voting or conversion rights may adversely affect the voting rights of the holders of common stock.

Series A Preferred Stock

On November 12, 2008, we sold to a limited number of accredited investors in a private placement approximately 1,500 units at a price of $5,000 per unit (the “Stated Value”) pursuant to a Preferred Stock and Warrant Purchase Agreement (the “Preferred Stock Agreement”). Each unit consists of (i) one share of our Series A preferred stock, $0.001 par value per share (the “Series A preferred stock”), and (ii) a warrant to purchase 750 shares of our common stock (the “2008 Warrants”), described below. Holders of Series A preferred stock are entitled to dividends at the rate of 8% per annum, escalating to up to 16% per annum if, among other things, the Series A preferred stock is not redeemed within twelve months after issuance or we breach a covenant set forth in the Preferred Stock Agreement. Dividends are cumulative from the initial issuance date of the Series A preferred stock (whether or not earned or declared). In addition, upon an event of default under the Preferred Stock Agreement, holders of Series A preferred stock will have the right to designate one director to our Board of Directors. The Series A preferred stock is non-voting.

In the event of a Liquidation Event (as such term is defined in the Certificate of Designations for the Series A preferred stock), the holders of Series A preferred stock shall be entitled to receive in cash out of our assets, before any amount shall be paid to the holders of any of our capital shares of any class junior in rank to the Series A preferred stock, an amount per share equal to the Stated Value plus all accumulated dividends on such Series A preferred stock (whether or not declared) to and including the date of the Liquidation Event.

At the option of the holder, the Series A preferred stock is convertible at any time commencing four years after issuance into shares of our common stock at a conversion price equal to (A) the sum of the Stated Value of the Series A preferred stock plus all accumulated dividends on such Series A preferred stock, divided by (B) the greater of (i) $6.59 and (ii) the market value of our common stock at 4:00 p.m. EST on the conversion date. The conversion price of the Series A preferred stock is not subject to any price-based anti-dilution provisions. The conversion price of the Series A preferred stock is subject to adjustment only for stock splits and similar events.

Pursuant to the terms of our Series A preferred stock, at the option of the holder, we are obligated to redeem all of our outstanding Series A preferred stock if we raise $20 million or more in this offering. However, on October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company. The Exchange will only be effective upon the consummation of this offering and, following the closing of the Exchange, we will have no shares of Series A preferred stock outstanding.

Simultaneously with the closing of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for common stock. The number of shares of common stock to be delivered in the exchange will be determined by dividing $5,455,750 (which represents the stated value of the Series A preferred stock) by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. Generally, all of the shares of common stock issuable in Exchange for our Series A preferred stock will be freely tradable without restriction or further registration under the federal securities laws.

In addition, simultaneously with the closing of this offering, we will exchange the remaining 480 shares of our Series A preferred stock, with a Stated Value of $2,400,000, which are owned by certain of our directors or entities affiliated with them, for convertible promissory notes (the “Exchange Notes”) in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes will bear interest at 1% per annum and mature three years after issuance. The number of shares of common stock deliverable upon conversion of the Exchange Notes will be determined by dividing the aggregate principal amount of the Exchange Notes by the sum of the “market value” of our common stock immediately preceding the entering into of the agreement to effect the Exchange (the “Exchange Agreement”) plus the warrant coverage value. “Market value” and warrant coverage value will determined by applicable NASDAQ rules. “Market value” means the consolidated closing bid price of our common stock immediately preceding the entering into of the Exchange Agreement. Warrant coverage value means a value of $0.125 for each 100% of warrant coverage. For each $1.00 in principal amount of an Exchange Note, the note holder will be issued Exchange Warrants to purchase 0.3896 shares of our common stock exercisable commencing six months after the issuance of the Exchange Warrants for a period terminating three years after the issuance of the Exchange Warrants at an exercise price equal to the “market value” of our common stock immediately preceding the entering into of the Exchange Agreement. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. In no event will the exercise price of the Exchange Warrants or the conversion price of the Exchange Notes be less than the greater of book or market value of our common stock immediately preceding the entering into of the Exchange Agreement.

Options

As of June 30, 2009, we had 712,746 options outstanding pursuant to our stock option plans.

Warrants

As of June 30, 2009, we had the following warrants outstanding to purchase an aggregate of 5,132,249 shares of our common stock. Also, up to 874,184 shares of our common stock may be issued pursuant to contractual obligations to grant additional warrants as set forth below.

On December 21, 2005, we issued to Brett M. Kingstone, our former Chairman of the Board, President and Chief Executive Officer, a warrant to purchase 289,187 shares of our common stock at an exercise price of $4.30 per share, expiring on December 20, 2015.

On December 7, 2006, we closed the private offering to a limited number of accredited investors of approximately 40,360 units at a price of $223.00 per unit. Each unit consisted of 100 shares of our common stock, a warrant to purchase 60 shares of our common stock exercisable at $2.23 per share, expiring five years from the date of issuance (the “Base Warrants”), and a second warrant to purchase 15 shares of our common stock exercisable at $3.00 per share, expiring five years from the date of issuance. In connection with the private offering, the placement agent received a Base Warrant to purchase 322,870 shares of our common stock. As of June 30, 2009, only 2,248,893 of the Base Warrants remained outstanding.

On June 26, 2008, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with a limited number of accredited investors, pursuant to which we issued and sold to such investors an aggregate of $3.5 million in principal amount of secured promissory notes (the “2008 Notes”) and warrants to purchase 218,750 shares of our common stock at an exercise price of $7.33 per share, expiring three years from the date of issuance. Each investor received warrants equal to 0.0625 shares for each $1.00 in principal amount of the 2008 Notes payable to such investor. The exercise price of the warrants was subject to adjustment in the event that prior to June 26, 2009, we issued Additional Stock (as defined in the warrants) for a consideration per share less than the exercise price of the warrants in effect immediately prior to such issuance. In accordance with this adjustment, in November 2008, the exercise price of the warrants was reset to $6.40, the exercise price of the 2008 Warrants described below. In addition, the warrants are subject to adjustment in the event of stock splits, stock dividends, and similar transactions. The warrants contain certain cash-less exercise provisions.

On November 11, 2008, we entered into the Preferred Stock Agreement pursuant to which, among other things, we issued 1,178,365 2008 Warrants, which are exercisable at $6.40 per share and expire three years from the date of issuance. There are no price-based anti-dilution provisions in the 2008 Warrants. The exercise price of the 2008 Warrants is subject to adjustment only for stock splits and similar events. The 2008 Warrants contain certain cash-less exercise provisions. We agreed to issue additional warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the private placement. Thus, on May 12, 2009, we issued additional warrants to purchase 589,183 shares of our common stock. If all of the shares of Series A preferred stock are not redeemed prior to the first anniversary of the Preferred Stock Agreement, then we will issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. Thus, if all of the shares of Series A preferred stock are not redeemed by November 12, 2009, warrants to purchase 589,183 additional shares of our common stock will be issued. In connection with the private offering, the placement agent received 57.71 shares of Series A preferred stock and 2008 Warrants to purchase 43,283 shares of our common stock.

On June 18, 2009, we entered into a Note and Warrant Purchase Agreement (the “2009 Purchase Agreement”) with a limited number of accredited investors, pursuant to which we issued and sold to such investors an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance. The exercise price of the 2009 Warrants is subject to adjustment only for stock splits, stock dividends, and similar transactions. The 2009 Warrants contain certain cash-less exercise provisions. Each investor received 2009 Warrants equal to 0.075 shares for each $1.00 in principal amount of the 2009 Notes payable to such investor. Additional warrants to purchase an aggregate number of shares of our common stock will be issued equal to the product obtained by multiplying (i) 7.5% of the aggregate principal amount of all of the 2009 Notes times (ii) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365.

Contractual Earn-out Obligation

We have a contractual earn-out obligation to issue additional shares of our common stock in connection with the April 2008 acquisition of Lumificient. Pursuant to the terms of the Lumificient stock purchase agreement dated April 30, 2008 among us, Lumificient and the shareholders of Lumificient, the shareholders of Lumificient are entitled to a possible future earn-out payment, based upon achievement of certain performance milestones for the year ending December 31, 2009, of up to an aggregate of 1,322,000 additional shares of our common stock

Certain Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Undesignated Preferred Stock.    Our certificate of incorporation authorizes the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to those of our common stock. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings. The notice must contain information specified in our bylaws.

Removal of Directors and Director Vacancies.    Our bylaws provide that directors may be removed by stockholders with or without cause, by the affirmative vote of a majority of the votes of the issued and outstanding shares of stock entitled to vote, or by a majority vote of the Board of Directors, and the vacancy in the Board of Directors caused by any such removal may be filled by such stockholders or directors, as the case may be.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Trading Information

Our common stock is quoted on The NASDAQ Capital Market under the symbol “NEXS.”

The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-United States holder that purchases shares pursuant to this offer. As used in this discussion, the term non-United States holder means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under section 7701(b) of the Code;

•

a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia, other than a partnership treated as foreign under United States Treasury regulations;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (1) if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

This discussion does not consider:

•	United States federal gift tax consequences, United States state or local or non-United States tax consequences;

•

specific facts and circumstances that may be relevant to a particular non-United States holder’s tax position, including, if the non-United States holder is a partnership or trust that the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-United States holder;

•

special tax rules that may apply to particular non-United States holders, such as financial institutions, insurance companies, tax-exempt organizations, pension plans, hybrid entities, United States expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-United States holder that holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

The following discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-United States holder holds our common stock as a “capital asset” within the meaning of section 1221 of the Code (generally, property held for investment).

This summary is not intended to be construed as legal advice. Each non-United States holder should consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

Unless an exception applies, we will withhold a United States federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty, from the gross amount of dividends paid on our common stock to a non-United States holder. In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we pay a dividend that is greater than our current or accumulated “earnings and profits” as calculated for United States federal income tax purposes. In that case, either:

•	We may elect to withhold only on the portion of the dividend that is out of our earnings and profits. Consequently the remainder of the dividend would not be subject to withholding tax.

•

We may withhold on the entire dividend. In that case, you would be entitled to obtain a refund from the Internal Revenue Service (IRS) for the withholding tax on the portion of the dividend that exceeds our earnings and profits.

Dividends that are effectively connected with a non-United States holder’s conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment maintained by the non-United States holder in the United States (ECI), generally will be exempt from the withholding tax described above and instead will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In addition to the regular United States income tax, a holder that is a foreign corporation will be subject to branch profits tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, on the dividend equivalent amount.

In order to claim the benefit of an income tax treaty or claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, the non-United States holder must provide a properly executed Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, prior to the payment of dividends. These forms must be periodically updated. Special certification and other requirements apply to certain non-United States holders that are pass-through entities rather than corporations or individuals. Non-United States holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and their ability to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, and related certification requirements.

Eligibility for income tax treaty rates are subject to a variety of requirements and restrictions, and you are strongly advised to consult with your tax advisor to determine your eligibility. A non-United States holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Gain on Disposition of Common Stock

A non-United States holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-United States holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, unless an applicable treaty provides otherwise, and, if the non-United States holder is a foreign corporation, the branch profits tax described above may also apply;

•

the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-United States holder will be subject to a 30% tax on the gain derived from the disposition, which may be offset by United States-source capital losses; or

•

we are or have been a United States real property holding corporation (USRPHC) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-United States holder held our common stock; in this case, the non-United States.

•

holder may be subject to United States federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. If we are, or were to become, a USRPHC, gain realized upon disposition of our common stock by a non-United States holder that did not directly or indirectly own more than 5% of our common stock during the shorter of the five-year period ending on the date of disposition or the period that the non-United States holder held our common stock generally would not be subject to United States federal income tax, provided that our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code. If we are, or were to become, a USRPHC, and the non-United States holder directly or indirectly owned more than 5% of our common stock during the period specified in the preceding sentence (or our common stock was no longer considered to be “regularly traded on an established securities market”), the non-United States holder generally would be taxed on its net gain derived from the disposition of our common stock at the regular graduated United States federal income tax rates and in such manner as is applicable to United States persons and, if the non-United States holder is a foreign corporation, the additional “branch profits tax” described above may also apply.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-United States holder at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, and therefore may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-United States holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder is a resident under the provisions of an applicable income tax treaty or agreement.

In general, backup withholding at the applicable rate (currently 28%) will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-United States holder if such non-United States holder has provided the required certification as to its foreign status on IRS Form W-8BEN or W-8ECI and neither we nor our paying agent has actual knowledge or reason to know that the payee is a United States person.

The payment of the proceeds of the disposition of our common stock by a non-United States holder to or through the United States office of any broker generally will be reported to the IRS and reduced by backup withholding unless the non-United States holder either certifies as to its status as a non-United States holder under penalties of perjury (e.g. by providing a properly completed and signed IRS Form W-8BEN or W-8ECI and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or otherwise establishes an exemption. The payment of the proceeds of the disposition of our common stock by a non-United States holder to or through a non-United States office of a non-United States broker generally will not be reduced by backup withholding or reported to the IRS unless the non-United States broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of our common stock by or through a non-United States office of a broker that is a United States person or that has certain enumerated connections with the United States will be reported to the IRS and may, in limited circumstances, be reduced by backup withholding, unless the broker receives a statement from the non-United States holder, signed under penalty of perjury, certifying as to its non-United States status (i.e. a completed and signed IRS Form W-8BEN or W-8ECI) or the broker has documentary evidence in its files that the holder is a non-United States holder.

Non-United States holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be credited against the holder’s United States federal income tax liability, if any, and, if the amounts withheld exceed the holder’s actual United States federal income tax liability, a refund may be obtained provided that the required information or appropriate claim for refund is furnished to the IRS in a timely manner.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Canaccord Adams Inc.
Wedbush Morgan Securities Inc. (name change to Wedbush Securities Inc. pending)
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 750,000 shares of our common stock from us to cover such sales. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds, before expenses, assuming both no exercise and full exercise of the underwriters’ option to purchase 750,000 additional shares.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount paid by us
Proceeds, before expenses, to us

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $            per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We and all of our executive officers and directors have agreed with the underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of Canaccord Adams Inc. This agreement does not apply to any grant or exercise of options to purchase shares of our common stock pursuant to our existing employee stock option plans.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period. In either case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for certain liabilities.

Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Our filings are available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Lowndes, Drosdick, Doster, Kantor & Reed, P.A., Orlando, Florida.

Goodwin Procter LLP, Boston, Massachusetts, will pass upon certain legal matters in connection with the offering for the underwriters.

EXPERTS

The consolidated financial statements included in this prospectus and in the Registration Statement have been audited by Cross, Fernandez & Riley, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

NEXXUS LIGHTING, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Nexxus Lighting, Inc.

Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of Nexxus Lighting, Inc. (“the Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nexxus Lighting, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Cross, Fernandez & Riley LLP

Orlando, Florida

March 25, 2009

NEXXUS LIGHTING, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,948,632	$170,266
Restricted investments	—	500,000
Investments	—	2,475,000
Trade accounts receivable, less allowance for doubtful accounts of $123,837 and $84,615	2,085,343	1,317,595
Inventories, less reserve of $729,765 and $299,465	4,300,952	3,725,883
Prepaid expenses	123,180	384,308
Other assets	37,624	32,021

Total current assets	9,495,731	8,605,073

Property and Equipment:
Machinery and equipment	3,204,222	2,421,946
Furniture and fixtures	718,387	497,143
Computers and software	992,274	870,271
Leasehold improvements	564,048	555,721
Property held under capital lease	19,112	19,112

	5,498,043	4,364,193
Accumulated depreciation and amortization	(3,484,511)	(3,006,671)

Net property and equipment	2,013,532	1,357,522

Other intangible assets, less accumulated amortization of $293,694 and $66,817	3,306,533	296,981
Goodwill	2,926,158	2,880,440
Deposits on equipment	57,306	55,899
Other assets, net	44,433	121,047

	$17,843,693	$13,316,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,422,160	$1,107,720
Accrued severance and lease termination costs	588,181	—
Accrued compensation and benefits	305,490	160,252
Current portion of payable to related party under acquisition agreement	497,242	218,250
Dividends payable	80,717	—
Current portion of deferred rent	56,702	53,832
Revolving line of credit	—	1,443,000
Deposits	65,157	205,711
Other current liabilities	117,445	—

Total current liabilities	5,133,094	3,188,765

Payable to related party under acquisition agreement, less current portion	100,000	100,000
Deferred rent, less current portion	166,172	204,516
Other liabilities	17,059	—

Total liabilities	5,416,325	3,493,281

Stockholders’ Equity:
Series A convertible preferred stock, $.001 par value, 3,000 shares authorized, 1,571 and none issued and outstanding	774,646	—
Common stock, $.001 par value, 25,000,000 shares authorized, 8,134,132 and 6,979,103 issued and outstanding	8,134	6,980
Additional paid-in capital	32,721,442	20,523,602
Accumulated deficit	(21,076,854)	(10,706,901)

Total stockholders’ equity	12,427,368	9,823,681

	$17,843,693	$13,316,962

See accompanying notes to consolidated financial statements.

NEXXUS LIGHTING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Revenues	$14,232,769	$10,200,349
Cost of sales	10,753,118	7,453,549

Gross profit	3,479,651	2,746,800
Operating expenses:
Selling, general and administrative	9,014,274	5,562,398
Research and development	746,836	417,661
Restructuring and impairment charge	2,922,331	—

Total operating expenses	12,683,441	5,980,059

Operating loss	(9,203,790)	(3,233,259)

Non-operating income (expense):
Interest income	62,347	295,379
Other income	41,822	36,684
Debt extinguishment costs	(628,271)	—
Abandoned offering costs	(318,853)	—
Interest expense	(323,208)	(38,940)

Total non-operating (expense) income, net	(1,166,163)	293,123

Net loss	$(10,369,953)	$(2,940,136)
Preferred stock dividends:
Amortization of the preferred stock beneficial conversion feature and preferred stock discount	(61,279)	—
Accrual of preferred stock dividends	(80,717)	—

Net loss attributable to common stockholders	$(10,511,949)	$(2,940,136)

Basic and diluted loss per common share attributable to common stockholders	$(1.35)	$(0.44)
Basic and diluted weighted average shares outstanding	7,790,708	6,751,947

See accompanying notes to consolidated financial statements.

NEXXUS LIGHTING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2008 and 2007

	Preferred Stock		Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
			Common Stock		Class B Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2007	—	$—	6,097,476	$6,098	483,264	$483	$19,142,231	$(7,766,765)	$11,382,047
Exercise of employee stock options	—	—	17,547	18	—	—	48,731	—	48,749
Stock-based compensation	—	—	—	—	—	—	228,585	—	228,585
Expenses associated with the sale of common stock and warrants	—	—	—	—	—	—	(124,423)	—	(124,423)
Exchange of Class B Stock	—	—	604,080	604	(483,264)	(483)	(6,262)	—	(6,141)
Stock issuance for business acquisition	—	—	260,000	260	—	—	1,234,740	—	1,235,000
Net loss	—	—	—	—	—	—	—	(2,940,136)	(2,940,136)

Balance, December 31, 2007	—	$—	6,979,103	$6,980	—	$—	$20,523,602	$(10,706,901)	$9,823,681
Exercise of employee stock options	—	—	43,465	43	—	—	188,862	—	188,905
Stock-based compensation	—	—	—	—	—	—	430,100	—	430,100
Exercise of warrants	—	—	611,564	611	—	—	1,818,362	—	1,818,973
Expenses associated with the sale of common stock and warrants	—	—	—	—	—	—	(10,000)	—	(10,000)
Issuance of preferred stock and warrants, net of issuance costs	795	360,925	—	—	—	—	3,408,562	—	3,769,487
Issuance of preferred stock and warrants for redemption of promissory notes, net of issuance costs	718	326,240					3,080,990		3,407,230
Issuance of preferred stock and warrants to placement agent	58	26,202					262,344		288,546
Amortization of preferred stock beneficial conversion feature and preferred stock discount	—	61,279	—	—	—	—	(61,279)	—	—
Accrual of dividends on preferred stock	—	—	—	—	—	—	(80,717)	—	(80,717)
Stock issuance for business acquisitions	—	—	500,000	500	—	—	2,510,563	—	2,511,063
Issuance of warrants with promissory notes	—	—	—	—	—	—	650,053	—	650,053
Net loss	—	—	—	—	—	—	—	(10,369,953)	(10,369,953)

Balance, December 31, 2008	1,571	$774,646	8,134,132	$8,134	—	$—	$32,721,442	$(21,076,854)	$12,427,368

See accompanying notes to consolidated financial statements.

NEXXUS LIGHTING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2008 and 2007

	Year Ended December 31,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(10,369,953)	$(2,940,136)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	486,313	491,022
Amortization of intangible assets and other assets	191,126	(31,783)
Amortization of deferred financing costs and debt discount	187,839	—
Amortization of deferred rent	(35,474)	(40,374)
Loss on disposal of property and equipment	—	1,125
Debt extinguishment costs	628,271	—
Abandoned offering costs	318,853	—
Interest expense paid by issuance of preferred stock and warrants	92,630	—
Restructuring and impairment charge	2,922,331
Increase in inventory reserve	258,688	25,337
Bond discount amortization	—	(18,798)
Stock-based compensation	430,100	228,585
Changes in operating assets and liabilities
(Increase) decrease in accounts receivable, net	(392,055)	31,145
(Increase) decrease in inventories	(312,268)	211,240
Decrease (increase) in prepaid expenses	261,128	(122,456)
Decrease (increase) in other assets	15,928	(6,081)
Increase (decrease) in accounts payable and related party payable	1,299,562	(168,244)
Increase in accrued compensation and benefits	115,389	35,460
(Decrease) increase in deposits	(140,554)	143,581

Total adjustments	6,327,807	779,759

Net cash used in operating activities	(4,042,146)	(2,160,377)

Cash Flows from Investing Activities:
Purchase of investments	—	(7,094,422)
Proceeds from sale of investments	2,975,000	11,109,620
Purchase of property and equipment	(842,620)	(589,147)
Acquisition of Lumificient Corporation, net of cash acquired	(2,461,934)	—
Acquisition of Advanced Lighting Systems, LLC, net of cash acquired	(115,756)	(1,818,307)
Acquisition of patents and trademarks	(166,909)	(11,621)

Net cash (used in) provided by investing activities	(612,219)	1,596,123

Cash Flows from Financing Activities:
Payments on promissory note	(9,869)	(1,157,846)
Proceeds from secured promissory notes	3,500,000	—
Net proceeds from issuance of preferred stock and warrants	3,872,633	—
Net (repayments) borrowings on revolving line of credit	(1,443,000)	1,443,000
Proceeds (expenses) from exercise of employee stock options and warrants, net	1,997,878	(75,674)
Cost incurred for abandoned offering	(318,853)	—
Deferred financing costs	(166,058)	—
Costs associated with Class B common stock conversion	—	(6,141)

Net cash provided by financing activities	7,432,731	203,339

Net Increase (Decrease) in Cash and Cash Equivalents	2,778,366	(360,915)
Cash and Cash Equivalents, beginning of period	170,266	531,181

Cash and Cash Equivalents, end of period	$2,948,632	$170,266

Supplemental Disclosure of Cash Flow Information:
Cash paid during period for interest	$42,802	$38,940
Non-cash investing and financing activities:
Deferred rent incurred for leasehold improvement credit	$—	$269,160
Fair value of promissory note warrant recorded as a debt discount at issuance	597,188	—
Issuance of common stock for acquisition	2,511,063	1,235,000
Conversion of promissory notes and accrued interest to preferred stock and warrants	3,592,630	—

See accompanying notes to consolidated financial statements.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

1.  Summary of Significant Accounting Policies:

Business – In April 2007, the Company changed its name from Super Vision International, Inc. to Nexxus Lighting, Inc. Nexxus Lighting, Inc. and its wholly owned subsidiaries, Advanced Lighting Systems, LLC and Lumificient Corporation, designs, manufactures, markets and sells LED and fiber optic lighting products for use in applications in the commercial, architectural, signage, entertainment, swimming pool and OEM markets. During 2007, the Company was organized into divisions, each with a defined market focus. SV Lighting serves the commercial and architectural lighting market and derives its revenues primarily from sales of Savi® brand LED lighting systems and controls and Super Vision® fiber optic brand of products. Advanced Lighting Systems, LLC serves the entertainment, theatrical and commercial lighting market through its LiveLED™, and eLUM™ LED lighting systems and controls and Advanced Lighting Fiber Optics™ brand of products. In order to reduce operating expenses and increase synergies between its businesses, the Company made a strategic decision during 2008 to integrate the operations of Advanced lighting Systems, LLC with SV Lighting’s operations in Orlando, Florida in the first quarter of 2009. The Nexxus Lighting Pool & Spa division serves the pool, spa and water feature lighting market with the broadest range of LED and fiber optic pool and spa lighting products in the industry. Lumificient Corporation serves the sign, commercial, architectural and OEM lighting market primarily through its Hyperion R-Lite™ and Lumeon360™ brand of products. Each Nexxus Lighting division markets and distributes its products globally primarily through multiple networks of independent sales representatives and distributors.

Principles of consolidation – The consolidated financial statements include the accounts of Nexxus Lighting, Inc. and its wholly owned subsidiaries, Advanced Lighting Systems, LLC and Lumificient Corporation (collectively, the Company). Significant inter-company accounts and transactions have been eliminated.

Revenue recognition – Generally, the Company recognizes revenue for its products upon shipment to customers, provided no significant obligations remain and collection is probable. For sales that include customer acceptance terms, revenue is recorded after customer acceptance. Our products typically carry a warranty that ranges from two to five years and includes replacement of defective parts. A warranty reserve is recorded for estimated costs associated with potential warranty expenses on previous sales.

Financial instruments – In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements” (SFAS 157). SFAS 157 introduces a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. SFAS 157 for financial assets and liabilities is effective for fiscal years beginning after November 15, 2007. The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments which include cash and cash equivalents, trade receivables, related party payables, accounts payable and accrued liabilities are valued using Level 1 inputs and are immediately available without market risk to principal. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The Company does not have other financial assets that would be characterized as Level 2 or Level 3 assets.

SFAS 157 is effective for non-financial assets for the Company’s fiscal year beginning January 1, 2009. The Company is currently assessing the impact of this pronouncement as it relates to non-financial assets and liabilities.

Derivative financial instruments – The Company accounts for derivative instruments in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and its related interpretations, and complies with SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS 138). SFAS 133 and SFAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible preferred stock instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under SFAS 133 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments, and are evaluated and accounted for in accordance with the provisions of the Emerging Issues Task Force Issue (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19). Pursuant to EITF 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial conversion and warrant valuation – In accordance with EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt or preferred stock instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discount recorded in connection with the BCF and warrant valuation is recognized as non-cash implied preferred dividends from the date of issuance to the earliest conversion date, using the effective yield method.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

Cash equivalents – Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts receivable – Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Investments – Marketable equity securities and debt securities are classified either as available-for-sale or held to maturity. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of shareholders’ equity. The amortized costs of debt securities in this category are adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in investment income. The costs of securities sold are based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income. The Company accounts for investments in debt securities as held-to-maturity and records the investments at amortized cost when the Company has the positive intent and ability to hold those securities to maturity.

At December 31, 2007, the Company held investments in marketable securities that were classified as held-to-maturity with varying maturity dates up to one year consisting of the following:

	Net Carrying Amount	Unrecognized Holding Gains	Unrecognized Holding Losses	Estimated Fair Value
Corporate Bonds	$2,975,000	$—	$380	$2,974,620

Inventories – Inventories are stated at the lower of cost (average cost) or market. A reserve is recorded for any inventory deemed excessive or obsolete.

Property and equipment – Property and equipment are stated at cost. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Amortization expense related to property held under capital lease is included with depreciation in the accompanying statements of operations and accumulated depreciation in the accompanying balance sheets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Estimated useful lives
Machinery and equipment	3 – 20 years
Furniture and fixtures	5 – 7 years
Computers and software	3 – 7 years
Leasehold improvements	5 years

Intangible assets and goodwill – The Company accounts for its intangible assets and goodwill under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) and FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

As a result of a decline in sales and reforecasted expected future cash flows for the Company’s wholly owned subsidiary Advanced Lighting Systems, LLC, the Company performed the impairment test prescribed by SFAS 142 and determined that a revaluation was required for the intangible assets acquired in the 2007 acquisition. The Company obtained an independent appraisal to determine the fair value of the intangible assets and recorded an impairment charge totaling $2,138,989, which is included in our consolidated statement of operations for the year ended December 31, 2008. The impairment charge is discussed further in Note 2.

No impairment charges for intangible assets were recognized during the year ended December 31, 2007.

Deferred rent – The Company accounts for certain operating leases containing predetermined fixed increases of the base rental rate during the lease term as rental expense on a straight-line basis over the lease term. The Company has recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Long lived assets – The Company periodically evaluates the recoverability of its long-lived assets in accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” based on expected undiscounted cash flows and will recognize impairment of the carrying value of long-lived assets, if any is indicated, based on the fair value of such assets. The Company recognized an impairment charge of $3,123 for property and equipment and $171,611 for inventory relating to the integration of the operations of its Advanced Lighting Systems, LLC subsidiary located in Sauk Centre, Minnesota into its Orlando, Florida operating location. The integration is discussed further in Note 2. No impairment charges were recognized during the year ended December 31, 2007.

Deposits – Payments received by the Company for products to be provided in the following year are deferred and recognized as revenue in the period the products are shipped.

Shipping and handling costs – Shipping and handling costs related to the acquisition of goods from vendors are included in cost of sales.

Research and development – Research and development costs to develop new products are charged to expense as incurred.

Advertising – Advertising costs, included in selling, general and administrative expenses, are expensed when the advertising first takes place. The Company promotes its product lines primarily through print media and trade shows, including trade publications, and promotional brochures. Advertising expenses were approximately $359,000 and $234,000 for the years ended December 31, 2008 and 2007, respectively.

Income taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. The Company has not recognized a liability as a result of the implementation of Interpretation 48. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit as of the date of adoption. The Company

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

has not recognized interest expense or penalties as a result of the implementation of Interpretation 48. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per share – Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and thus are excluded from the calculation. Employee stock options and warrants were not included in the computation of loss per share for 2008 and 2007 because to do so would have been anti-dilutive. At December 31, 2008 and 2007, the Company had 4,912,360 and 4,220,775 potentially dilutive common shares, respectively.

Stock-based compensation – The Company accounts for stock-based compensation under the provisions of SFAS 123(R), “Share-Based Payment”, which requires the recognition of the cost of employee or director services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (typically, the vesting period).

The Company estimates the fair value of each option award issued under its stock option plans on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted below in accordance with SFAS 123(R). The Company estimates the volatility of its common stock at the date of grant based on the historical volatility of its common stock. These historical periods may exclude portions of time when unusual transactions occurred. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. For shares that vest contingent upon achievement of certain performance criteria, an estimate of the probability of achievement is applied in the estimate of fair value. If the goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company separates the grants into homogeneous groups and analyzes the assumptions for each group. The Company then computes the expense for each group utilizing these assumptions.

Years Ended December 31,
	2008	2007
Expected volatility	63.9% – 84.5%	69.6% – 87.2%
Weighted-average volatility	74.7%	73.7%
Risk-free interest rate	1.5% – 3.3%	3.4% – 5.0%
Expected dividend yield	–%	–%
Expected life in years	2.8 – 8.7	2.9 – 9.1

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

Under SFAS 123(R), stock-based compensation expenses recognized in the accompanying audited statement of operations for the years ended December 31, 2008 and 2007 was $430,100 and $228,585, respectively, which caused net loss to increase by that amount and basic and diluted loss per share attributable to common stockholders for 2008 and 2007 to increase by $0.06 and $0.03, respectively.

Business segments – Pursuant to SFAS No. 131, “Disclosure about Segments of a Business Enterprise and Related Information”, the Company is required to report segment information. As the Company only operates in principally one business segment, no additional reporting is required.

Major Suppliers – The Company made purchases from three major suppliers representing approximately 19%, 12% and 10% of total net purchases for the year ending December 31, 2008 compared to purchases from two major suppliers representing approximately 22% and 19% of total net purchases for the year ending December 31, 2007.

Recent accounting pronouncements – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)), which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company believes that adoption of SFAS 141(R) will have an effect on our operating results with respect to future acquisitions, if any.

In February 2008, the FASB issued FASB Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. In addition, on February 12, 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2), which amends SFA 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This pronouncement was effective upon issuance. The Company has deferred the adoption of SFAS 157 with respect to all non-financial assets and liabilities in accordance with the provisions of this pronouncement. On January 1, 2009, SFAS 157 will be applied to all other fair value measurements for which the application was deferred under FSP 157-2. The Company is currently assessing the impact SFAS 157 will have in relation to non-financial assets and liabilities on the consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 amends and expands the disclosure requirements of Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not anticipate the adoption of SFAS 161 will have a material impact on its results of operations, cash flows or financial condition.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. This FSP also adds certain disclosures to those already prescribed in

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

SFAS 142. FSP 142-3 becomes effective for fiscal years, and interim periods within those fiscal years, beginning in the Company’s fiscal year 2010. The guidance for determining useful lives must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements must be applied prospectively to all intangible assets recognized as of the effective date. The Company is currently assessing the impact FSP FAS No. 142-3 will have on the consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. The FSP concludes that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities under FASB Statement No. 128, “Earnings Per Share” and should be included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that is used to determine earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings. The Company does not expect the adoption of this FSP, effective January 1, 2009, will have a material impact on the results of operations or financial position.

In June 2008, the FASB’s Emerging Issues Task Force reached a consensus regarding EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 outlines a two-step approach to evaluate the instrument’s contingent exercise provisions, if any, and to evaluate the instrument’s settlement provisions when determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF 07-5 is effective for fiscal years beginning after December 15, 2008 and must be applied to outstanding instruments as of the beginning of the fiscal year of adoption as a cumulative-effect adjustment to the opening balance of retained earnings. Early adoption is not permitted. The Company is currently evaluating the impact of the adoption of EITF 07-5.

2.  Acquisitions:

Advanced Lighting Systems, LLC – On September 28, 2007, Advanced Lighting Systems, Inc. (ALS), which is headquartered in Sauk Centre, Minnesota, was merged with and into the Company’s wholly owned subsidiary, Advanced Lighting Systems, LLC, a Delaware limited liability company, pursuant to an agreement dated August 3, 2007. The purchase price of $3,390,002 (including acquisition costs of $295,796, of which $0 and $6,800 were accrued at December 31, 2008 and 2007, respectively) was funded with $1,936,752 of the Company’s available cash and short-term investment balances (including $100,000 of the indemnity holdback paid in 2008) plus 260,000 shares of common stock valued at $1,235,000 on the date of the acquisition. The value of the stock issued in conjunction with the purchase agreement was based on the average market price of the Company’s common stock over the five-day period before and after the terms of the acquisition were agreed to and announced. During the year ended December 31, 2008, the Company paid $100,000 of the indemnity holdback to the seller and issued 25,000 shares of common stock to the seller, valued at $118,250, for the achievement of the 2007 revenue milestone. The purchase price includes a liability the Company recorded to related party (seller) for the remaining $100,000 indemnity holdback for possible future claims, which is included in current liabilities on the December 31, 2008 consolidated balance sheets.

This acquisition has been accounted for in accordance with SFAS 141, “Business Combinations” and, accordingly, the consolidated statements of operations include the results of ALS since the date of acquisition, September 28, 2007. The assets acquired and liabilities assumed are recorded at estimates of fair values as determined by management based on information available. The excess of the purchase price over the fair value of acquired assets and liabilities is allocated to goodwill. Management considered a number of factors, including third-party valuations or appraisals when allocating the purchase price.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

The final allocation of the purchase price follows:

Cash	$1,101
Accounts receivable	117,463
Inventories	499,092
Other current assets	18,005
Property, plant and equipment	18,215
Patents	410,000
Trademark	190,000
Customer relationships	160,000
Non-competition agreement	80,000
Backlog	10,000
Goodwill	2,064,081
Other long-term assets	4,000
Accounts payable	(118,549)
Accrued expenses	(23,974)
Deposits	(39,432)

Purchase price	$3,390,002

The Company’s statements of operations includes sales and earnings of ALS incurred after the date on which the acquisition was closed, September 28, 2007. On an unaudited pro forma basis, assuming that the acquisition had occurred on January 1, 2007, the Company’s results for 2007 would have been approximately as follows:

Twelve Months Ended December 31, 2007 (unaudited)
Revenue	$12,548,000
Net loss	$2,999,000
Loss per share	$0.44

These pro forma amounts do not purport to show the exact results that would have actually been obtained if the acquisition had occurred as of the beginning of the period presented or that may be obtained in the future.

In order to reduce operating expenses and increase synergies between its businesses, the Company made a strategic decision in the fourth quarter of 2008 to integrate the operations of ALS with SV Lighting’s operations in Orlando, Florida. In March 2009, we closed ALS’ Sauk Centre facility and transferred production to our Orlando facility and to existing third party manufacturers. The Company recorded a restructuring and impairment charge totaling $2,922,331 for the year ended December 31, 2008. This charge includes impairment of intangible assets totaling $2,138,989, employee stay bonuses and termination benefits of $22,681 that will be paid subsequent to year-end, an increase in the reserve for inventory to be scrapped or destroyed of $171,611 and the write-off of equipment and other assets of $23,550. In addition, the charge includes a $565,500 liability for the settlement of a related party office lease and certain severance obligations, which was paid by issuing 78,000 shares of common stock subsequent to December 31, 2008. In connection with this restructuring, the Company anticipates it will incur approximately $9,000 of additional stay bonuses and termination benefits in 2009.

Lumificient Corporation – On April 30, 2008, the Company acquired all of the outstanding capital stock of Lumificient Corporation, a Minnesota corporation (Lumificient). This strategic acquisition is expected to

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

strengthen the Company’s position in the commercial and signage lighting markets. The purchase price of $5,398,974 (including acquisition costs of $303,097, of which $44,119 is included in accounts payable as of December 31, 2008) was funded with $2,508,919 of our available cash and short-term investment balances plus 475,000 shares of our common stock valued at $2,392,813 on the date of the acquisition. The value of the stock issued in conjunction with the purchase agreement was based on the average market price of the Company’s common stock over the five-day period before and after the terms of the acquisition were agreed to and announced. The purchase price includes a liability the Company recorded in 2008 to related party (seller) for $497,242, consisting of stock valued at $297,242 to be issued for achievement of the 2008 performance milestones for Lumificient and a $200,000 indemnity holdback for possible future claims, of which $100,000 is included in long-term liabilities.

The purchase price is subject to adjustment for stipulations in the purchase agreement, such as certain additional payments of common stock subject to the achievement of certain revenue and earnings milestones by Lumificient in 2009 and claims against the indemnity holdback.

The acquisition has been accounted for in accordance with SFAS No. 141 and the consolidated statements of operations include the results of Lumificient since the date of acquisition, April 30, 2008. The assets acquired and liabilities assumed are recorded at estimates of fair value as determined by management based on information available. The excess of the purchase price over the fair value of acquired assets and liabilities assumed is allocated to goodwill. Management considered a number of factors, including third-party valuations or appraisals when allocating the purchase price. The allocation of the purchase price follows:

Cash	$46,985
Accounts receivable	375,690
Inventories	693,100
Property, plant and equipment	304,236
Patents	890,000
Trademark	880,000
Customer relationships	1,010,000
Non-competition agreement	60,000
Goodwill	2,321,066
Other long-term assets	7,000
Accounts payable	(870,118)
Accrued expenses	(174,610)
Assumed debt	(144,375)

Purchase price	$5,398,974

Our statement of operations includes sales and earnings of Lumificient incurred after the date on which the acquisition was closed, April 30, 2008. On an unaudited pro forma basis, assuming that the acquisition had occurred on January 1, 2008, the Company’s results for the periods presented would have been approximately as follows:

Twelve Months Ended December 31, 2008 (unaudited)
Revenue	$15,460,000
Net loss	$10,588,000
Net loss attributable to common stockholders	$10,730,000
Loss per share	$1.38

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

These pro forma amounts do not purport to show the exact results that would have actually been obtained if the acquisition had occurred as of the beginning of the period presented or that may be obtained in the future.

3.  Inventories:

Inventories consist of the following:

	December 31,
	2008	2007
Raw materials	$3,446,285	$2,531,852
Work in process	53,130	32,434
Finished goods	1,531,302	1,461,062

	5,030,717	4,025,348
Less reserve for obsolescence	(729,765)	(299,465)

Net inventories	$4,300,952	$3,725,883

4.  Goodwill and Other Intangible Assets:

At December 31, 2008, the Company had the following intangible assets:

	December 31, 2008
	Gross Carrying Amount	Impairment Recognized	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	$1,712,173	$(410,000)	$(85,139)	$1,217,034
Trademarks	918,369	—	(42,181)	876,188
Customer relationships	1,170,000	—	(87,333)	1,082,667
Non-compete agreement	140,000	(80,000)	(10,000)	50,000
Product certification and licensing costs	139,685	—	(59,041)	80,644
Backlog	10,000	—	(10,000)	—

	$4,090,227	$(490,000)	$(293,694)	$3,306,533

Intangible assets not subject to amortization:
Trademarks	$190,000	$(190,000)	$—	$—
Goodwill	4,385,147	(1,458,989)	—	2,926,158

	$4,575,147	$(1,648,989)	$—	$2,926,158

At December 31, 2007, the Company had the following intangible assets:

	December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	$336,976	$(60,107)	$276,869
Trademarks	26,822	(6,710)	20,112

	$363,798	$(66,817)	$296,981

Intangible assets not subject to amortization:
Goodwill	$2,880,440	$—	$2,880,440

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

As a result of a decline in sales and reforecasted expected future cash flows for the Company’s wholly owned subsidiary Advanced Lighting Systems, LLC, the Company performed the impairment test prescribed by SFAS 142 and determined that a revaluation was required for the intangible assets acquired in the 2007 acquisition. The Company obtained an independent appraisal to determine the fair value of the intangible assets and recorded an impairment charge totaling $2,138,989, which is included in our consolidated statement of operations for the year ended December 31, 2008. To determine the fair value of the intangible assets, the Company used the relief from royalty method for the trademarks, an excess earnings method for the customer relationships, and an income approach method for the non-compete agreement.

Patents and trademarks are amortized using the straight-line method over their useful lives of 17 years. Amortization expense on patents was $62,068 and $66,817 during the years ended December 31, 2008 and 2007, respectively. Customer relationships are amortized using the straight-line method over their useful lives of 10 years. Amortization expense on customer relationships was $67,333 and $0 for the years ended December 31, 2008 and December 31, 2007, respectively. Other intangible assets consist primarily of costs associated with product safety certifications (UL certifications), technology licensing costs for certain fiber optic lighting products and systems and LED lighting products and systems and non-compete agreements. Other intangible assets are amortized using the straight-line method over their useful lives, which range from 1-17 years and are periodically evaluated for recoverability in accordance with SFAS 142. Amortization expense on other intangible assets was $61,725 and $0 during 2008 and 2007, respectively.

As of December 31, 2008, amortization expense on intangible assets for the next five years and thereafter is as follows, excluding $835,538 invested in patents, trademarks or product certifications which are not yet being amortized as the patent, trademark or product certification is not complete:

	2009	2010	2011	2012	2013	Thereafter	Totals
Patents	$35,838	$35,838	$35,838	$35,838	$35,838	$219,379	$398,569
Trademarks	53,017	53,017	53,017	53,017	52,864	594,183	859,115
Product certification and licensing costs	26,060	22,838	16,474	3,723	3,107	8,442	80,644
Customer relationship	117,000	117,000	117,000	117,000	117,000	497,667	1,082,667
Non-compete agreement	15,000	15,000	15,000	5,000	—	—	50,000

Total	$246,915	$243,693	$237,329	$214,578	$208,809	$1,319,671	$2,470,995

5.  Operating Leases:

On November 30, 2006, the Company entered into a five year operating lease agreement with EastGroup Properties, L.P., an unrelated party (“Eastgroup”). Pursuant to the lease, on April 1, 2007, the Company relocated to approximately 34,000 square feet of office, distribution and light manufacturing space at a new location in Orlando, Florida, which the Company uses for its Orlando operations facility. Base rent under the lease started on April 1, 2007 at monthly payments of $19,846 for the first twelve-month period and increases annually by 3.5% thereafter. In addition to base rent, the Company is required to pay its pro rata share of the property’s operating expenses, including property taxes, insurance and non-structural repairs. The lease provides for a security deposit of $28,576. Pursuant to this lease, Eastgroup provided a credit of $269,160 for tenant improvements. This amount has been recorded as deferred rent on the Company’s consolidated balance sheets and is being amortized as a reduction of rent expense over the life of the lease.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

On February 27, 2007, the Company entered into a five year operating lease agreement with Floyd Smith Office Park, LLC, commencing approximately June 1, 2007 for the Company’s new corporate headquarters in Charlotte, North Carolina. The Company leases approximately 2,100 square feet of office space for a gross rental rate of $3,400 per month including build-out, power and water utilities and the Company’s pro rata share of the property’s operating expenses, property taxes, insurance and non-structural repairs. After the initial twelve-month period, the rent will increase annually by 3.0%. The lease provides for a security deposit of $3,400. On August 24, 2007, the Company leased an additional 3,000 square feet in this facility for an additional gross rental rate of $4,972 per month on the same basis and with the same provisions as the original lease with an additional security deposit of $4,972.

On September 28, 2007, ALS entered into a five year operating lease agreement with Streitz Properties LLC, a company owned by Paul Streitz, the former President of the Company’s ALS subsidiary. This operating lease commenced on September 28, 2007 for ALS’ operations facility in Sauk Centre, Minnesota. Base rent under the lease is $8,815 per month for the duration of the lease. As discussed in Note 2, for the year ended December 31, 2008, the Company recorded a liability of $565,500 for the settlement of certain severance obligations to Mr. Strietz and termination of the lease, effective on February 28, 2009. The Company issued 78,000 shares of common stock subsequent to December 31, 2008 to settle the liability.

Lumificient has entered into an operating lease with Schany Family Limited Partnership for approximately 13,200 square feet of office and warehouse space. The Company acquired Lumificient on April 30, 2008. Base rent under the lease at April 30, 2008 was $5,202 per month and increases 2% annually each July. In addition to base rent, the Company is required to pay its pro rata share of the property’s operating expenses, including property taxes, insurance and non-structural repairs. The lease terminates on February 28, 2010.

Total rent expense for the years ended December 31, 2008 and 2007 was $540,190 and $350,626, respectively.

Excluding the settlement of the ALS office lease, the future minimum payment obligations as of December 31, 2008 under the operating leases described above are as follows:

2009	$515,743
2010	459,289
2011	464,625
2012	175,045

Total future payment obligations	$1,614,702

6.  Concentration of Credit Risks:

The Company’s financial instruments that are exposed to concentrations of credit risk consist of cash, cash equivalents and accounts payable. The Company places its cash and cash equivalents with high credit quality institutions. At times such balances may be in excess of the FDIC insurance limit.

The majority of the Company’s LED lighting products and systems are manufactured by select overseas suppliers in an effort to reduce production costs. While the Company believes alternative sources for the production of these products are available, the Company has selected these particular suppliers based on their ability to consistently produce these products per the Company’s specifications ensuring the best quality product at the most cost effective price.

The Company depends on these suppliers to satisfy performance and quality specifications and to dedicate sufficient production capacity for finished products within scheduled delivery times. Accordingly, the loss of

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

one or more of these suppliers or delays in obtaining shipments could have a material adverse effect on the Company’s operations until such time as an alternative supplier could be found.

7.  Income Taxes:

As of December 31, 2008 and 2007, the Company had approximately $9,836,000 and $6,247,000 in net operating loss carry forwards for federal and state income tax purposes, respectively, which expire between 2008 and 2028. Generally, these can be carried forward and applied against future taxable income. However, as a result of stock offerings and stock issued in connection with the acquisitions, the Company’s use of these NOLs may be limited under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

Components of deferred tax assets (liabilities) are as follows:

	December 31,
	2008	2007
Accounts receivable	$45,000	$30,000
Inventories	254,000	108,000
Accrued expenses	83,000	71,000
Depreciation	(184,000)	(193,000)
Intangible assets	50,000	63,000
Stock warrants	371,000	214,000
Other	39,000	4,000
Net operating loss carry forwards	6,462,000	3,598,000

	7,120,000	3,895,000
Valuation allowance	(7,120,000)	(3,895,000)

	$—	$—

In accordance with SFAS No. 109, “Accounting for Income Taxes”, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its balance sheet and has established a valuation allowance in the amount of $7,120,000 at December 31, 2008, an increase of approximately $3,225,000 over December 31, 2007.

The following is a reconciliation of tax computed at the statutory federal rate to the income tax expense in the statements of operations for the years ended December 31, 2008 and 2007:

	2008		2007
	Amount	%	Amount	%
Tax benefit at statutory federal rate	$(3,526,000)	(34.0)	$(1,000,000)	(34.0)
Deferred state tax benefit	(260,000)	(2.5)	(71,000)	(2.4)
Change in valuation allowance	3,225,000	31.1	1,140,000	38.8
Goodwill impairment	722,000	7.2	—	—
Adjustment to net operating loss carryforwards	(178,000)	(1.7)	(94,000)	(3.2)
Non-deductible expenses	17,000	(0.1)	8,000	0.2
Other, net	—	—	17,000	0.6

Income tax expense	$—	—	$—	—

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

8.  Promissory Notes:

On June 26, 2008, the Company entered into a Note and Warrant Purchase Agreement (the Note Purchase Agreement), with a limited number of stockholders, all of which were accredited investors. Pursuant to the Note Purchase Agreement, the Company sold an aggregate of $3,500,000 in principal amount of secured promissory notes (the Notes) and 218,750 warrants (the Note Warrants) to purchase shares of the Company’s common stock. The Notes were due in December 2009 and had an effective simple interest rate of 7.0% which was payable 180 days after the closing date and every 180 days thereafter. The Notes were secured by substantially all the assets of the Company and include certain financial covenants.

The Note Warrants have an original exercise price of $7.33 per share and expire three years after the date of issuance. Note Warrants to purchase 0.0625 shares of the Company’s common stock were issued for each $1.00 in principal amount of the Notes sold to each purchaser. The Note Purchase Agreement requires additional warrants to be issued for each six month period the Notes are outstanding.

The proceeds from the Notes have been discounted for the relative fair value of the Note Warrants of $597,188, which was recorded as additional paid-in capital. The discount is amortized over the life of the Notes using the effective interest method. The fair value of the Note Warrants was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 3; Estimated volatility: 66.2%; Risk-free interest rate: 2.1%; Dividend yield of 0%.

A portion of the proceeds of the Notes was used to pay off the Company’s revolving line of credit subsequent to which the lender released all restricted investments previously required by that agreement.

On November 12, 2008, the Notes were exchanged for preferred stock and warrants (Note 9). No additional warrants were or will be issued under the Notes. Pursuant to the terms in the Purchase Agreement, the exercise price of the 218,750 Note Warrants was adjusted to $6.40 to match the exercise price of the warrants issued in the preferred stock transaction. The change in exercise price was accounted for as a modification of the security resulting in an increase in the fair value of the Note Warrants of $52,865, which was expensed as debt extinguishment costs on the consolidated statements of operations. The change in fair value of the Note Warrants was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 2.6; Estimated volatility: 71.5%; Risk-free interest rate: 1.4%; Dividend yield of 0%.

In addition, the Company expensed $126,410 of unamortized deferred financing costs and $448,996 of unamortized debt discount during the year-ended December 31, 2008 through debt extinguishment costs on its consolidated statements of operations.

9.  Preferred Stock and Warrants:

At December 31, 2008, the Company is authorized to issue 5,000,000 shares of Preferred Stock, of which 3,000 shares have been designated as Series A Preferred Stock.

On November 11, 2008, the Company entered into a Preferred Stock and Warrant Purchase Agreement with a limited number of stockholders and their affiliates, all of which were accredited investors. Pursuant to the Stock Purchase Agreement, the Company issued Series A convertible preferred stock (the Preferred Stock) and warrants in a private placement, for aggregate consideration of $7,855,776 (before issuance costs of $390,513), consisting of $3,974,600 in cash, cancellation of $3,592,630 in principal and accrued interest on the Company’s secured promissory notes (Note 8) and $288,546 as compensation for issuance costs in lieu of cash. The net proceeds are being used for working capital and general corporate purposes, including supporting the launch of new products.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

The Company issued 1,513.45 units of Preferred Stock and warrants (Preferred Stock Units) at a stated value of $5,000 per unit for an aggregate consideration of $7,567,230. Each unit consists of one share of Series A convertible Preferred Stock and warrants to purchase 750 shares of common stock (totaling 1,135,083 common shares under warrants) at an exercise price of $6.40 per share expiring three years from the date of issuance. An additional 57.71 units were issued to the placement agent, consisting of 57.71 shares of Preferred Stock and warrants to purchase 43,282 shares of common stock, at an exercise price of $6.40 per share. If the Preferred Stock is not redeemed prior to six months after the closing date of the agreement, warrants to purchase up to 375 additional shares of the Company’s common stock per unit will be issued. If the Preferred Stock is not redeemed prior to one year after the closing date of the agreement, warrants to purchase 375 additional shares of the Company’s common stock per unit will be issued. If the Preferred Stock, or a portion of the Preferred Stock, is redeemed after six months but prior to one year after the closing date of the agreement, the warrants to purchase the Company’s common stock will be prorated for the time the Preferred Stock is outstanding. In total, if the Preferred Stock remains outstanding for one year, the holders of Preferred Stock will be issued warrants to purchase a total of 1,500 shares of common stock (collectively, the Preferred Warrants).

The Preferred Stock is redeemable by the Company at any time and the holders are initially entitled to cumulative dividends at the rate of 8% per annum, increasing to 10% commencing 180 days after the date of issuance and 16% commencing 360 days after the date of issuance. The dividends are payable in cash, with an initial payment date of November 1, 2009. At the option of the holder, the preferred stock is convertible at any time commencing four years after issuance into shares of common stock at a conversion rate of the market price of the Company’s common stock at the time of the conversion or $6.59, whichever is greater. As of December 31, 2008, the Company had accrued $80,717 of dividends.

After considering SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”; SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities”; EITF D-98, “Classification and Measurement of Redeemable Securities”; and EITF No. 00-19, “Accounting for Derivative Financial Instruments that are Indexed to, and Potentially Settled in, a Company’s Own Stock”, the Company concluded that classification in stockholders’ equity of the Preferred Stock and Preferred Warrants was appropriate.

Preferred Stock Units Issued for Cash – The Company issued 794.92 Preferred Stock Units for cash consideration of $3,974,600. EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (EITF 98-5), as amended and interpreted by EITF No. 00-27, “Application of Issue 98-5 to Certain Convertible Securities” (EITF 00-27), requires companies to calculate an effective conversion rate which gives effect to the allocation of proceeds from the transactions to the warrants on a relative fair value basis. To allocate the proceeds based on the relative fair values of the Preferred Stock and the Preferred Warrants, the Company used a third party valuation firm to value the Preferred Stock and the Preferred Warrants. Using a simulation model of discounted cash flows, the relative fair value of the Preferred Warrants was estimated to be $1,806,837 on the date of issue, which is recorded in additional paid-in capital. The total allocated to the Preferred Stock was $2,167,763, of which $1,806,838 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital. A beneficial conversion feature is recorded when the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, is below the fair value of the common stock at the date of issuance of the convertible instruments. Issuance costs totaling $205,113 were allocated to the Preferred Stock Units issued for cash and are included in additional paid-in capital.

Preferred Stock Units Exchanged for Promissory Notes – In exchange for the cancellation of $3,500,000 in principal amount of secured promissory notes and $92,630 of accrued interest relating to the promissory notes, the Company issued 718.53 Preferred Stock Units. The fair value of the Preferred Stock Units was determined

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

using a simulation model of discounted cash flows by a third party valuation firm and was estimated to be $5,000 per unit, for a total gross fair value of $3,592,630 on the date of issue. The third party valuation firm estimated the fair value of the Preferred Warrants to total $1,633,195. The gross fair value of the Preferred Stock totaled $1,959,435, of which $1,633,195 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital. Issuance costs totaling $185,400 were allocated to the Preferred Stock Units exchanged for promissory notes and are included in additional paid-in capital.

The cancellation of the secured promissory notes and related accrued interest in exchange for Preferred Stock Units was treated as a debt extinguishment. The Company recognized a loss on the debt extinguishment totaling $628,271 (Note 8).

Preferred Stock Units Issued to the Placement Agent – The Company issued 57.71 Preferred Stock Units to the placement agent in exchange for services received. The Company estimated the fair value of the services received to be $288,546, based on the agreement with the placement agent. Using a simulation model of discounted cash flows, the fair value of the Preferred Warrants was estimated to be $131,172 on the date of issue, which is recorded in additional paid-in capital. The total allocated to the Preferred Stock was $157,374, of which $131,172 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital.

Following the allocation of the beneficial conversion features and Preferred Warrants above, the Company considered the probability that the Preferred Stock holders would convert to common stock. The Preferred Stock is redeemable by the Company at any time and is redeemable at the option of the holder if the Company raises certain amounts of capital. Although the Preferred Stock does not have a stated maturity provision, the Company believes the conversion to common stock or redemption of the Preferred Stock, is more likely than not. As a result, the Company is required to recognize as a deemed dividend, the amount by which the stated value of the preferred stock exceeds the carrying value. The deemed distribution of $7,142,409 is recorded as an accretion to the Preferred Stock in our stockholders’ equity and a charge to additional paid-in capital, as the Company has an accumulated deficit on the date of the transaction, over the four-year period from the date of issuance to the earliest conversion date using the effective yield method. As of December 31, 2008, $61,279 of the deemed distribution has been recognized as a return to the preferred shareholders and has been reflected as an adjustment to the net loss attributable to common stockholders on the Company’s consolidated statement of operations.

The Preferred Stock and Warrant Purchase Agreement contains certain financial covenant requirements and other provisions, the failure of which would result in an Event of Default, resulting in an immediate increase in the stated dividend rate to 16% and the right to designate one member of the Company’s Board of Directors. As of December 31, 2008, the Company is in compliance with all related financial covenants and no Event of Default has occurred.

10.  Capital Stock:

Common stock – At December 31, 2008 the Company has reserved Common Stock for issuance in relation to the following:

Employee Stock Options	589,551
Shares Subject to Warrants	4,424,509

Effective March 26, 2007, the Company redeemed all of the outstanding shares of Class B Common Stock in exchange for 604,080 shares of Class A Common Stock, or 1.25 shares of Class A Common Stock for each share of Class B Common Stock exchanged. Each share of Class B Common Stock was entitled to five votes on all matters on which stockholders may vote, including the election of directors. Shares of Class B Common

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

Stock were automatically convertible into an equivalent number of shares of Class A Common Stock upon the sale or transfer of such shares. The transaction was effected pursuant to an Exchange Agreement between the Company and the Kingstone Family Limited Partnership II (KFLP); an entity controlled by Brett M. Kingstone, the Company’s then chairman of the board, dated March 26, 2007. Pursuant to the Exchange Agreement, KFLP exchanged 483,264 shares of the Company’s Class B Common Stock, constituting all of the issued and outstanding shares of the Company’s Class B Common Stock, for 604,080 shares of the Company’s Class A Common Stock (the Exchange). The Exchange eliminated the disparity in voting rights between the Class B Common Stock, which was entitled to five votes per share and the Class A Common Stock, which was entitled to one vote per share. Effective April 11, 2007, each share of Class A Common Stock was automatically reclassified as and converted into one share of Common Stock, $0.001 par value per share, of the Company. In addition, effective April 11, 2007 the Company’s authorized number of shares of Common Stock was increased to 25,000,000. Accordingly, all Class A Common Stock information was retroactively adjusted to reflect the conversion of Class A Common Stock to Common Stock and increase in authorized shares. Each share of Common Stock is entitled to one vote per share.

Stock warrants – The Company has 4,424,509 warrants outstanding in connection with the transactions described below and in Note 8 and Note 9.

The Company has granted a 10-year warrant (Kingstone Warrants) for 289,187 shares of Common Stock at an exercise price of $4.30 per share to Brett Kingstone. Mr. Kingstone was the chief executive officer of the Company until December 31, 2005 and was the chairman of the board of the Company until March 11, 2009. The warrant was granted on September 9, 2005 and has been assigned by Mr. Kingstone to the Kingstone Family Ltd Partnership II, an entity controlled by Mr. Kingstone.

On December 7, 2006, the Company closed the private offering to a limited number of accredited investors of approximately 40,360 units at a price of $223 per unit, resulting in gross cash subscriptions of approximately $9 million, and net proceeds to the Company of approximately $8,350,000 (the Private Placement). Each unit consisted of 100 shares of common stock, a warrant to purchase 60 shares of common stock exercisable at $2.23 per share, expiring five years from the date of issuance (the Base Warrants) and a second warrant to purchase 15 shares of common stock exercisable at $3.00 per share, expiring five years from the date of issuance (the Additional Warrants). The securities were sold solely to accredited investors in a private placement offering exempt from registration under the Securities Act of 1933, as amended. All the outstanding Additional Warrants and 6,188 of the Base Warrants were exercised during the year-end December 31, 2008.

In connection with the Private Placement, the placement agent was paid $630,000 in cash and received a warrant (the Placement Agent Warrant) to purchase 322,870 shares of the Company’s Common Stock equal to 8% of the quotient obtained by dividing (a) the aggregate gross proceeds received by the Company from the sale of units in the Private Placement, by (b) the exercise price of the Base Warrants issued to purchasers in the Private Placement. The Placement Agent Warrant has the same terms and conditions as the Base Warrants issued to purchasers in the Private Placement.

In connection with the Private Placement, the Company entered into a Common Stock and Warrant Purchase Agreement with purchasers of the securities that contains customary representations, warranties and covenants. The warrants issued in the Private Placement have a term of five years and contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends and, in the case of the Base Warrants, include certain cashless-exercise provisions.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

In connection with the Private Placement, the Company filed a registration statement with the SEC covering the resale of shares of common stock sold in the Private Placement and the shares of common stock underlying the warrants sold in the Private Placement.

The total number of shares under the warrants is listed in the table below:

Kingstone Warrants	289,187
2006 Private Placement – Base Warrants	2,415,337
2006 Private Placement – Agent Warrants	322,870
2008 Promissory Note – Warrants	218,750
2008 Preferred Stock – Warrants	1,135,083
2008 Preferred Stock – Agent Warrants	43,282

Total Shares Subject to Warrants	4,424,509

Abandoned Public Offering – On November 13, 2008, the Company applied to the Securities and Exchange Commission (SEC) to withdraw its Registration Statement on Form S-1 filed with the SEC on August 28, 2008 relating to a proposed follow-on public offering of its common stock. No securities were sold in connection with the proposed follow-on public offering. The Company expensed offering costs relating to the abandoned follow-on public offering totaling $318,853.

11.  Stock Option Plans:

The Company adopted a stock option plan in 1994 (the 1994 Plan) that provided for the grant of incentive stock options and nonqualified stock options, and reserved 450,000 shares of the Company’s Common Stock for future issuance under the plan. The option price must have been at least 100% of market value at the date of the grant and the options have a maximum term of 10 years. Options granted typically vest ratably over a three-year period or based on achievement of performance criteria. The Company typically grants selected executives and other key employees share option awards, whose vesting is contingent upon meeting various departmental and company-wide performance goals including meeting sales targets and net profit targets. As of December 31, 2008, options to purchase 43,205 shares of common stock were vested and exercisable under the 1994 Plan. The 1994 Plan terminated in 2004.

On September 18, 2003, the Company adopted a new stock option plan (the 2003 Plan) that provides for the grant of incentive stock options and nonqualified stock options, and reserved 450,000 additional shares of the Company’s Common Stock for future issuance under the plan. The 2003 Plan was subsequently amended to increase the number of shares reserved for issuance thereunder to 670,000. During the second quarter of 2008, the 2003 Plan was further amended to increase the number of shares reserved for issuance to 810,000 (subject to shareholder approval which is expected to be included in a proposal at the next annual meeting). The option price of incentive stock options must be at least 100% of market value at the date of the grant and incentive stock options have a maximum term of 10 years. Options granted typically vest ratably over a three-year period or based on achievement of performance criteria. The Company typically grants selected executives and other key employees share option awards, whose vesting is contingent upon meeting various departmental and company-wide performance goals including meeting sales targets and net profit targets. As of December 31, 2008, 402,708 shares of common stock were vested and exercisable under the 2003 Plan.

The average fair value of options granted at market during 2008 and 2007 was $4.80 and $2.91 per option, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $125,945 and $11,575, respectively. The aggregate intrinsic value of the outstanding options at December 31, 2008 was $1,492,123. At December 31, 2008, there were 589,551 options outstanding under both plans.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

The following table summarizes activity of the stock option plans for the years ended December 31, 2008 and 2007:

	Shares Available for Future Grant	Number of Shares Outstanding Under Option	Weighted Average Exercise Price
Balance, January 1, 2007	16,637	517,865	$3.73
Increase in options under the 2003 Plan	220,000	—
Options granted at market	(251,200)	251,200	$5.12
Options exercised	—	(17,547)	$2.79
Options forfeited or expired	162,201	(169,701)	$4.84

Balance, December 31, 2007	147,368	581,817	$4.31
Increase in options under the 2003 Plan	140,000	—
Options granted at market	(219,450)	219,450	$6.93
Options exercised	—	(43,465)	$4.49
Options forfeited or expired	163,651	(168,251)	$5.71

Balance, December 31, 2008	231,569	589,551	$4.87

Of the 589,551 options outstanding at December 31, 2008, 445,913 are vested and exercisable. At December 31, 2008, the weighted average exercise price of vested options outstanding was $4.30, the weighted average remaining contractual term (in years) was 6.54, and the aggregate intrinsic value was $1,344,709.

A summary of the non-vested shares as of December 31, 2008 and changes during the year ending December 31, 2008 is presented below:

Non-vested Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2008	160,302	$4.98
Granted	219,450	$4.80
Vested	(75,063)	$4.61
Forfeited	(161,051)	$3.70

Non-vested at December 31, 2008	143,638	$4.19

As of December 31, 2008, the total future compensation cost related to non-vested awards will be approximately $172,000, $48,000 and $12,000 for the years ending December 31, 2009, 2010, and 2011 respectively.

The total fair value of shares vested during the year was approximately $333,000.

The Company typically grants selected executives and other key employees share option awards, whose vesting is contingent upon meeting various departmental and company-wide performance goals including meeting sales targets and net profit targets. The grant date weighted average fair value of performance options granted during 2008 and 2007 was $4.72 and $2.70, respectively. As of December 31, 2008, there was no unrecognized compensation cost related to non-vested performance options since the attainment of the performance objectives were not considered probable. A summary of activity of options that vest contingent upon achievement of certain performance criteria under the 2003 Plan as of December 31, 2008 and changes

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

during the year then ended is presented below. These shares were also included in the summary of activity of stock option plans for the year ended December 31, 2008 above.

Performance Based Shares	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2007	150,000	$3.60	9.11	$140,000
Granted	130,000	$5.30
Forfeited or expired	(136,750)	$4.82

Outstanding at December 31, 2007	143,250	$3.97	8.84	$160,950
Granted	100,000	$5.81
Forfeited or expired	(127,600)	$5.61
Outstanding at December 31, 2008	115,650	$3.75	7.80	$404,416

Exercisable at December 31, 2008	88,000	$3.11	7.39	$364,600

A summary of the non-vested shares that vested, some being contingent upon achievement of certain performance criteria, under the 2003 Plan as of December 31, 2008 and changes during the year then ended is presented below. These shares were also reflected in the summary above.

Performance Based Non-vested Shares	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2008	75,000	$3.04
Granted	100,000	$4.72
Vested	(19,750)	$3.59
Forfeited	(127,600)	$3.91

Non-vested at December 31, 2008	27,650	$4.72

12.  Export Sales:

Sales to foreign markets as a percentage of the Company’s total revenues were as follows:

	2008	% of Sales	2007	% of Sales
Foreign markets:
Americas (excluding USA)	$696,662	5%	$1,237,745	12%
Europe, the Middle East and Africa	549,663	4%	1,124,156	11%
Asia Pacific	21,366	0%	505,498	5%
Japan	42,386	0%	165,980	2%

13.  Benefit Plans:

The Company has established a profit sharing plan that permits participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company made matching contributions equal to 50% of the participants’ contributions, to a maximum of 3% of the participants’ salary. On November 1, 2008, the Company elected to cease matching contributions. Total matching contributions paid by the Company were approximately $48,000 and $46,000 for the years ended December 31, 2008 and 2007, respectively.

NEXXUS LIGHTING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008—(Continued)

14.  Contingencies:

The Company is not currently a party to any pending legal proceedings. In the ordinary course of business the Company may become a party to various legal proceedings generally involving contractual matters, infringement actions, product liability claims and other matters.

15.  Revolving Line of Credit:

In February 2006, the Company entered into a $1,200,000 revolving line of credit agreement (the Agreement). In June 2006, the Agreement was amended to increase the borrowing capacity under the line of credit to $1,600,000. The maturity date of the loan was subsequently extended to June 2008. The agreement was secured by substantially all of the assets of the Company and included certain financial covenants and a requirement for a minimum investment balance of $500,000 in accounts held at the lender. For the year ending December 31, 2007, the Company was not in compliance with certain financial covenants as required by the agreement. The lender waived these covenant violations for 2007.

As of December 31, 2007, the line of credit had an outstanding balance of $1,443,000 and an available balance of $157,000. Under the Agreement, interest accrued at LIBOR plus 1.85% per annum (7.075% at December 31, 2007) and was payable monthly. In 2008, a portion of the proceeds received from the issuance of the June 2008 promissory notes was used to pay off the line of credit, subsequent to which the lender released all restricted investments previously required by the agreement and the line of credit was closed.

Nexxus Lighting, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited) June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,810,591	$2,948,632
Trade accounts receivable, less allowance for doubtful accounts of $147,370 and $123,837	1,461,735	2,085,343
Inventories, less reserve of $590,775 and $729,765	4,424,110	4,300,952
Prepaid expenses	160,337	123,180
Other assets	18,174	37,624

Total current assets	9,874,947	9,495,731
Property and equipment	5,738,157	5,498,043
Accumulated depreciation and amortization	(3,743,078)	(3,484,511)

Net property and equipment	1,995,079	2,013,532
Goodwill	3,008,921	2,926,158
Other intangible assets, less accumulated amortization of $412,204 and $293,694	3,248,342	3,306,533
Deposits on equipment	6,463	57,306
Other assets, net	237,521	44,433

	$18,371,273	$17,843,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,557,508	$3,422,160
Accrued severance and lease termination costs	18,194	588,181
Accrued compensation and benefits	227,578	305,490
Current portion of payable to related party under acquisition agreement	100,000	497,242
Dividends payable	418,975	80,717
Customer deposits	5,549	65,157
Current portion of deferred rent	57,416	56,702
Other current liabilities	9,467	117,445

Total current liabilities	3,394,687	5,133,094
Promissory notes, net of debt discount	3,240,858	—
Deferred rent, less current portion	139,821	166,172
Payable to related party under acquisition agreement, less current portion	—	100,000
Other liabilities	11,313	17,059

Total liabilities	6,786,679	5,416,325
Stockholders’ Equity:
Series A convertible preferred stock, $.001 par value, 3,000 shares authorized, 1,571 issued and outstanding	1,042,957	774,646
Common stock, $.001 par value, 25,000,000 shares authorized, 8,522,224 and 8,134,132 issued and outstanding	8,522	8,134
Additional paid-in capital	34,569,403	32,721,442
Accumulated deficit	(24,036,288)	(21,076,854)

Total stockholders’ equity	11,584,594	12,427,368

	$18,371,273	$17,843,693

See accompanying notes to unaudited condensed consolidated financial statements.

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$2,605,044	$3,844,139	$5,641,726	$6,863,373
Cost of sales	1,955,065	2,618,360	3,936,593	4,842,642

Gross profit	649,979	1,225,779	1,705,133	2,020,731
Operating Expenses:
Selling, general and administrative	2,048,494	2,420,209	4,400,244	4,334,905
Research and development	130,379	169,662	238,103	294,179

Total operating expenses	2,178,873	2,589,871	4,638,347	4,629,084

Operating Loss	(1,528,894)	(1,364,092)	(2,933,214)	(2,608,353)
Non-Operating Income (Expense):
Interest income	197	21,292	2,406	45,611
Interest expense	(27,968)	(22,670)	(28,626)	(48,840)
Other income	—	30,595	—	35,056

Total non-operating income, net	(27,771)	29,217	(26,220)	31,827

Net Loss	$(1,556,665)	$(1,334,875)	$(2,959,434)	$(2,576,526)
Preferred stock dividends:
Accretion of the preferred stock beneficial conversion feature and preferred stock discount	(144,835)	—	(268,311)	—
Accrual of preferred stock dividends	(178,065)	—	(338,258)	—

Net loss attributable to common stockholders	$(1,879,565)	$(1,334,875)	$(3,566,003)	$(2,576,526)

Basic and diluted loss per common share attributable to common shareholders	$(0.22)	$(0.17)	$(0.43)	$(0.34)

Basic and diluted weighted average shares outstanding	8,373,995	7,919,487	8,267,605	7,474,512

See accompanying notes to unaudited condensed consolidated financial statements.

Nexxus Lighting, Inc.

Consolidated Statements of Stockholders’ Equity (Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	1,571	$774,646	8,134,132	$8,134	$32,721,442	$(21,076,854)	$12,427,368
Exercise of employee stock options	—	—	63,964	64	314,438	—	314,502
Stock-based compensation	—	—	—	—	219,841	—	219,841
Exercise of warrants	—	—	166,444	166	371,003	—	371,169
Expenses associated with the issuance of preferred stock and warrants	—	—	—	—	(16,661)	—	(16,661)
Accretion of preferred stock beneficial conversion feature	—	268,311	—	—	(268,311)	—	—
Accrual of dividends on preferred stock	—	—	—	—	(338,258)	—	(338,258)
Issuance of promissory notes warrants	—	—	—	—	570,325	—	570,325
Issuance of stock to promissory notes placement agent	—	—	20,684	21	132,979	—	133,000
Stock issuance for business acquisition earnouts	—	—	59,000	59	297,183	—	297,242
Stock issuance for related party lease and severance obligation	—	—	78,000	78	565,422	—	565,500
Net loss	—	—	—	—	—	(2,959,434)	(2,959,434)

Balance, June 30, 2009	1,571	$1,042,957	8,522,224	$8,522	$34,569,403	$(24,036,288)	$11,584,594

See accompanying notes to unaudited condensed consolidated financial statements

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash Flows from Operating Activities:
Net loss	$(2,959,434)	$(2,576,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	274,016	215,875
Amortization of intangible and other assets	133,920	15,868
Amortization of debt discount and debt issuance costs	15,031	—
Amortization of deferred rent	(25,637)	(13,201)
Loss on disposal of property and equipment	1,790	—
Increase in inventory reserve	32,621	189,932
Stock-based compensation	219,841	158,088
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	623,608	(396,205)
Inventories	(215,718)	147,632
Prepaid expenses	(37,157)	(24,287)
Other assets	18,867	28,638
Increase (decrease) in:
Accounts payable	(864,654)	1,393,444
Accrued compensation and benefits	(82,399)	63,306
Customer deposits	(59,608)	(148,102)

Total adjustments	34,521	1,630,988

Net cash used in operating activities	(2,924,913)	(945,538)

Cash Flows from Investing Activities:
Purchase of property and equipment	(206,508)	(386,770)
Acquisition costs of Lumificient Corporation	(115,285)	(2,400,364)
Acquisition costs of Advanced Lighting Systems, LLC	(107,539)	(118,082)
Acquisition of patents and trademarks	(75,729)	(59,855)
Proceeds from sale of investments	—	2,874,630

Net cash used in investing activities	(505,061)	(90,441)

Cash Flows from Financing Activities:
Proceeds from exercise of employee stock options and warrants, net	685,671	1,907,863
Proceeds from promissory notes	3,800,000	3,500,000
Payments on promissory notes	(113,724)	(6,401)
Deferred financing costs	(63,353)	(169,926)
Issuance costs of preferred stock and warrants	(16,661)	—
Net payments on revolving line of credit	—	(1,443,000)

Net cash provided by financing activities	4,291,933	3,788,536

Net Increase in Cash and Cash Equivalents	861,959	2,752,557
Cash and Cash Equivalents, beginning of period	2,948,632	170,266

Cash and Cash Equivalents, end of period	$3,810,591	$2,922,823

Supplemental Cash Flow Information:
Cash paid for interest	$—	$46,182
Non-cash Investing and Financing Activities:
Fair value of warrants recorded as a debt discount	$570,325	$597,188
Issuance of common stock for achievement of Lumificient earnouts	$297,242	$—
Accrual of dividends on preferred stock	$338,258	$—
Issuance of common stock to related party for settlement of lease and severance obligations	$565,500	$—
Issuance of common stock to promissory notes placement agent	$133,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

The accompanying condensed consolidated financial statements of Nexxus Lighting, Inc. and subsidiaries (the “Company”) are unaudited, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the Company’s financial position, results of operations, and cash flows as of and for the dates and periods presented. The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.

These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (SEC). The results of operations for the six month period ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009 or for any future period.

1.  Summary of Significant Accounting Policies

Revenue recognition – Generally, the Company recognizes revenue for its products upon shipment to customers, provided no significant obligations remain and collection is probable. For sales that include customer acceptance terms, revenue is recorded after customer acceptance. Our products typically carry a warranty that ranges from two to five years and includes replacement of defective parts. A warranty reserve is recorded for estimated costs associated with potential warranty expenses on previous sales.

Financial instruments – In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements” (SFAS 157). SFAS 157 introduces a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. SFAS 157 for financial assets and liabilities is effective for fiscal years beginning after November 15, 2007. The Company adopted the standard for those financial assets and liabilities as of the beginning of the 2008 fiscal year and the impact of adoption was not significant. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 – Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2009. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities, which includes cash equivalents. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, trade receivables, related party payables, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

On June 18, 2009, the Company entered into a Note and Warrant Purchase Agreement (Note 7). The Promissory Notes were valued using observable inputs other than quoted prices (Level 2). The Company used a third party valuation firm to value the Promissory Notes. Using a simulation model of discounted cash flows, the relative fair value of the Notes was calculated to be $3,229,675.

On January 1, 2009, the Company applied FAS No. 157, “Fair Value Measurements” (FAS 157), for all non-financial assets and liabilities measured at fair value on a non-recurring basis in accordance with FASB Staff Position (FSP) FAS 157-2, “Effective Date of FAS 157” (FSP 157-2), which postponed the effective date of FAS 157 for those assets and liabilities to fiscal years beginning after November 15, 2008, which for the Company is January 1, 2009. The application of FSP 157-2 did not have an impact on the Company’s financial position or results of operations. The Company’s non-financial assets measured at fair value on a non-recurring basis include goodwill and other intangible assets. In a business combination, the non-financial assets and liabilities of the acquired company would be measured at fair value in accordance with FAS 157. The requirements of FAS 157 include using an exit price based on an orderly transaction between market participants at the measurement date assuming the highest and best use of the asset by market participants. The Company would use a market, income or cost approach valuation technique to perform the valuations. Since the Company performs its annual impairment analyses of goodwill and indefinite-lived intangible assets in the fourth quarter of each year and since no impairment trigger event occurred during the first quarter of 2009, the application of FAS 157 for all non-financial assets and liabilities measured at fair value on a non-recurring basis did not have an impact on the Company’s financial position or results of operations. However, there may be an impact during 2009 on the Company’s financial position and results of operations when the Company performs an impairment analysis of goodwill and indefinite-lived intangible assets due to the difference in fair value methodology required under FAS 157.

Derivative financial instruments – The Company accounts for derivative instruments in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), and its related interpretations, and complies with SFAS No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (SFAS 138). SFAS 133 and SFAS 138 establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible preferred stock instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under SFAS 133 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments, and are evaluated and accounted for in accordance with the provisions of the Emerging Issues Task Force Issue (EITF) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19). Pursuant to EITF 00-19, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial conversion and warrant valuation – In accordance with EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt or preferred stock instruments

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discount recorded in connection with the BCF and warrant valuation is recognized as non-cash implied preferred dividends from the date of issuance to the earliest conversion date, using the effective yield method.

Cash equivalents – Temporary cash investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts receivable – Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories – Inventories are stated at the lower of cost (average cost) or market. A reserve is recorded for any inventory deemed excessive or obsolete.

Property and equipment – Property and equipment are stated at cost. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Amortization expense related to property held under capital lease is included with depreciation in the accompanying statements of operations and accumulated depreciation in the accompanying balance sheets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Estimated useful lives
Machinery and equipment	3 – 20 years
Furniture and fixtures	5 – 7 years
Computers and software	3 – 7 years
Leasehold improvements	5 years

Intangible assets and goodwill – The Company accounts for its intangible assets and goodwill under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) and FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).

Deferred rent – The Company accounts for certain operating leases containing predetermined fixed increases of the base rental rate during the lease term as rental expense on a straight-line basis over the lease term. The Company has recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Long lived assets – The Company periodically evaluates the recoverability of its long-lived assets in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, based on expected undiscounted cash flows and will recognize impairment of the carrying value of long-lived assets, if any is indicated, based on the fair value of such assets.

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

Customer Deposits – Payments received by the Company for products to be provided in the following year are deferred and recognized as revenue in the period the products are shipped.

Shipping and handling costs – Shipping and handling costs related to the acquisition of goods from vendors are included in cost of sales.

Income taxes – Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes resulting from temporary differences. Such temporary differences result from differences in the carrying value of assets and liabilities for tax and financial reporting purposes. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, on January 1, 2007. The Company has not recognized a liability as a result of the implementation of Interpretation 48. A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit since the date of adoption. The Company has not recognized interest expense or penalties as a result of the implementation of Interpretation 48. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per share – Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered antidilutive and thus are excluded from the calculation. Employee stock options and warrants were not included in the computation of loss per share at June 30, 2009 and 2008 because to do so would have been anti-dilutive. At June 30, 2009 and 2008, the Company had 5,306,107 and 3,970,099 potentially dilutive common shares, respectively.

Stock-based compensation – The Company accounts for stock-based compensation under the provisions of SFAS 123(R), “Share-Based Payment”, which requires the recognition of the cost of employee or director services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. SFAS 123(R) also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (typically, the vesting period).

The Company estimates the fair value of each option award issued under its stock option plans on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted below in accordance with SFAS 123(R). The Company estimates the volatility of its common stock at the date of grant based on the historical volatility of its common stock. These historical periods may exclude portions of time when unusual transactions occurred. The Company determines the expected life based on historical experience with similar

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. For shares that vest contingent upon achievement of certain performance criteria, an estimate of the probability of achievement is applied in the estimate of fair value. If the goals are not met, no compensation cost is recognized and any previously recognized compensation cost is reversed. The Company bases the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company separates the grants into homogeneous groups and analyzes the assumptions for each group. The Company then computes the expense for each group utilizing these assumptions.

	Six Months Ended June 30,
	2009	2008
Expected volatility	71.6 – 86.6%	66.1 – 84.5%
Weighted-average volatility	82.8%	81.1%
Risk-free interest rate	0.4 – 1.9%	1.5 – 3.3%
Expected dividend	0%	0%
Expected life in years	2.7 – 8.9	2.9 – 8.9

Under SFAS 123(R), stock-based compensation expenses recognized in the accompanying unaudited statements of operations for the three months ended June 30, 2009 and 2008 was $99,078 and $124,611, respectively, which caused net loss to increase by that amount and basic and diluted loss per share attributable to common stockholders for 2009 and 2008 to increase by $0.01. Stock-based compensation expense recognized for the six months ended June 30, 2009 and 2008 was $219,841 and $158,088, respectively, which caused net loss to increase by that amount and basic and diluted loss per share for the six months ended June 30, 2009 and 2008 to increase by $0.03 and $0.01, respectively.

Business segments – Pursuant to SFAS No. 131, “Disclosure about Segments of a Business Enterprise and Related Information”, the Company is required to report segment information. As the Company only operates in principally one business segment, no additional reporting is required.

Recent accounting pronouncements – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)), which applies to all transactions or other events in which an entity obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. This statement replaces FASB Statement No. 141 and applies to all business entities, including mutual entities that previously used the pooling-of-interests method of accounting for some business combinations. The Company adopted SFAS 141(R) beginning in 2009. The adoption of SFAS 141(R) will have an effect on the Company’s operating results with respect to future acquisitions, if any.

In April 2009, the FASB issued FASB Staff Position No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP 141(R)-1), which amends and clarifies SFAS 141(R) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP 141(R)-1 is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company adopted FSP 141(R)-1 beginning in 2009. The adoption of FSP 141(R)-1 may have an effect on the Company’s operating results with respect to future acquisitions, if any.

In February 2008, the FASB issued FASB Staff Position No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1).

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. In addition, on February 12, 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2), which amends SFAS 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This pronouncement was effective upon issuance. The Company deferred the adoption of SFAS 157 with respect to all non-financial assets and liabilities in accordance with the provisions of this pronouncement. On January 1, 2009, SFAS 157 became applicable to all other fair value measurements for which the application was deferred under FSP 157-2. SFAS 157 did not have an impact on the Company’s assets and liabilities in the consolidated financial statements.

On October 10, 2008, the FASB issued FASB Staff Position 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). The FSP clarifies the application of FASB Statement No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The provisions of FSP 157-3 did not have an impact on the Company’s financial condition or results of operations.

In April 2009, the FASB issued FASB Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (FSP 157-4), which provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 re-emphasizes that regardless of market conditions, the fair value measurement is an exit price concept as defined in SFAS 157, and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability and provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. FSP 157-4 is applied prospectively to all fair value measurements where appropriate. The Company adopted the provisions of FSP 157-4 effective April 1, 2009. The adoption of FSP 157-4 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (SFAS 161). SFAS 161 amends and expands the disclosure requirements of Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about credit-risk-related contingent features in derivative agreements. The Company adopted SFAS 161 beginning in 2009. The adoption of SFAS 161 did not have an impact on the Company’s results of operations, cash flows or financial condition.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. This FSP also adds certain disclosures to those already prescribed in SFAS 142. FSP 142-3 become effective on January 1, 2009. The guidance for determining useful lives must be applied prospectively to intangible assets acquired after the effective date. The disclosure requirements must be applied prospectively to all intangible assets recognized as of the effective date. The adoption of FSP 142-3 did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. The FSP concludes that unvested share-based payment awards that contain nonforfeitable rights to dividends are participating securities under

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

FASB Statement No. 128, “Earnings Per Share” and should be included in the computation of earnings per share under the two-class method. The two-class method is an earnings allocation formula that is used to determine earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings. The Company adopted EITF 03-6-1 beginning in 2009. The adoption of EITF 03-6-1 did not have an impact on the Company’s results of operations, cash flows or financial condition.

In June 2008, the FASB’s Emerging Issues Task Force reached a consensus regarding EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 outlines a two-step approach to evaluate the instrument’s contingent exercise provisions, if any, and to evaluate the instrument’s settlement provisions when determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. The Company adopted EITF 07-5 beginning in 2009. The adoption of EITF 07-5 did not have an impact on the Company’s results of operations, cash flows or financial condition.

In April 2009, the FASB issued FASB Staff Position No. SFAS 107-1 (FSP 107-1) and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (APB 28-1). FSP 107-1 and APB 28-1 amend FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and also amend Accounting Principles Board Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in summarized financial information at interim reporting periods. The Company adopted FSP 107-1 and APB 28-1 upon issuance. The adoption did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued Statement No. 165, “Subsequent Events” (FAS 165). FAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new standard is effective for interim or annual periods ending after June 15, 2009. The adoption of FAS 165 did not have an impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standard Codification™ (“Codification”) and the Hierarchy of Generally Accepted Accounting Principles”, effective for interim and annual reporting periods ending after September 15, 2009. This statement replaces SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles” and establishes the Codification as the source of authoritative accounting principles used in the preparation of financial statements in conformity with generally accepted accounting principles. The Codification does not replace or affect guidance issued by the SEC or its staff. After the effective date of this statement, all non-grandfathered non-SEC accounting literature not included in the Codification will be superseded and deemed non-authoritative.

2.  Inventories:

Inventories consist of the following:

	(Unaudited) June 30, 2009	December 31, 2008
Raw materials	$2,815,762	$3,446,285
Work in process	—	53,130
Finished goods	2,199,123	1,531,302

	5,014,885	5,030,717
Less: Reserve for obsolescence	(590,775)	(729,765)

Net inventories	$4,424,110	$4,300,952

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

3.  Goodwill and Other Intangible Assets:

At June 30, 2009, the Company had the following intangible assets:

	June 30, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	$1,373,042	$(112,902)	$1,260,140
Trademarks	922,809	(68,623)	854,186
Customer relationships	1,170,000	(145,833)	1,024,167
Non-compete agreement	60,000	(17,500)	42,500
Product certification and licensing costs	134,695	(67,346)	67,349

	$3,660,546	$(412,204)	$3,248,342

Intangible assets not subject to amortization:
Goodwill	$3,008,921	$—	$3,008,921

At December 31, 2008, the Company had the following intangible assets:

	December 31, 2008
	Gross Carrying Amount	Impairment Recognized	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	$1,712,173	$(410,000)	$(85,139)	$1,217,034
Trademarks	918,369	—	(42,181)	876,188
Customer relationships	1,170,000	—	(87,333)	1,082,667
Non-compete agreement	140,000	(80,000)	(10,000)	50,000
Product certification and licensing costs	139,685	—	(59,041)	80,644
Backlog	10,000	—	(10,000)	—

	$4,090,227	$(490,000)	$(293,694)	$3,306,533

Intangible assets not subject to amortization:
Trademark	$190,000	$(190,000)	$—	$—
Goodwill	4,385,147	(1,458,989)	—	2,926,158

	$4,575,147	$(1,648,989)	$—	$2,926,158

Remaining estimated annual amortization expense is approximately as follows:

Year Ending December 31:
2009	$143,770
2010	284,487
2011	278,115
2012	255,369
2013	249,238
Thereafter	1,817,926

$3,028,905

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

At June 30, 2009, the Company had $219,437 of patent applications and pending patents and trademarks. Estimated annual amortization for these patent applications and pending patents and trademarks is not included in the table above.

4.  Restructuring of Operations:

In order to reduce operating expenses and increase synergies between its business lines, the Company made a strategic decision in the fourth quarter of 2008 to integrate the operations of its wholly owned subsidiary, Advanced Lighting Systems, LLC (ALS), with Nexxus’ operations in Orlando, Florida. In the first quarter of 2009, the Company closed ALS’ Sauk Centre facility and transferred production to its Orlando facility and to existing third party manufacturers. As of June 30, 2009 and December 31, 2008, the Company had accrued employee stay bonuses and termination benefits of $18,194 and $22,681, respectively. In addition, as of December 31, 2008, the Company had accrued a $565,500 liability for the settlement of a related party office lease termination and certain severance obligations, which was paid by issuing 78,000 shares of common stock in April 2009. In connection with this restructuring, the Company incurred approximately $9,000 of additional stay bonuses and termination benefits in 2009.

5.  Stock-Based Compensation:

The Company adopted a stock option plan in 1994 (the “1994 Plan”) that provided for the grant of incentive stock options and nonqualified stock options, and reserved 450,000 shares of the Company’s common stock for future issuance under the plan. The option price must have been at least 100% of market value at the date of the grant and the options have a maximum term of 10 years. Options granted typically vest ratably over a three-year period or based on achievement of performance criteria. The Company typically grants selected executives and other key employees share option awards, whose vesting is contingent upon meeting various departmental and company-wide performance goals including sales targets and net profit targets. As of June 30, 2009, options to purchase 21,750 shares of common stock were vested and exercisable under the 1994 Plan. The 1994 Plan terminated in 2004.

On September 18, 2003, the Company adopted a new stock option plan (the “2003 Plan”) that provides for the grant of incentive stock options and nonqualified stock options, and reserved 450,000 additional shares of the Company’s common stock for future issuance under the plan. The 2003 Plan was subsequently amended to increase the number of shares reserved for issuance thereunder to 670,000. During the second quarter of 2008, the 2003 Plan was further amended to increase the number of shares reserved for issuance to 810,000. The option price of incentive stock options must be at least 100% of market value at the date of the grant and incentive stock options have a maximum term of 10 years. Options granted typically vest ratably over a three-year period or based on achievement of performance criteria. The Company typically grants selected executives and other key employees share option awards, whose vesting is contingent upon meeting various departmental and company-wide performance goals including sales targets and net profit targets. As of June 30, 2009, options to purchase 430,657 shares of common stock were vested and exercisable under the 2003 Plan. In March 2009, the Company amended the 2003 Plan to extend the post-service termination exercise period of nonstatutory stock options granted to directors for their service to the Company as directors from three months after the director’s termination date to the tenth anniversary of the date of grant.

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The following table summarizes activity in the stock option plans for the six months ended June 30, 2009:

	Shares Available for Future Grant	Number of Shares Outstanding Under Option	Weighted Average Exercise Price
Balance, January 1, 2008	147,368	581,817	$4.31
Increase in options under the 2003 Plan	140,000	—
Options granted at market	(219,450)	219,450	$6.93
Options exercised	—	(43,465)	$4.49
Options forfeited or expired	163,651	(168,251)	$5.71

Balance, December 31, 2008	231,569	589,551	$4.87

Options granted at market	(216,950)	216,950	$6.90
Options exercised	—	(63,964)	$4.99
Options forfeited or expired	27,791	(29,791)	$5.65

Balance, June 30, 2009	42,410	712,746	$5.44

The weighted average fair value of options granted at market during the six months ended June 30, 2009 and 2008 was $5.07 and $5.01 per option, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2009 and 2008 was $107,796 and $87,389, respectively. The aggregate intrinsic value of the outstanding exercisable options at June 30, 2009 and 2008 was $773,433 and $1,385,240, respectively.

6.  Preferred Stock and Warrants:

At June 30, 2009, the Company is authorized to issue 5,000,000 shares of Preferred Stock, of which 3,000 shares have been designated as Series A Preferred Stock.

On November 11, 2008, the Company entered into a Preferred Stock and Warrant Purchase Agreement (the Stock Purchase Agreement) with a limited number of stockholders and their affiliates, all of which were accredited investors. Pursuant to the Stock Purchase Agreement, the Company issued Series A convertible preferred stock (the Preferred Stock) and warrants in a private placement, for aggregate consideration of $7,855,776 (before issuance costs incurred in 2008 of $390,513), consisting of $3,974,600 in cash, cancellation of $3,592,630 in principal and accrued interest on the Company’s secured promissory notes and $288,546 as compensation for issuance costs in lieu of cash. The net proceeds are being used for working capital and general corporate purposes, including supporting the launch of new products.

The Company issued 1,513.45 units of Preferred Stock and warrants (Preferred Stock Units) at a stated value of $5,000 per unit for an aggregate consideration of $7,567,230. Each unit consists of one share of Series A convertible Preferred Stock and warrants to purchase 750 shares of common stock (totaling 1,135,083 common shares under warrants) at an exercise price of $6.40 per share expiring three years from the date of issuance. An additional 57.71 units were issued to the placement agent, consisting of 57.71 shares of Preferred Stock and warrants to purchase 43,282 shares of common stock, at an exercise price of $6.40 per share. Because the Preferred Stock was not redeemed prior to six months after the closing date of the transaction, warrants to purchase 375 additional shares of the Company’s common stock per unit were issued. If the Preferred Stock is not redeemed prior to one year after the closing date of the agreement, warrants to purchase 375 additional shares of the Company’s common stock per unit will be issued. If the Preferred Stock, or a portion of the Preferred Stock, is redeemed after six months but prior to one year after the closing date of the agreement, the warrants to purchase the Company’s common stock will be prorated for the time the Preferred Stock is

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

outstanding. In total, if the Preferred Stock remains outstanding for one year, the holders of Preferred Stock will be issued warrants to purchase a total of 1,500 shares of common stock for each Preferred Stock Unit (collectively, the Preferred Warrants), for a total of 2,356,731 common shares under warrants.

The Preferred Stock is redeemable by the Company at any time and the holders are initially entitled to cumulative dividends at the rate of 8% per annum, increasing to 10% commencing 180 days after the date of issuance and 16% commencing 360 days after the date of issuance. The dividends are payable in cash, with an initial payment date of November 1, 2009. At the option of the holder, the preferred stock is convertible at any time commencing four years after issuance into shares of common stock at a conversion rate equal to the market price of the Company’s common stock at the time of the conversion or $6.59, whichever is greater. As of June 30, 2009, the Company had accrued $418,975 of dividends.

Preferred Stock Units Issued for Cash – The Company issued 794.92 Preferred Stock Units for cash consideration of $3,974,600. EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (EITF 98-5), as amended and interpreted by EITF No. 00-27, “Application of Issue 98-5 to Certain Convertible Securities” (EITF 00-27), requires companies to calculate an effective conversion rate which gives effect to the allocation of proceeds from the transactions to the warrants on a relative fair value basis. To allocate the proceeds based on the relative fair values of the Preferred Stock and the Preferred Warrants, the Company used a third party valuation firm to value the Preferred Stock and the Preferred Warrants. Using a simulation model of discounted cash flows, the relative fair value of the Preferred Warrants was estimated to be $1,806,837 on the date of issue, which is recorded in additional paid-in capital. The total allocated to the Preferred Stock was $2,167,763, of which $1,806,838 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital. A beneficial conversion feature is recorded when the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, is below the fair value of the common stock at the date of issuance of the convertible instruments.

Preferred Stock Units Exchanged for Promissory Notes – In exchange for the cancellation of $3,500,000 in principal amount of secured promissory notes and $92,630 of accrued interest relating to the promissory notes, the Company issued 718.53 Preferred Stock Units. The fair value of the Preferred Stock Units was determined using a simulation model of discounted cash flows by a third party valuation firm and was estimated to be $5,000 per unit, for a total gross fair value of $3,592,630 on the date of issue. The third party valuation firm estimated the fair value of the Preferred Warrants to total $1,633,195. The gross fair value of the Preferred Stock totaled $1,959,435, of which $1,633,195 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital.

Preferred Stock Units Issued to the Placement Agent – The Company issued 57.71 Preferred Stock Units to the placement agent in exchange for services received. The Company estimated the fair value of the services received to be $288,546, based on the agreement with the placement agent. Using a simulation model of discounted cash flows, the fair value of the Preferred Warrants was estimated to be $131,172 on the date of issue, which is recorded in additional paid-in capital. The total allocated to the Preferred Stock was $157,374, of which $131,172 was allocated to the beneficial conversion feature and is recorded in additional paid-in capital.

Following the allocation of the beneficial conversion features and Preferred Warrants above, the Company considered the probability that the Preferred Stock holders would convert to common stock. The Preferred Stock is redeemable by the Company at any time and a percentage is redeemable at the option of the holder if the Company raises equity capital in excess of $5,000,000. Although the Preferred Stock does not have a stated maturity provision, the Company believes the conversion to common stock or redemption of the Preferred Stock, is more likely than not. As a result, the Company is required to recognize as a deemed dividend, the

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

amount by which the stated value of the preferred stock exceeds the carrying value. The deemed distribution of $7,142,409 is recorded as an accretion to the Preferred Stock in our stockholders’ equity and a charge to additional paid-in capital, as the Company has an accumulated deficit on the date of the transaction, over the four-year period from the date of issuance to the earliest conversion date using the effective yield method. For the six months ended June 30, 2009, $268,311 of the deemed distribution has been recognized as a return to the preferred shareholders and has been reflected as an adjustment to the net loss attributable to common stockholders on the Company’s consolidated statements of operations.

The Preferred Stock and Warrant Purchase Agreement contains certain financial covenant requirements and other provisions, the failure of which would result in an Event of Default, resulting in an immediate increase in the stated dividend rate to 16% and the right to designate one member of the Company’s Board of Directors. As of June 30, 2009, the Company is in compliance with all related financial covenants and no Event of Default has occurred.

7.  Promissory Notes and Warrants

On June 18, 2009, the Company entered into a Note and Warrant Purchase Agreement (the Note Purchase Agreement), with a limited number of accredited investors. Pursuant to the Note Purchase Agreement, the Company sold an aggregate of $3,800,000 in principal amount of secured promissory notes (the Notes) and 285,000 warrants (the Note Warrants) to purchase shares of the Company’s common stock. The Notes are payable in full on January 5, 2011 and incur simple interest at the rate of 10.0% per year. The interest is payable a year after the closing date and at maturity. The Notes are secured by all of the assets of the Company.

The Note Warrants are immediately exercisable at an exercise price of $6.43 per share and expire three years after the date of issuance. Note Warrants to purchase 0.075 shares of the Company’s common stock were issued for each $1.00 in principal amount of the Notes sold to each purchaser. The Note Purchase Agreement requires additional warrants (the Additional Warrants) to be issued at the earlier of a year after the issuance date of the Notes, or the date on which the principal and interest on the Notes is paid in full. The Additional Warrants accrue ratably over the 365 day period at a rate of 7.5% of the aggregate principal amount of all Notes issued pursuant to the Note Purchase Agreement, and otherwise carry the same terms as the Note Warrants issued upon closing of the Note Purchase Agreement. If the Notes remain outstanding for a year, 285,000 Additional Warrants will be issued. If the Notes, or a portion of the Notes, are redeemed prior to one year after the date the Notes were issued, the number of Additional Warrants issued will be prorated for the time the Notes are outstanding.

The Company used a third party valuation firm to value the Notes, Note Warrants, and Additional Warrants. Using a simulation model of discounted cash flows, the relative fair value of the Notes was calculated to be $3,229,675. The fair value of the Note Warrants and Additional Warrants was calculated to be $570,325. The fair value of the Note Warrants was calculated using the Black-Scholes model with the following assumptions: Expected life in years: 3; Estimated volatility: 30%; Risk-free interest rate: 1.86%; Dividend yield: 0%. The fair value of the Additional Warrants was calculated using the Black-Scholes model with a probability matrix for the number of warrants issued and the vesting date of the warrants: Expected life in years: 3; Estimated volatility: 30%; Dividend yield: 0%; Risk-free interest rate: weighted average based on the time to expiration with the 5 year US Treasury bill rate of 2.86%.

The proceeds from the Notes have been discounted for the relative fair value of the Note Warrants and Additional Warrants of $570,325, which was recorded as additional paid-in capital. The discount is amortized over the life of the Notes using the effective interest method. As of June 30, 2009, $11,183 of the discount has been amortized to interest expense.

Nexxus Lighting, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)—(Continued)

The Company incurred $196,353 of deferred financing costs which are being amortized over the life of the Notes using the effective interest method. The Company issued 20,684 shares of common stock to the placement agent for services in connection with the private placement. The Company estimated the fair value of the services received to be $133,000, based on the agreement with the placement agent. As of June 30, 2009, $3,848 of the deferred financing costs has been amortized to interest expense.

8.  Contingencies:

In the ordinary course of business the Company may become a party to various legal proceedings generally involving contractual matters, infringement actions, product liability claims and other matters. The Company is not currently a party to any pending legal proceedings.

9.  Subsequent Events:

The Company has evaluated subsequent events through August 14, 2009, the date on which this Form 10-Q was filed with the Securities and Exchange Commission. No material subsequent events have occurred since June 30, 2009 that requires recognition or disclosure in these financial statements.

OFFICE BUILDING
ORLANDO, FLORIDA USA

DEBENHAMS
WATERFORD, IRELAND

PALACIO MUNICIPAL
DURANGO, MEXICO

BALKIRIA RESTAURANT
MEXICO CITY, MEXICO

STRATOSPHERE HOTEL AND CASINO
LAS VEGAS, NEVADA USA

RESIDENTIAL POOL
SINGAPORE

Nexxus Lighting connects customers with advanced lighting technology including commercial grade LED and fiber optic lighting systems and controls for exterior flood lighting, accent lighting, linear lighting, underwater lighting, landscape lighting and sign lighting. Our focus is on the expanding market for LED lighting systems, fiber optic lighting and other emerging "white light" technologies. **Life's Brighter!**

NEXXUS™
LIGHTING

5,000,000 shares

Nexxus Lighting, Inc.

Common Stock

PROSPECTUS

Canaccord Adams

Wedbush Securities

                     , 2009

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of all expenses (other than underwriting discounts and commissions) to be paid in connection with this offering, all of which will be paid by us.

Securities and Exchange Commission filing fee	$1,412
FINRA fee	3,030
Legal fees and expenses	250,000
Accounting fees and expenses	50,000
Printing and engraving expenses	50,000
Miscellaneous fees and expenses	50,000

Total	$404,442

Item 14.	Indemnification of Directors and Officers.

We are incorporated in the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses actually and reasonably incurred in connection with any such action, suit or proceeding.

Our Certificate of Incorporation and Bylaws provide for indemnification of directors and officers and certain other persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware (relating to liability for unauthorized purchases or redemptions of, or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The Ninth Paragraph of our Certificate of Incorporation contains such a provision and further provides that if Section 102(b)(7) of the General Corporation Law of the State of Delaware is amended or supplemented thereafter, then the liability of a director of ours shall be eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as so amended.

We maintain insurance coverage for our directors and officers under a directors and officer’s liability insurance policy as well as coverage to reimburse us for potential costs of our indemnification of directors and officers.

We have adopted the provisions described above in our Certificate of Incorporation and our Bylaws. We have also entered into indemnification agreements with each of the members of our board of directors and our executive officers. Under the terms of the indemnification agreements, each director is entitled to the right of indemnification if, by reason of his corporate status, he is, or is threatened to be made, a party to or participant in any threatened, pending or completed proceedings. We will indemnify each such director and executive officer against expenses, judgments, penalties, etc. actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. We will indemnify each such director and executive officer for all expenses actually and reasonably incurred if he is successful on the merits. The indemnification agreements also provide for advancement of reasonable expenses, subject to proper notice being submitted to us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or controlling persons under the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Nexxus in the successful defense of any suit or proceeding) is asserted by a director, officer or controlling person of ours in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us during the past three years.

On April 11, 2007, each share of our Class A common stock was automatically reclassified as and converted into one share of our common stock, $.001 par value per share. Accordingly, all of the following information has been adjusted to reflect the reclassification of our Class A common stock to common stock.

On December 7, 2006, we closed the private offering to a limited number of accredited investors of approximately 40,360 units at a price of $223.00 per unit, resulting in gross cash subscriptions of approximately $9 million, and net proceeds to us of approximately $8.35 million. Each unit consisted of 100 shares of common stock, a warrant to purchase 60 shares of common stock exercisable at $2.23 per share, expiring five years from the date of issuance, and a second warrant to purchase 15 shares of common stock exercisable at $3.00 per share, expiring five years from the date of issuance. In connection with the private placement, the placement agent received $630,000 in cash and a warrant to purchase 322,870 shares of common stock. Neither our shares of common stock nor the shares of common stock underlying the warrants were registered under the Securities Act. We offered and sold the units in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act and on Rule 506 under the Securities Act. Each purchaser of the units represented to us that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On March 26, 2007, we entered into an Exchange Agreement with the Kingstone Family Limited Partnership II (“KFLP”), an entity controlled by Brett M. Kingstone, our former Chairman of the Board, President and Chief Executive Officer, pursuant to which KFLP exchanged 483,264 shares of our Class B common stock, $.001 par value per share, constituting all of the issued and outstanding shares of our Class B common stock, for 604,080 shares of our common stock. The exchange eliminated the disparity in voting rights between the Class B common stock, which was entitled to five votes per share and our common stock, which is entitled to one vote per share. The exchange was effected in a private transaction exempt from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act. KFLP represented to us that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On September 28, 2007, we completed the merger of Advanced Lighting Systems, Inc., a Minnesota corporation (“ALS”), with and into Advanced Lighting Systems, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“Merger Sub”) pursuant to the terms of an agreement and plan of merger, dated as of August 3, 2007, among us, Merger Sub and Paul Streitz, the sole shareholder of ALS (the “Merger Agreement”). Pursuant to the Merger Agreement, ALS was merged with and into Merger Sub, with Merger Sub continuing as the surviving entity. Under the terms of the Merger Agreement, the sole shareholder of ALS received cash consideration of approximately $1.1 million and 260,000 shares of our common stock at closing, and was entitled to possible future earn-out payments, based upon achievement of certain performance milestones for the years ending December 31, 2007 and December 31, 2008, of up to an aggregate of 425,000 additional shares of our common stock. Mr. Streitz received an aggregate of 25,000 additional shares of our common stock pursuant to such earn-out provisions and we have no further obligations thereunder. The shares of our common stock issued in the merger and which were issued pursuant to the earn-out provisions of the Merger Agreement were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Mr. Streitz represented to us that he is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On April 30, 2008, we acquired all of the outstanding capital stock of Lumificient Corporation, a Minnesota corporation (“Lumificient”), pursuant to the terms of a stock purchase agreement, dated as of April 30, 2008, among us, Lumificient and the shareholders of Lumificient (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase

Agreement, the shareholders of Lumificient received cash consideration of $1.1 million (of which $100,000 is subject to a remaining indemnity holdback) and 475,000 shares of our common stock at closing, and were entitled to possible future earn-out payments, based upon achievement of certain performance milestones for the years ending December 31, 2008 and December 31, 2009, of up to an aggregate of 1,725,000 additional shares of our common stock. The shareholders of Lumificient have received an aggregate of 59,000 additional shares of our common stock with respect to the 2008 performance milestones and may receive up to 1,322,000 additional shares of our common stock in connection with the 2009 performance milestones. The shares of our common stock issued in the acquisition and which may be issued pursuant to the earn-out provisions of the Stock Purchase Agreement were, or in the case of the future earn-out shares, if any, will be, issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Each of the Lumificient shareholders represented to us that such shareholder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On June 26, 2008, we entered into a Note and Warrant Purchase Agreement (the “2008 Note Purchase Agreement”) with a limited number of accredited investors. Pursuant to the 2008 Note Purchase Agreement, we issued and sold to such investors an aggregate of $3.5 million in principal amount of secured promissory notes (the “2008 Notes”) and warrants to purchase 218,750 shares of our common stock at an exercise price of $7.33 per share, expiring three years from the date of issuance. The sale of the 2008 Notes and warrants resulted in gross proceeds to us of approximately $3.5 million. Each investor received warrants equal to .0625 shares for each $1.00 in principal amount of the 2008 Notes payable to such investor. The exercise price of the warrants was subject to adjustment in the event that prior to June 26, 2009, we issued Additional Stock (as defined in the warrants) for a consideration per share less than the exercise price of the warrants in effect immediately prior to such issuance. In accordance with this adjustment, in November 2008, the exercise price of the warrants issued in June 2008 was reset to $6.40, the exercise price of the 2008 Warrants described below. We agreed to issue additional warrants to purchase .0625 shares of our common stock for each $1.00 in principal amount of the 2008 Notes outstanding, for each six month period the 2008 Notes were outstanding after the first six month period. No additional warrants were issued pursuant to this provision. Pursuant to a security agreement, a stock pledge and security agreement and a limited liability company equity interest pledge and security agreement entered into in connection with the 2008 Note Purchase Agreement, the 2008 Notes were secured by a security interest in substantially all of our assets. We paid the placement agent for the private placement a fee equal to 3% of the gross proceeds received by us from the sale of the 2008 Notes. Neither the 2008 Notes, the warrants, nor the shares of common stock underlying the warrants have been registered for sale under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act, or an applicable exemption from the registration requirements. The issuance and sale of the 2008 Notes and the warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each purchaser of the 2008 Notes and the warrants represented to us that such purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On November 11, 2008, we entered into a Preferred Stock and Warrant Purchase Agreement (the “Preferred Stock Agreement”) with a limited number of accredited investors. Pursuant to the Preferred Stock Agreement, we sold to such investors approximately 1,500 units at a price of $5,000 per unit, resulting in aggregate consideration of $7,567,230, consisting of $3,974,600 in cash and cancellation of $3,592,630 million in principal amount of indebtedness and accrued interest under the 2008 Notes. The purchase price for the units was payable either in cash or by the delivery to us of, and cancellation of all principal and accrued interest as of the date of the closing on, the 2008 Notes, with the aggregate amount of principal and interest on such cancelled 2008 Notes being applied against the purchase price of the units on a dollar for dollar basis. As a result of this transaction, we have no further obligations under the 2008 Notes and the related transaction documents. Each unit consisted of one share of our Series A preferred stock, $.001 par value per share (the “Series A preferred stock”), and a warrant to purchase 750 shares of our common stock exercisable at $6.40 per share, expiring three years from the date of issuance (the “2008 Warrants”). We issued 2008 Warrants to purchase an aggregate of 1,178,365 shares of our common stock at closing. We also agreed to issue to the holders of the Series A preferred stock additional 2008 Warrants to purchase an aggregate number of shares of our common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants if all of the shares of Series A preferred stock were not redeemed prior to the date which was six months after the closing of the private placement. Thus, on May 12, 2009, we issued additional warrants to purchase 589,184 shares of our common stock. If all of the shares of Series A preferred stock are not redeemed prior to the first anniversary of the closing of the private placement, then we will issue to the holders of the Series A preferred stock additional warrants to purchase an aggregate number of our shares of common stock equal to 50% of the number of shares of common stock which may be purchased upon exercise of the 2008 Warrants. Thus, if all of the shares of the Series A preferred stock are not redeemed by November 12, 2009, warrants to purchase 589,184 additional shares of our common stock will be issued.

We paid the placement agent for the November 2008 private placement a fee equal to the sum of 5% of the gross proceeds we received in cash and 2.5% of the gross proceeds we received in the form of cancellation of indebtedness. The fee was paid by issuing to the placement agent or its designees such number of units having a purchase price equal to the aggregate amount of the fee. A total of 57.71 units were issued to the placement agent and its designees, consisting of 57.71 shares of Series A preferred stock and 2008 Warrants to purchase 43,283 shares of our common stock. We issued the placement agent and its designees warrants to purchase an additional 21,642 shares of our common stock in May 2009 and, if all of the shares of Series A preferred stock are not redeemed by November 12, 2009, warrants to purchase 21,642 additional shares of our common stock will be issued to the placement agent and/or its designees. Neither the Series A preferred stock, the 2008 Warrants, nor the shares of common stock underlying the 2008 Warrants or issuable upon conversion of the Series A preferred stock have been registered for sale under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act, or an applicable exemption from the registration requirements. The issuance and sale of the Series A preferred stock and the 2008 Warrants was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each purchaser of the Series A preferred stock and 2008 Warrants represented to us that such purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On March 12, 2009, we entered into a Separation, Termination and Release Agreement (the “Separation Agreement”) between Advanced Lighting Systems, LLC, Paul Streitz, the former president of Advanced Lighting Systems, LLC, and Streitz Properties, LLC, a company controlled by Mr. Streitz. Pursuant to the Separation Agreement and as additional consideration for the covenants, agreements and releases of Mr. Streitz and Streitz Properties, LLC contained in the Separation Agreement, we issued and sold to Mr. Streitz 78,000 shares of our common stock in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Mr. Streitz has represented to us that he is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On June 18, 2009, we entered into a Note and Warrant Purchase Agreement (the “2009 Purchase Agreement”) with a limited number of accredited investors. Pursuant to the 2009 Purchase Agreement, we issued and sold to such investors an aggregate of $3.8 million in principal amount of secured promissory notes (the “2009 Notes”) and warrants (the “2009 Warrants”) to purchase 285,000 shares of our common stock at an exercise price of $6.43 per share, expiring three years from the date of issuance. Each investor received 2009 Warrants equal to .075 shares for each $1.00 in principal amount of the 2009 Notes payable to such investor. Additional warrants to purchase an aggregate number of shares of our common stock will be issued equal to the product obtained by multiplying (A) 7.5% of the aggregate principal amount of all 2009 Notes times (B) a fraction, the numerator of which is the number of days (up to a maximum of 365) which have elapsed from the issuance date of the 2009 Notes until all principal and interest on the 2009 Notes has been paid by us (but not to exceed 365 days in any event) and the denominator is 365. Pursuant to a security agreement, a stock pledge and security agreement and a limited liability company equity interest pledge and security agreement entered into in connection with the 2009 Purchase Agreement, the 2009 Notes are secured by a security interest in all of our assets. We paid the placement agent a fee equal to 3.5% of the gross proceeds received by us from the sale of the 2009 Notes by delivery of 20,684 shares of our common stock. Neither the 2009 Notes, the 2009 Warrants, the shares of common stock issued to the placement agent, nor the shares of common stock issuable upon exercise of the 2009 Warrants have been registered for sale under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. The issuance and sale of the 2009 Notes, the 2009 Warrants, and the shares of common stock issued to the placement agent was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each purchaser of the 2009 Notes and 2009 Warrants and the placement agent represented to us that such person or entity is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

On October 29, 2009, we entered into an agreement with the holders of all of our outstanding Series A preferred stock to exchange all 1,571.15 outstanding shares of our Series A preferred stock for other securities of our company (the “Exchange”). Effective upon consummation of this offering, we will exchange 1,091.15 shares of our Series A preferred stock for common stock. The number of shares of common stock to be delivered in the Exchange will be determined by dividing 5,455,750 by the greater of (i) $3.15 or (ii) the per share public offering price in this offering. Generally, all of the shares of common stock issuable in Exchange for our Series A preferred stock will be freely tradable without restriction or further registration under the federal securities laws.

The remaining 480 shares of our Series A preferred stock, which are owned by certain of our directors or entities affiliated with them, will be exchanged for convertible promissory notes (the “Exchange Notes”) in the aggregate principal amount of $2,400,000 and warrants to purchase an aggregate of 935,040 shares of our common stock (the “Exchange Warrants”). The Exchange Notes will bear interest at 1% per annum and mature three years after issuance. The number of shares of common stock deliverable upon conversion of the Exchange Notes will be determined by dividing the aggregate principal amount of the Exchange Notes by the sum of the “market value” of our common stock immediately preceding the entering into of the agreement to effect the Exchange (the “Exchange Agreement”) plus the warrant coverage value. “Market value” and warrant coverage value will be determined by applicable NASDAQ rules. “Market value” means the consolidated closing bid price of our common stock immediately preceding the entering into of the Exchange Agreement. Warrant coverage value means a value of $.125 for each 100% of warrant coverage. For each $1.00 in principal amount of an Exchange Note, the note holder will be issued Exchange Warrants to purchase .3896 shares of our common stock exercisable commencing six months after the issuance of the Exchange Warrants for a period terminating three years after the issuance of the Exchange Warrants at an exercise price equal to the “market value” of our common stock immediately preceding the entering into of the Exchange Agreement. There are no price-based anti-dilution provisions in the Exchange Notes or Exchange Warrants. In no event will the exercise price of the Exchange Warrants or the conversion price of the Exchange Notes be less than the greater of book or market value of our common stock immediately preceding the entering into of the Exchange Agreement. Neither the Exchange Notes, Exchange Warrants, nor the shares of common stock underlying the Exchange Warrants or the Exchange Notes have been registered for sale under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act, or an applicable exemption from the registration requirements. The issuance and sale of the Exchange Notes and the Exchange Warrants will be made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. Each purchaser of the Exchange Notes and the Exchange Warrants represented to us that such purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The transactions described above did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation**

3.2	Amendment to Certificate of Incorporation**

3.3	Amendment to Certificate of Incorporation(1)

3.4	Amendment to Certificate of Incorporation(2)

3.5	Bylaws**

4.1	Form of Common Stock Certificate(3)

4.2	Form of Common Stock Purchase Warrant issued to certain accredited investors and the placement agent to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $2.23 per share(9)

4.3	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $3.00 per share(9)

4.4	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $7.33 per share(4)

4.5	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $6.40 per share(21)

4.6	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $6.43 per share(22)

4.7	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Nexxus Lighting, Inc. (21)

Exhibit Number	Description

4.8	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock**

4.9	Form of Convertible Promissory Note of Nexxus Lighting, Inc.**

5.1	Opinion of Lowndes Drosdick Doster Kantor & Reed, P.A.*

10.1	Form of Indemnification Agreement(25)†

10.2	1994 Stock Option Plan, as amended and restated(2)†

10.3	2003 Stock Incentive Plan(6)†

10.4	Form of Warrant Agreement between Nexxus Lighting, Inc. and the Kingstone Family Limited Partnership II(7)†

10.5	Employment Agreement between Nexxus Lighting, Inc. and Michael A. Bauer dated February 11, 2008(14)†

10.6	Offer Letter between Nexxus Lighting, Inc. and Gary Langford dated December 30, 2008(24)†

10.7	Employment and Non-Competition Agreement between Advanced Lighting Systems, LLC and Paul Streitz dated September 28, 2007(17)†

10.8	Separation, Termination and Release Agreement between Paul Streitz, Streitz Properties, LLC, Nexxus Lighting, Inc. and Advanced Lighting Systems, LLC dated March 12, 2009(25)

10.9	Employment and Non-Competition Agreement between Lumificient Corporation and Carey Burkett dated May 1, 2008(18)†

10.10	Employment and Non-Competition Agreement between Nexxus Lighting, Inc. and Zdenko Grajcar dated May 1, 2008(18)†

10.11	Transition Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated September 9, 2005(8)†

10.12	Contingent Proceeds Participation Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated September 19, 2003(5)†

10.13	Lease for Southridge Commerce Park facility(10)

10.14	Lease for Floyd Smith Office Park facility(3)

10.15	Lease for Maple Grove, Minnesota facility**

10.16	Form of Note and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of June 26, 2008(4)

10.17	Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008(4)

10.18	Stock Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008(4)

10.19	Limited Liability Company Equity Interest Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008 (4)

10.20	Form of Secured Promissory Note by Nexxus Lighting, Inc. in favor of each purchaser in the private placement dated June 26, 2008(4)

10.21	Stock Purchase Agreement among Nexxus Lighting, Inc., Lumificient Corporation and the shareholders of Lumificient Corporation dated as of April 30, 2008,(18) as amended by that certain Letter Agreement dated June 26, 2008 (4)

10.22	Agreement and Plan of Merger among Nexxus Lighting, Inc., Advanced Lighting Systems, LLC, Advanced Lighting Systems, Inc. and Paul Streitz dated August 3, 2007(19)

10.23	Common Stock and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of December 7, 2006(9)

10.24	Form of Registration Rights Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement, dated as of December 7, 2006(9)

10.25	Registration Rights Agreement between Nexxus Lighting, Inc. and Cooper Lighting, Inc., dated as of November 23, 1998, included as Exhibit C to the Stock Purchase Agreement between Nexxus Lighting, Inc. and Cooper Lighting, Inc. dated as of November 23, 1998(11)

Exhibit Number	Description

10.26	Escrow Agreement between Nexxus Lighting, Inc. and RBC Centura Bank dated as of November 30, 2006(12)

10.27	Exchange Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated March 26, 2007(13)

10.28	Settlement and License Agreement between Nexxus Lighting, Inc. and Color Kinetics Incorporated dated December 4, 2006(15)#

10.29	Lease Termination Agreement between Nexxus Lighting, Inc. and Max King Realty, Inc. dated November 29, 2006(20)

10.30	Amendment to Participation Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated November 25, 2008(23)†

10.31	Assignment Agreement between Nexxus Lighting, Inc. and B&M Kingstone, LLC dated March 26, 2009(25)

10.32	Preferred Stock and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of November 11, 2008(21)

10.33	Note and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of June 18, 2009(22)

10.34	Form of Secured Promissory Note by Nexxus Lighting, Inc. in favor of each purchaser in the private placement dated June 18, 2009(22)

10.35	Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.36	Stock Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.37	Limited Liability Company Equity Interest Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.38	Nexxus Lighting, Inc. Preferred Stock Exchange Agreement dated October 29, 2009**

21.1	Subsidiaries of Nexxus Lighting, Inc.**

23.1	Consent of Cross, Fernandez & Riley LLP, Independent Registered Public Accounting Firm**

23.2	Consent of Lowndes Drosdick Doster Kantor & Reed, P.A. (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page of this registration statement)

*	To be filed by amendment
**	Filed herewith
#	Confidential treatment has been granted for portions of this agreement
†	Management contract or compensatory plan or agreement
(1)	Incorporated by Reference to our Definitive Proxy Statement filed April 29, 1997
(2)	Incorporated by Reference to our Definitive Proxy Statement filed March 27, 1998
(3)	Incorporated by Reference to our Annual Report on Form 10-KSB filed March 28, 2008
(4)	Incorporated by Reference to our Current Report on Form 8-K filed on July 2, 2008
(5)	Incorporated by Reference to our Quarterly Report on Form 10-QSB filed November 3, 2003
(6)	Incorporated by Reference to our Definitive Proxy Statement filed April 16, 2004
(7)	Incorporated by Reference to our Definitive Proxy Statement filed November 3, 2005
(8)	Incorporated by Reference to our Current Report on Form 8-K filed September 14, 2005
(9)	Incorporated by Reference to our Current Report on Form 8-K filed on December 8, 2006
(10)	Incorporated by Reference to our Current Report on Form 8-K filed on December 5, 2006
(11)	Incorporated by Reference to our Quarterly Report on Form 10-QSB/A filed December 1, 1998
(12)	Incorporated by Reference to our Registration Statement on Form S-3/A (File No. 333-140286)
(13)	Incorporated by Reference to our Current Report on Form 8-K filed on March 29, 2007
(14)	Incorporated by Reference to our Current Report on Form 8-K filed February 14, 2008

(15)	Incorporated by Reference to our Annual Report on Form 10-KSB filed April 3, 2007
(16)	Incorporated by Reference to our Current Report on Form 8-K filed April 30, 2007
(17)	Incorporated by Reference to our Current Report on Form 8-K filed September 28, 2007
(18)	Incorporated by Reference to our Current Report on Form 8-K filed May 1, 2008
(19)	Incorporated by Reference to our Current Report on Form 8-K filed August 7, 2007
(20)	Incorporated by Reference to our Current Report on Form 8-K filed December 5, 2006
(21)	Incorporated by Reference to our Current Report on Form 8-K filed November 13, 2008
(22)	Incorporated by Reference to our Current Report on Form 8-K filed June 22, 2009
(23)	Incorporated by Reference to our Current Report on Form 8-K filed December 1, 2008
(24)	Incorporated by Reference to our Current Report on Form 8-K/A filed January 9, 2009
(25)	Incorporated by Reference to our Annual Report on Form 10-K filed March 27, 2009

(b) Financial Statement Schedules.

All financial statement schedules are omitted because they are inapplicable, they are not required, or the information is indicated elsewhere in our financial statements or the notes thereto.

Item 17.	Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 29th day of October, 2009.

NEXXUS LIGHTING, INC.

By:	/s/ Michael A. Bauer
Michael A. Bauer President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Bauer and Gary R. Langford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael A. Bauer Michael A. Bauer	Chief Executive Officer, President and Director (Principal Executive Officer)	October 29, 2009

/s/ Gary R. Langford Gary R. Langford	Chief Financial Officer (Principal Financial and Accounting Officer)	October 29, 2009

/s/ Edgar Protiva Edgar Protiva	Director	October 29, 2009

/s/ Brian McCann Brian McCann	Director	October 29, 2009

/s/ Michael Brown Michael Brown	Director	October 29, 2009

/s/ Chris Richardson Chris Richardson	Director	October 29, 2009

/s/ William Yager William Yager	Director	October 29, 2009

/s/ Patrick Doherty Patrick Doherty	Director	October 29, 2009

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement*

3.1	Certificate of Incorporation**

3.2	Amendment to Certificate of Incorporation**

3.3	Amendment to Certificate of Incorporation(1)

3.4	Amendment to Certificate of Incorporation(2)

3.5	Bylaws**

4.1	Form of Common Stock Certificate(3)

4.2	Form of Common Stock Purchase Warrant issued to certain accredited investors and the placement agent to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $2.23 per share(9)

4.3	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $3.00 per share(9)

4.4	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $7.33 per share(4)

4.5	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $6.40 per share(21)

4.6	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock at an exercise price of $6.43 per share(22)

4.7	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Nexxus Lighting, Inc. (21)

4.8	Form of Common Stock Purchase Warrant issued to certain accredited investors to purchase shares of Nexxus Lighting, Inc. common stock**

4.9	Form of Convertible Promissory Note of Nexxus Lighting, Inc.**

5.1	Opinion of Lowndes Drosdick Doster Kantor & Reed, P.A.*

10.1	Form of Indemnification Agreement(25)†

10.2	1994 Stock Option Plan, as amended and restated(2)†

10.3	2003 Stock Incentive Plan(6)†

10.4	Form of Warrant Agreement between Nexxus Lighting, Inc. and the Kingstone Family Limited Partnership II(7)†

10.5	Employment Agreement between Nexxus Lighting, Inc. and Michael A. Bauer dated February 11, 2008(14)†

10.6	Offer Letter between Nexxus Lighting, Inc. and Gary Langford dated December 30, 2008(24)†

10.7	Employment and Non-Competition Agreement between Advanced Lighting Systems, LLC and Paul Streitz dated September 28, 2007(17)†

10.8	Separation, Termination and Release Agreement between Paul Streitz, Streitz Properties, LLC, Nexxus Lighting, Inc. and Advanced Lighting Systems, LLC dated March 12, 2009(25)

10.9	Employment and Non-Competition Agreement between Lumificient Corporation and Carey Burkett dated May 1, 2008(18)†

10.10	Employment and Non-Competition Agreement between Nexxus Lighting, Inc. and Zdenko Grajcar dated May 1, 2008(18)†

10.11	Transition Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated September 9, 2005(8)†

10.12	Contingent Proceeds Participation Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated September 19, 2003(5)†

10.13	Lease for Southridge Commerce Park facility(10)

Exhibit Number	Description

10.14	Lease for Floyd Smith Office Park facility(3)

10.15	Lease for Maple Grove, Minnesota facility**

10.16	Form of Note and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of June 26, 2008(4)

10.17	Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008(4)

10.18	Stock Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008(4)

10.19	Limited Liability Company Equity Interest Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 26, 2008 (4)

10.20	Form of Secured Promissory Note by Nexxus Lighting, Inc. in favor of each purchaser in the private placement dated June 26, 2008(4)

10.21	Stock Purchase Agreement among Nexxus Lighting, Inc., Lumificient Corporation and the shareholders of Lumificient Corporation dated as of April 30, 2008,(18) as amended by that certain Letter Agreement dated June 26, 2008 (4)

10.22	Agreement and Plan of Merger among Nexxus Lighting, Inc., Advanced Lighting Systems, LLC, Advanced Lighting Systems, Inc. and Paul Streitz dated August 3, 2007(19)

10.23	Common Stock and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of December 7, 2006(9)

10.24	Form of Registration Rights Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement, dated as of December 7, 2006(9)

10.25	Registration Rights Agreement between Nexxus Lighting, Inc. and Cooper Lighting, Inc., dated as of November 23, 1998, included as Exhibit C to the Stock Purchase Agreement between Nexxus Lighting, Inc. and Cooper Lighting, Inc. dated as of November 23, 1998(11)

10.26	Escrow Agreement between Nexxus Lighting, Inc. and RBC Centura Bank dated as of November 30, 2006(12)

10.27	Exchange Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated March 26, 2007(13)

10.28#	Settlement and License Agreement between Nexxus Lighting, Inc. and Color Kinetics Incorporated dated December 4, 2006(15)

10.29	Lease Termination Agreement between Nexxus Lighting, Inc. and Max King Realty, Inc. dated November 29, 2006(20)

10.30†	Amendment to Participation Agreement between Nexxus Lighting, Inc. and Brett M. Kingstone dated November 25, 2008(23)

10.31	Assignment Agreement between Nexxus Lighting, Inc. and B&M Kingstone, LLC dated March 26, 2009(25)

10.32	Preferred Stock and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of November 11, 2008(21)

10.33	Note and Warrant Purchase Agreement between Nexxus Lighting, Inc. and each purchaser in the private placement dated as of June 18, 2009(22)

10.34	Form of Secured Promissory Note by Nexxus Lighting, Inc. in favor of each purchaser in the private placement dated June 18, 2009(22)

10.35	Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.36	Stock Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.37	Limited Liability Company Equity Interest Pledge and Security Agreement between Nexxus Lighting, Inc. and Jay Weil dated June 18, 2009(22)

10.38	Nexxus Lighting, Inc. Preferred Stock Exchange Agreement dated October 29, 2009**

21.1	Subsidiaries of Nexxus Lighting, Inc.**

Exhibit Number	Description

23.1	Consent of Cross, Fernandez & Riley LLP, Independent Registered Public Accounting Firm**

23.2	Consent of Lowndes Drosdick Doster Kantor & Reed, P.A. (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page of this registration statement)

*	To be filed by amendment
**	Filed herewith
#	Confidential treatment has been granted for portions of this agreement
†	Management contract or compensatory plan or agreement
(1)	Incorporated by Reference to our Definitive Proxy Statement filed April 29, 1997
(2)	Incorporated by Reference to our Definitive Proxy Statement filed March 27, 1998
(3)	Incorporated by Reference to our Annual Report on Form 10-KSB filed March 28, 2008
(4)	Incorporated by Reference to our Current Report on Form 8-K filed on July 2, 2008
(5)	Incorporated by Reference to our Quarterly Report on Form 10-QSB filed November 3, 2003
(6)	Incorporated by Reference to our Definitive Proxy Statement filed April 16, 2004
(7)	Incorporated by Reference to our Definitive Proxy Statement filed November 3, 2005
(8)	Incorporated by Reference to our Current Report on Form 8-K filed September 14, 2005
(9)	Incorporated by Reference to our Current Report on Form 8-K filed on December 8, 2006
(10)	Incorporated by Reference to our Current Report on Form 8-K filed on December 5, 2006
(11)	Incorporated by Reference to our Quarterly Report on Form 10-QSB/A filed December 1, 1998
(12)	Incorporated by Reference to our Registration Statement on Form S-3/A (File No. 333-140286)
(13)	Incorporated by Reference to our Current Report on Form 8-K filed on March 29, 2007
(14)	Incorporated by Reference to our Current Report on Form 8-K filed February 14, 2008
(15)	Incorporated by Reference to our Annual Report on Form 10-KSB filed April 3, 2007
(16)	Incorporated by Reference to our Current Report on Form 8-K filed April 30, 2007
(17)	Incorporated by Reference to our Current Report on Form 8-K filed September 28, 2007
(18)	Incorporated by Reference to our Current Report on Form 8-K filed May 1, 2008
(19)	Incorporated by Reference to our Current Report on Form 8-K filed August 7, 2007
(20)	Incorporated by Reference to our Current Report on Form 8-K filed December 5, 2006
(21)	Incorporated by Reference to our Current Report on Form 8-K filed November 13, 2008
(22)	Incorporated by Reference to our Current Report on Form 8-K filed June 22, 2009
(23)	Incorporated by Reference to our Current Report on Form 8-K filed December 1, 2008
(24)	Incorporated by Reference to our Current Report on Form 8-K/A filed January 9, 2009
(25)	Incorporated by Reference to our Annual Report on Form 10-K filed March 27, 2009